Filed Pursuant to Rule 424(b)(3)

Registration No. 333-144245

PROSPECTUS

(Proposed Holding Company for United Bank)

Up to 12,937,500 Shares of Common Stock

United Financial Bancorp, Inc., a Maryland corporation (“United Financial-Maryland”), is offering shares of common stock for sale in connection with the “second-step” conversion of United Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock we are offering represent the 53.8% ownership interest in United Financial Bancorp, Inc., a federally chartered company (“United Financial-Federal”), now owned by United Mutual Holding Company. The existing shares of United Financial-Federal common stock held by the public will be exchanged for shares of common stock of United Financial-Maryland. All shares of common stock are being offered for sale at a price of $10.00 per share. United Financial-Federal’s common stock is currently traded on the Nasdaq Global Select Market under the symbol “UBNK.” We expect that shares of United Financial-Maryland common stock also will trade on the Nasdaq Global Select Market under the symbol “UBNKD” for a period of 20 trading days after the completion of the offering. Thereafter, United Financial-Maryland’s trading symbol will revert to “UBNK.”

If you are or were a depositor of United Bank:

•	You may have priority rights to purchase shares of common stock.

If you are currently a stockholder of United Financial-Federal:

•

Each of your shares of common stock will be exchanged at the conclusion of the offering for between 1.04056 and 1.40782 shares (subject to adjustment to up to 1.61900 shares) of common stock of United Financial-Maryland.

•

Your percentage ownership will remain essentially equivalent to your current percentage ownership interest in United Financial-Federal, exclusive of additional shares that you may purchase in the offering.

•	You may have the opportunity to purchase additional shares of common stock in the offering after priority orders are filled.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may have the opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 12,937,500 shares of common stock for sale on a best efforts basis. We may sell up to 14,878,125 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting subscribers. In addition to the shares we are selling, we also will simultaneously issue up to 11,096,643 shares of common stock to current stockholders of United Financial-Federal in exchange for their existing shares. The number of shares to be issued in exchange may be increased to up to 12,761,139 shares, depending on the number of shares sold in the offering. We must sell a minimum of 9,562,500 shares in the offering, and we must issue at least 8,201,867 shares in the exchange in order to complete the offering and the exchange of existing shares.

The minimum number of shares you may order is 25. The offering is expected to expire at 12:00 Noon, Massachusetts time, on November 14, 2007. We may extend this expiration date without notice to you until December 29, 2007, unless the Office of Thrift Supervision approves a later date, which may not be beyond November 27, 2009. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond December 29, 2007, or the number of shares of common stock to be sold is increased to more than 14,878,125 shares or decreased to less than 9,562,500 shares. If the offering is extended beyond December 29, 2007, or if the number of shares of common stock to be sold is increased to more than 14,878,125 shares or decreased to less than 9,562,500 shares, we will resolicit subscribers, and you will have the opportunity to maintain, change or cancel your order. If you do not provide us with a written indication of your intent, your funds will be returned to you, with interest. Funds received prior to the completion of the stock offering will be held in a segregated account at United Bank or, at our discretion, at another federally insured depository institution. All subscriptions received will bear interest at United Bank’s passbook savings rate, which is currently 0.85% per annum. Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis in the subscription offering. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons residing in the Massachusetts counties of Hampden and Hampshire, and then to United Financial-Federal public stockholders as of October 12, 2007. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a syndicated community offering managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares	9,562,500	12,937,500	14,878,125
Gross offering proceeds	$95,625,000	$129,375,000	$148,781,250
Estimated offering expenses, excluding selling agent commissions and expenses	$1,450,000	$1,450,000	$1,450,000
Selling agent commissions and expenses (1)	$927,197	$1,238,091	$1,416,855
Estimated net proceeds	$93,247,803	$126,686,909	$145,914,395
Estimated net proceeds per share	$9.75	$9.79	$9.81

(1)	See “The Conversion—Plan of Distribution; selling Agent Compensation” at page 149 for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 18.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS

For assistance, please contact the Stock Information Center at (413) 788-3333.

The date of this prospectus is October 12, 2007.

United Financial Bancorp, Inc.

91
9
202
Northampton
MASSACHUSETTS
20
Huntington
Holyoke
Westover Air Reserve Base
21
391
Ludlow
90
Barnes Municipal Airport
East Springfield
90
Indian Orchard
Westfield
291
Sixteen Acres
West Springfield
Springfield
202
57
83
Feeding Hills
Longmeadow
CONNECTICUT
91

Corporate Headquarters & Operations Center

95 Elm Street
West Springfield, MA 01089
413-787-1700

MA
CT
RI

Our Locations

Feeding Hills
1325 Springfield Street

Holyoke
1830 Northampton Street

Huntington
14 Russell Road

Longmeadow
670 Bliss Road

Ludlow
528 Center Street

Northampton
180 Main Street

140 Main Street, Suite 400
(Wealth Management Facility)

Springfield
1077 St. James Avenue
East Springfield

459 Main Street
Indian Orchard

115 State Street
Springfield-Downtown

1930 Wilbraham Road
Sixteen Acres

Westfield
10 Elm Street

168 Southampton Road

West Springfield
95 Elm Street

52 Van Deene Avenue
(Drive-up Only)

33 Westfield Street
(Wealth Management Facility)

i

ii

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of United Financial-Federal common stock for shares of United Financial-Maryland common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements, and the section entitled “Risk Factors.”

The Companies

United Mutual Holding Company

United Mutual Holding Company is the federally chartered mutual holding company of United Financial-Federal, a federal corporation. United Mutual Holding Company’s principal business activity is the ownership of 9,189,722 shares of common stock of United Financial-Federal, or 53.8% of the issued and outstanding shares as of June 30, 2007. After the completion of the conversion, United Mutual Holding Company will no longer exist.

United Mutual Holding Company’s executive offices are located at 95 Elm Street, West Springfield, Massachusetts 01089. Its telephone number at this address is (413) 787-1700.

United Financial-Federal

United Financial-Federal is a federally chartered corporation that owns all of the outstanding common stock of United Bank, a federal savings bank with 13 full-service offices. At June 30, 2007, United Financial-Federal had consolidated assets of $1.0 billion, deposits of $725.8 million and stockholders’ equity of $138.6 million. After the completion of the conversion, United Financial-Federal will cease to exist, but will be succeeded by a new Maryland corporation with the name United Financial Bancorp, Inc. As of June 30, 2007, United Financial-Federal had 17,071,853 shares of common stock issued and outstanding. As of that date, United Mutual Holding Company owned 9,189,722 shares of common stock of United Financial-Federal, representing 53.8% of the issued and outstanding shares of common stock. The remaining shares were owned by the public.

United Financial-Federal’s executive offices are located at 95 Elm Street, West Springfield, Massachusetts 01089. Its telephone number at this address is (413) 787-1700.

United Financial-Maryland

United Financial Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding common stock of United Bank upon completion of the conversion and the offering. Upon the completion of the conversion and offering, United Financial-Maryland will be the successor to United Financial-Federal.

United Financial-Maryland’s executive offices are located at 95 Elm Street, West Springfield, Massachusetts 01089. Our telephone number at this address is (413) 787-1700.

United Bank

United Bank is a federally chartered savings bank headquartered in West Springfield, Massachusetts. United Bank was originally founded in 1882, as a Massachusetts-chartered cooperative bank. Over the years, United Bank has grown through internal growth as well as through a series of five mutual-to-mutual business combinations that occurred between 1960 and 1994. In February 2004, United

Bank completed its conversion to a federal savings bank and, in April 2004, reorganized into the two-tier mutual holding company structure. In July 2005, United Bank completed a minority public stock offering through its holding company, United Financial-Federal.

United Bank’s principal business consists of attracting retail deposits from the general public in the areas surrounding its main office in West Springfield, Massachusetts, and its twelve branch offices located in Feeding Hills, Holyoke, Huntington, Indian Orchard, Longmeadow, Ludlow, Springfield, Northampton and Westfield, Massachusetts, and investing those deposits, together with funds generated from operations, in one-to four-family residential mortgage loans as well as in home equity loans and lines of credit, commercial real estate loans, construction loans, commercial and industrial loans, automobile loans, other consumer loans, and investment securities. United Bank originates loans primarily for retention in its loan portfolio. Occasionally, United Bank will enter into loan participations. United Bank’s revenues are derived principally from interest on loans and securities. United Bank also generates revenues from fees and service charges and other income. United Bank emphasizes exceptional personal service for its customers. United Bank is subject to comprehensive regulation and examination by the Office of Thrift Supervision.

United Bank’s executive offices are located at 95 Elm Street, West Springfield, Massachusetts 01089. Its telephone number at this address is (413) 787-1700 and its website address is www.bankatunited.com. Information on this website is not and should not be considered a part of this prospectus.

Our Organizational Structure

In 2004, United Bank’s mutual predecessor reorganized into the mutual holding company form of organization and United Bank formed United Financial-Federal as its mid-tier stock holding company. The majority of the outstanding shares of common stock of United Financial-Federal is owned by United Mutual Holding Company, which is a mutual holding company with no stockholders. United Financial-Federal owns 100% of the outstanding shares of common stock of United Bank.

Pursuant to the terms of United Mutual Holding Company’s plan of conversion and reorganization, United Mutual Holding Company will convert from the mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering and possibly in a community offering and syndicated community offering the majority ownership interest of United Financial-Federal that is currently held by United Mutual Holding Company. Upon the completion of the conversion and offering, United Mutual Holding Company will cease to exist, and we will complete the transition from partial to full public stock ownership. Upon completion of the conversion, existing public stockholders of United Financial-Federal will receive shares of common stock of United Financial-Maryland in exchange for their existing shares of United Financial-Federal.

The following diagram shows our current organizational structure, which is commonly referred to as the “two-tier” mutual holding company structure:

After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:

Business Strategy

Our goal is to operate and grow as a well-capitalized and profitable financial institution. We seek to accomplish this goal by:

•	remaining a community-oriented financial institution;

•	expanding our branch network;

•	increasing our commercial real estate and commercial and industrial lending;

•	maintaining high asset quality;

•	increasing our share of lower-cost deposits; and

•	increasing and diversifying our sources of non-interest income.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Strategy” for a more complete discussion of our business strategy, including a quantitative analysis that highlights elements of our business strategy.

Reasons for the Conversion

Our board of directors decided at this time to convert to the fully public stock form of ownership and to conduct the offering in order to provide United Bank and United Financial-Maryland with additional capital to grow and to respond to changing regulatory and market conditions, as well as greater flexibility to effect corporate transactions, including mergers and acquisitions and branch expansion. We believe that our conversion to a fully public company and the increased capital resources that will result from the sale of our common stock will facilitate our continued growth and the successful implementation of our business strategy:

•	to support internal growth through lending in the communities we serve;

•	to enhance existing products and services and support the development of new products and services;

•	to facilitate growth through branch and whole bank acquisitions, as opportunities arise;

•	to improve our overall competitive position; and

•	to improve the liquidity of our shares of common stock and enhance shareholder returns through more flexible capital management strategies.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since United Mutual Holding Company is required to own a majority of United Financial-Federal’s outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and therefore will enhance our ability to compete with other bidders when acquisition opportunities arise. We currently have no arrangements or understandings regarding any specific acquisition.

Terms of the Conversion and Offering

Pursuant to United Mutual Holding Company’s plan of conversion and reorganization, our organization will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling shares that represent the ownership interest in United Financial-Federal currently held by United Mutual Holding Company.

We are offering between 9,562,500 and 12,937,500 shares of common stock to eligible depositors of United Bank, to our tax-qualified employee benefit plans and, to the extent shares remain available, to our existing public stockholders and the general public. The number of shares of common stock to be sold may be increased to up to 14,878,125 as a result of regulatory considerations, demand for the shares, or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 14,878,125 shares or decreased to fewer than 9,562,500 shares, or the offering is extended beyond December 29, 2007, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the number of shares of common stock to be sold is increased to more than 14,878,125 shares or decreased to fewer than 9,562,500 shares, or if the offering is extended beyond December 29, 2007, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to subscribers with interest, and subscribers will have the opportunity to place new orders for common stock during a designated resolicitation period.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing advisor and sales agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

(i)	First, to depositors with accounts at United Bank with aggregate balances of at least $50 at the close of business on March 31, 2006.

(ii)	Second, to our tax-qualified employee benefit plans, including United Bank’s employee stock ownership plan.

(iii)	Third, to depositors with accounts at United Bank with aggregate balances of at least $50 at the close of business on September 30, 2007.

(iv)	Fourth, to depositors of United Bank at the close of business on September 30, 2007.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons residing in the Massachusetts counties of Hampden and Hampshire, and then to United Financial-Federal public stockholders as of October 12, 2007. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion.”

How We Determined the Offering Range and the $10.00 Per Share Stock Price

The amount of common stock we are offering is based on an independent appraisal of the estimated market value of United Financial-Maryland, assuming the conversion and offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of August 31, 2007, this market value ranged from $177.6 million to $240.3 million, with a midpoint of $209.0 million. Based on this valuation, the ownership interest of United Mutual Holding Company being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by United Financial-Maryland will range from 9,562,500 shares to 12,937,500 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal is based in part on United Financial-Federal’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to United Financial-Federal.

The following table presents a summary of selected pricing ratios for the peer group companies and United Financial-Maryland (on a pro forma basis) based on annualized earnings and other information as of and for the six months ended June 30, 2007, and stock price information for the peer group companies as of August 31, 2007, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 58.4% on a price-to-earnings basis, a discount of 16.8% on a price-to-book basis and a discount of 37.0% on a price-to-tangible book basis. The pricing ratios result from our generally higher level of equity than the companies in the peer group, but lower earnings. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering, and did not consider one valuation approach to be more important than the other. Instead, in approving the appraisal, the board concluded that these ranges represented the appropriate balance of the two approaches to establishing our valuation, and the number of shares to be sold, in comparison to the peer group institutions. Specifically, in approving the appraisal, the board believed that we would not be able to sell our shares at a price-to-book and price-to-tangible book value that was in line with the peer group without unreasonably exceeding the peer group on a price-to-earnings basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering as well as the trading price of United Financial-Federal common stock. The closing price of the common stock was $14.45 per share on May 21, 2007, the last trading day immediately preceding the announcement of the conversion, and $12.80 per share on August 31, 2007, the effective date of the appraisal.

	Price-to- earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
United Financial-Maryland (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	45.45	x	103.41%	103.52%
Maximum	41.67	x	95.97%	96.06%
Midpoint	35.71	x	88.73%	88.81%
Minimum	33.33	x	80.39%	80.45%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	26.30	x	115.41%	152.37%
Medians	26.09	x	110.98%	140.29%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core,” or recurring, earnings.

The independent appraisal does not indicate market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the conversion. If the appraised value changes to either below $177.6 million or above $276.4 million, we will resolicit persons who submitted stock orders, and all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to subscribers with interest. See “The Conversion—Stock Pricing and Number of Shares to be Issued.”

After-Market Performance Information Provided by Independent Appraiser

The following table presents stock price performance information for all “second-step” mutual holding company conversions completed between January 1, 2006 and August 31, 2007. The companies for which the stock price performance is presented completed their conversions in different markets than United Financial-Maryland and may have issued more or less than the 53.8% ownership interest of United Mutual Holding Company being offered by United Financial-Maryland in the offering. In addition, the companies may have no similarities to United Financial-Maryland with regard to the market in which United Financial-Maryland competes, earnings or growth potential, among other factors. The information shown in the following table was not included in the appraisal report; however, RP Financial did consider the after-market trading experience of any transaction that closed within the three months prior to the August 31, 2007 valuation date used in the appraisal.

			Price Performance From Initial Trading Date
Institution	Conversion Date	Exchange	% Change 1 day	% Change 1 week	% Change 1 month	Through August 31, 2007
Abington Bancorp, Inc., PA	6/28/07	NASDAQ	(4.0)%	(1.6)%	(7.5)%	(4.1)%
People’s United Financial, Inc., CT	4/16/07	NASDAQ	3.8	2.0	(0.3)	(11.6)
Osage Bancshares, Inc., OK	1/18/07	NASDAQ	(0.5)	(0.5)	(6.8)	(16.0)
Westfield Financial, Inc., MA	1/4/07	AMEX	7.0	7.5	9.0	1.1
Citizens Community Bancorp, Inc., WI	11/1/06	NASDAQ	(2.5)	(1.0)	(3.3)	(10.0)
Liberty Bancorp, Inc., MO	7/24/06	NASDAQ	2.5	1.0	1.5	8.1
First Clover Leaf Financial Corp., IL	7/11/06	NASDAQ	3.9	6.0	11.2	9.0
Monadnock Bancorp, Inc., NH	6/29/06	OTCBB	0.0	(5.0)	(13.8)	(15.6)
Averages – Second Step Conversions			1.3%	1.1%	(1.3)%	(4.9)%
Medians – Second Step Conversions			1.3%	0.3%	(1.8)%	(7.1)%

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The historical stock price information is not intended to predict how our shares of common stock may perform following the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample.

You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 18.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

Our tax-qualified employee stock ownership plan expects to purchase up to 7.88% of the shares of common stock we sell in the offering, or 1,019,893 shares of common stock, assuming we sell the maximum number of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 7.88% of the shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan, subject to applicable Office of Thrift Supervision approval. This plan is a tax-qualified retirement plan for the benefit of all our employees which was established in 2005 and which, as of June 30, 2007, had 554,971 remaining unallocated shares within the plan. Assuming the employee stock ownership plan purchases 1,019,893 shares in the offering, we will recognize additional compensation expense of $10.2 million (or $6.0 million after tax) over a 20-year period, assuming the loan to the employee stock ownership plan has a 20-year term and the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00 per share, the compensation expense will increase or decrease accordingly. This expense will be in addition to the annual expense associated with our existing employee stock ownership plan. In the year ended December 31, 2006, we incurred $407,000 (or $279,000 after tax) in compensation expense associated with our existing employee stock ownership plan. For the six months ended June 30, 2007, compensation expense associated with our existing employee stock ownership plan totaled $325,000 (or $236,000 after tax).

We also intend to implement a stock-based incentive plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required. If adopted within 12 months following the completion of the conversion, the stock-based incentive plan will reserve a number of shares equal to 3.76% of the shares sold in the offering, or up to 486,596 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 2.0% in their ownership interest in United Financial-Maryland. If adopted within 12 months following the completion of the conversion, the stock-based incentive plan will reserve a number of shares equal to 9.4% of the shares of common stock sold in the offering, or up to 1,216,487 shares of common stock at the maximum of the offering range, for key employees and directors upon their exercise of stock options. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 4.8% in their ownership interest in United Financial-Maryland. Awards made under this plan would be subject to vesting over a period of no fewer than five years. If the stock-based incentive plan is adopted more than one year after the completion of the conversion, awards or grants under such plans may exceed these levels and may vest over a period of fewer than five years. We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion.

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the conversion. The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans (3)	Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering(2)		At Minimum of Offering Range	At Maximum of Offering Range
Employee stock ownership plan	753,834	1,019,893	7.88%	7.31%	$7,538,340	$10,198,930
Restricted stock awards	359,658	486,596	3.76	3.62	3,596,580	4,865,960
Stock options	899,143	1,216,487	9.40	8.59	2,184,917	2,956,063

Total	2,012,635	2,722,976	21.04%	19.52%	$13,319,837	$18,020,953

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.43 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise

(footnotes continue on following page.)

price of $10.00; dividend yield of 2.0%; an expected option life of 10 years; a risk-free interest rate of 5.03%; and a volatility rate of 11.31% based on an index of publicly traded thrift institutions. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(2)	The stock-based incentive plan may award a greater number of options and shares if the plan is adopted more than twelve months after the completion of the conversion, although such plan may remain subject to supervisory restrictions.

(3)	Calculated at the maximum of the offering range.

We may fund our stock-based incentive plan through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2006 Stock-Based Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance for purposes of this test.

The following table presents information as of June 30, 2007 regarding our employee stock ownership plan, our 2006 Stock-Based Incentive Plan, and our proposed stock-based incentive plan. The table below assumes that 24,034,143 shares are outstanding after the offering, which includes the sale of 12,937,500 shares in the offering at the maximum of the offering range and the issuance of shares in exchange for shares of United Financial-Federal using an exchange ratio of 1.40782. It also assumes that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Participants	Shares		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
Employee stock ownership plan (1)	Employees	1,922,729		$19,227,296		8.00%

Existing shares of restricted stock	Directors, Officers and Employees	474,769	(2)	4,747,693	(3)	1.98
New shares of restricted stock	Directors, Officers and Employees	486,596		4,865,963		2.02

Total shares of restricted stock	Directors, Officers and Employees	961,365		9,613,656		4.00

Existing stock options	Directors, Officers and Employees	1,186,925	(4)	4,308,536	(5)	4.94
New stock options	Directors, Officers and Employees	1,216,487		2,956,064	(5)	5.06

Total stock options	Directors, Officers and Employees	2,403,412		7,264,600		10.00

Total of stock benefit plans		5,287,507		$36,105,551		22.00%

(1)	United Financial-Federal initially established an employee stock ownership plan, which purchased 641,301 shares of its common stock in its minority stock offering. As of June 30, 2007, the employee stock ownership plan held 639,348 shares. These shares will be exchanged for 900,087 shares using the exchange ratio at the maximum of the offering range.

(2)	Represents 337,237 shares of restricted stock authorized for grant under the 2006 Stock-Based Incentive Plan, which will be exchanged for 474,769 shares using the 1.40782 exchange ratio assuming the maximum of the offering range. As of June 30, 2007, 290,500 shares of restricted stock have been awarded. 9,500 shares have vested and will be exchanged for 13,374 shares using the 1.40782 exchange ratio assuming the maximum of the offering range.

(3)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)	Represents 843,093 shares reserved for issuance under the 2006 Stock-Based Incentive Plan, which will be exchanged for 1,186,925 shares using the 1.40782 exchange ratio assuming the maximum of the offering range. Options to purchase a total of 748,000 shares have been granted and are outstanding under the existing 2006 Stock-Based Incentive Plan, which will be exchanged for options to purchase a total of 1,053,049 shares using the 1.40782 exchange ratio assuming the maximum of the offering range. A total of 20,500 options have vested. The exercise price of options under the 2006 Stock-Based Incentive Plan will be adjusted to reflect the exchange ratio.

(5)	The weighted-average fair value of stock options granted under the 2006 Stock-Based Incentive Plan has been estimated at $3.63 per option using the Black-Scholes option pricing model. The assumptions used for the options granted in 2006 were: exercise price, $12.88;

(footnotes continue on following page.)

dividend yield, 2.00%; expected life, 6.50 years; expected volatility, 25%; and risk-free interest rate, 4.81%. The fair value of stock options granted under the 2006 Stock-Based Incentive Plan has been adjusted for purposes of this table to $2.58 per option to reflect the additional shares issued at the maximum exchange ratio from the conversion and stock offering. The fair value of stock options to be granted under the new stock-based incentive plan has been estimated based on an index of publicly traded thrift institutions at $2.43 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 2.0%; expected life, 10 years; expected volatility, 11.31%; and risk-free interest rate, 5.03%.

The value of the shares awarded under the stock-based incentive plan will be based in part on the price of United Financial-Maryland’s common stock at the time the shares are awarded. The stock-based incentive plan is subject to stockholder approval, and cannot be implemented until at least six months after the offering. The following table presents the total value of all shares that would be available for award and issuance under the stock-based incentive plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	359,658 Shares Awarded at Minimum of Range	423,127 Shares Awarded at Midpoint of Range	486,596 Shares Awarded at Maximum of Range	559,586 Shares Awarded at Maximum of Range, As Adjusted
(Dollars in thousands, except per share prices)
$8.00	$2,877	$3,385	$3,893	$4,477
$10.00	3,597	4,231	4,866	5,596
$12.00	4,316	5,078	5,839	6,715
$14.00	5,035	5,924	6,812	7,834

The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price of shares of common stock of United Financial-Maryland at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

Exercise Price	Grant-Date Fair Value Per Option	899,143 Options at Minimum of Range	1,057,815 Options at Midpoint of Range	1,216,487 Options at Maximum of Range	1,398,960 Options at Maximum of Range, As Adjusted
(Dollars in thousands, except per share prices)
$8.00	$1.94	$1,744	$2,052	$2,360	$2,714
10.00	2.43	2,185	2,570	2,956	3,399
12.00	2.92	2,625	3,089	3,552	4,085
14.00	3.40	3,057	3,597	4,136	4,756

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 18.

The Exchange of Existing Shares of United Financial-Federal Common Stock

If you are currently a stockholder of United Financial-Federal, your shares will be canceled at the conclusion of the offering and become the right to receive shares of common stock of United Financial-Maryland. The number of shares of common stock you receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon our final appraised value. The following table shows how the exchange ratio will adjust, based on the valuation of United Financial-Maryland and the number of shares of common stock issued in the offering. The table also shows the number of shares of United Financial-Maryland common stock a hypothetical owner of United Financial-Federal common stock would receive in exchange for 100 shares of United Financial-Federal common stock owned at the consummation of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of United Financial-Maryland to be Issued for Shares of United Financial- Federal		Total Shares of Common Stock to be Issued in Conversion and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Current Market Price (1)	Shares to be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	9,562,500	53.8%	8,201,867	46.2%	17,764,367	1.04056	$10.41	104
Midpoint	11,250,000	53.8	9,649,255	46.2	20,899,255	1.22419	12.24	122
Maximum	12,937,500	53.8	11,096,643	46.2	24,034,143	1.40782	14.08	141
15% above Maximum	14,878,125	53.8	12,761,139	46.2	27,639,264	1.61900	16.19	162

(1)	Represents the value of shares of United Financial-Maryland common stock received in the conversion by a holder of one share of United Financial-Federal, at the exchange ratio, assuming the market price of $10.00 per share.

If you own shares of United Financial-Federal common stock in a brokerage account in “street name,” you do not need to take any action to exchange your shares of common stock. If you own shares in the form of United Financial-Federal stock certificates, you will receive a transmittal form with instructions to surrender your stock certificates after consummation of the conversion. New certificates of United Financial-Maryland common stock will be mailed to you within five business days after the exchange agent receives properly executed transmittal forms and your United Financial-Federal stock certificates.

You should not submit a stock certificate until you receive a transmittal form.

No fractional shares of United Financial-Maryland common stock will be issued to any public stockholder of United Financial-Federal. For each fractional share that otherwise would be issued, United Financial-Maryland will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share subscription price.

Outstanding options to purchase shares of United Financial-Federal common stock also will convert into and become options to purchase new shares of United Financial-Maryland common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2007, there were 748,000 outstanding options to purchase shares of United Financial-Federal common stock, 20,500 of which have vested. Such options will be converted into options to purchase 778,339 shares of common stock at the minimum of the offering range and 1,053,049 shares of common stock at the maximum of the offering range. If all existing options were exercised for authorized but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 4.7% at the minimum of the offering range and 4.7% at the maximum of the offering range. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

If you are not currently a United Financial-Federal stockholder –

No individual, or individual exercising subscription rights through a qualifying account held jointly, may purchase more than $2,000,000 (200,000 shares) of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed $4,000,000 (400,000 shares) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of $4,000,000 (400,000 shares).

See the detailed description of “acting in concert” and “associate” in the section of this prospectus headed “The Conversion—Limitations on Common Stock Purchases.”

If you are currently a United Financial-Federal stockholder –

In addition to the above purchase limitations, there is an ownership limitation. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of United Financial-Federal common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion.

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to United Financial Bancorp, Inc.; or

(ii)	authorizing us to withdraw funds from the types of United Bank deposit accounts designated on the stock order form.

United Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a United Bank line of credit check or third party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to United Financial Bancorp, Inc. or authorization to withdraw funds from one or more of your United Bank deposit accounts, provided that we receive the stock order form before 12:00 Noon, West Springfield, Massachusetts time, on November 14, 2007, which is the end of the offering period. Checks will be deposited with United Bank or another insured depository institution upon receipt. We will pay interest at United Bank’s passbook savings rate from the date funds are received until completion or termination of the conversion. You may not designate a withdrawal from United Bank accounts with check-writing privileges. Please provide a check instead, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). After we receive an order for shares of our common stock, the order cannot be cancelled or changed.

Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts at United Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you.

Funds withdrawn from deposit accounts at United Bank may reduce or eliminate the depositor’s liquidation rights. Please see the section of this prospectus entitled “The Conversion—Liquidation Rights” for further information.

By signing the stock order form, you are acknowledging both receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by United Bank, United Financial-Maryland or the federal government.

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, United Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your United Bank individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the November 14, 2007 offering deadline, for assistance with purchases using your individual retirement account or other retirement account that you may have at United Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

How We Intend to Use the Proceeds From the Offering

We estimate net proceeds from the offering will be between $93.2 million and $126.7 million, or $145.9 million if the offering range is increased by 15%. United Financial-Maryland intends to retain between $46.6 million and $63.3 million of the net proceeds, or $73.0 million if the offering range is increased by 15%. Approximately $46.6 million to $63.3 million of the net proceeds (or $73.0 million if the offering range is increased by 15%) will be invested in United Bank.

A portion of the net proceeds retained by United Financial-Maryland will be loaned to the employee stock ownership plan to fund its purchase of shares of common stock in the offering (between 753,834 shares and 1,019,893 shares, or 1,172,877 shares if the offering is increased by 15%). The employee stock ownership plan was established in connection with our 2005 minority offering. As of June 30, 2007, there were 554,971 shares remaining unallocated in the plan. The remainder of the net proceeds will be used for general corporate purposes, including paying cash dividends and repurchasing shares of our common stock. Funds invested in United Bank will be used to support increased lending and new products and services. The net proceeds retained by United Financial-Maryland and United Bank also may be used for future business expansion through acquisitions of branch offices or banking or financial services companies. We currently have no arrangements or understandings regarding any specific acquisition. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, a properly completed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center or at our main office or any of our full-service branch offices no later than 12:00 Noon, West Springfield, Massachusetts time, on November 14, 2007, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by delivery to our Stock Information Center or to our main office or any of our full-service branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond December 29, 2007 or the number of shares of common stock to be sold is increased to more than 14,878,125 shares or decreased to fewer than 9,562,500 shares. If the subscription offering and/or community offering extend beyond December 29, 2007, we will be required to resolicit subscriptions before proceeding with the offering, and all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 Noon, West Springfield, Massachusetts time, on November 14, 2007, whether or not we have been able to locate each person entitled to subscription rights.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF NOVEMBER 14, 2007 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE

DAYS PRIOR TO NOVEMBER 14, 2007 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO NOVEMBER 14, 2007.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 9,562,500 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the purchase and ownership limitations; and

(ii)	seek regulatory approval to extend the offering beyond the December 29, 2007 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 36,698 shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 472,086 shares of common stock, or 2.3% of our total outstanding shares of common stock at the midpoint of the offering range.

Market for Common Stock

Existing publicly held shares of United Financial-Federal’s common stock are quoted on the Nasdaq Global Select Market under the symbol “UBNK.” Upon completion of the conversion, the shares of common stock of United Financial-Maryland will replace the existing shares. We expect the new shares will trade on the Nasdaq Global Select Market under the symbol “UBNKD” for a period of 20 trading days after the completion of the offering. Thereafter, our trading symbol will revert to “UBNK.” In order to list our stock on the Nasdaq Global Select Market, we are required to have at least three broker-dealers who will make a market in our common stock. United Financial-Federal currently has more than three market makers, including Keefe, Bruyette & Woods, Inc., and Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

Our Dividend Policy

We have paid quarterly cash dividends since the first quarter of 2006. We currently pay a quarterly cash dividend of $0.06 per share, or $0.24 on an annualized basis. After we complete the conversion, we intend to continue to pay dividends on our outstanding shares of common stock. We expect that the level of cash dividends per share after the conversion and offering will be consistent with the current amount of dividends per share we pay on our common stock, as adjusted for the additional shares issued pursuant to the exchange ratio. For example, based on the current annualized cash dividend of $0.24 per share and an assumed exchange ratio of 1.22419 at the midpoint of the offering range, the annualized cash dividend, if paid, would be approximately $0.20 per share, which represents an annual dividend yield of 2.0% of the midpoint of the offering range, based upon a stock price of $10.00 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

See “Selected Consolidated Financial and Other Data of United Financial-Federal and Subsidiary” and “Market for the Common Stock” for information regarding our historical dividend payments.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to United Mutual Holding Company, United Financial-Federal, United Bank, United Financial-Maryland, persons eligible to subscribe in the subscription offering, or existing stockholders of United Financial-Federal. Existing stockholders of United Financial-Federal who receive cash in lieu of fractional share interests in shares of United Financial-Maryland will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion and reorganization is approved by a majority of votes eligible to be cast by members of United Mutual Holding Company (depositors of United Bank);

•	The plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of common stock of United Financial-Federal;

•	The plan of conversion and reorganization is approved by a majority of the outstanding shares of common stock of United Financial-Federal, excluding those shares held by United Mutual Holding Company;

•	We sell at least the minimum number of shares of common stock offered; and

•	We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

United Mutual Holding Company intends to vote its ownership interest in favor of the plan of conversion and reorganization. At June 30, 2007, United Mutual Holding Company owned 53.8% of the outstanding shares of common stock of United Financial-Federal. The directors and executive officers of United Financial-Federal and their affiliates owned 358,461 shares of United Financial-Federal, or 2.1% of the outstanding shares of common stock and 4.5% of the outstanding shares of common stock, excluding shares owned by United Mutual Holding Company. They intend to vote those shares in favor of the plan of conversion.

Decrease in Stockholders’ Rights for Existing Stockholders of United Financial-Federal

As a result of the conversion, existing stockholders of United Financial-Federal will become stockholders of United Financial-Maryland. Some rights of stockholders of United Financial-Maryland will be reduced compared to the rights stockholders currently have in United Financial-Federal. The reduction in stockholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of United Financial-Maryland are not mandated by Maryland law but have been chosen by management as being in the best interests of United Financial-Maryland and all of its stockholders. The differences in stockholder rights include the following: (i) approval by at least 80% of outstanding shares is required to remove a director for cause; (ii) greater advance notice is required for stockholders to submit proposals for new business or to nominate directors; (iii) approval by at least 80% of outstanding shares is required to amend the articles of incorporation and bylaws; (iv) a residency requirement for directors; (v) limitations on voting rights of beneficial owners of more than 10% of our common stock; and (vi) approval by at least 80% of outstanding shares is required to approve business combinations involving an interested stockholder. See “Comparison of Stockholders’ Rights For Existing Stockholders of United Financial-Federal” for a discussion of these differences.

How You Can Obtain Additional Information – Stock Information Center

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located at 95 Elm Street, West Springfield, Massachusetts, at (413) 788-3333, Monday through Friday between 8:30 a.m. and 4:00 p.m., West Springfield, Massachusetts time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

Future Changes in Interest Rates Could Reduce Our Profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid thereby requiring us to reinvest those cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management of Market Risk.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At June 30, 2007, the fair value of our agency securities, mortgage-backed securities, corporate debt obligations and marketable equity securities, all classified as available for sale, totaled $161.2 million. Unrealized net losses on these available-for-sale securities, net of taxes, totaled $2.2 million at June 30, 2007 and are reported as a separate component of stockholders’ equity. Further decreases in the fair value of securities available for sale in future periods would have an adverse effect on stockholders’ equity.

We evaluate interest rate sensitivity using an income simulation model that estimates the change in United Bank’s net interest income over a range of interest rate scenarios. This net income at risk methodology measures the risk of a decline in earnings due to potential short-term and long-term changes in interest rates. At June 30, 2007, the latest date for which such information is available, in the event of an immediate 200 basis point increase in interest rates, the model projects that we would experience a 7.5% decrease in net interest income over the next 12 month period.

Because We Intend to Increase Our Commercial Real Estate and Commercial and Industrial Loan Originations, Our Lending Risk Will Increase and Downturns in the Real Estate Market or Local Economy Could Adversely Affect Our Earnings.

At June 30, 2007, our portfolio of commercial real estate loans totaled $198.9 million, or 24.8% of our total loans, and our portfolio of commercial and industrial loans totaled $75.5 million, or 9.40% of our total loans. These loans have increased as a percentage of our total loan portfolio in recent years. These loans generally have more risk than one- to four-family residential mortgage loans. Because the repayment of commercial real estate and commercial and industrial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of these loans can be affected by adverse conditions in the real estate market or the local economy. Many of our borrowers also have more than one commercial real estate loan or commercial and industrial loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, if we foreclose on a commercial real estate or commercial and industrial loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Because we plan to continue to increase our originations of commercial real estate and commercial and industrial loans, it may be necessary to increase the level of our allowance for loan losses because of the increased risk characteristics associated with these types of loans. Any such increase to our allowance for loan losses would adversely affect our earnings.

If Economic Conditions Deteriorate, Our Results of Operations and Financial Condition Could Be Adversely Affected as Borrowers’ Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases.

Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we originate a significant number of mortgage loans secured by residential real estate, decreases in real estate values could adversely affect the value of property used as collateral for such loans. At June 30, 2007, loans secured by residential real estate, including home equity loans and lines of credit, represented 55.5% of our total loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. As of December 31, 2006, the unemployment rates in Hampden and Hampshire Counties, Massachusetts were 6.0% and 3.7%, respectively. At that same date, the unemployment rate for Massachusetts as a whole was 4.9%.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings and cooperative institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have substantially greater resources and lending limits than we have, have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Our allowance for loan losses was 0.96% of total loans and 259.79% of non-performing loans at June 30, 2007. Material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Risks Related to the Conversion

The Future Price of the Shares of Common Stock May be Less Than the Purchase Price in the Offering.

We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The appraisal is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of United Financial-Maryland and the outlook for the financial institutions industry in general.

Our Failure to Utilize Effectively the Net Proceeds of the Offering Could Reduce Our Return on Stockholders’ Equity.

United Financial-Maryland intends to contribute between $46.6 million and $63.3 million of the net proceeds of the offering (or $73.0 million at the adjusted maximum of the offering range) to United Bank. United Financial-Maryland may use the remaining net proceeds to finance the acquisition of other financial institutions or financial services companies, pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, or for other general corporate purposes. United Financial-Maryland expects to use a portion of the net proceeds to fund the purchase of shares of common stock in the offering by the employee stock ownership plan. United Bank may use the proceeds it receives to acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of the proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. We have not established a timetable for the deployment or investment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds. Further, a number of our community bank competitors recently have completed offerings similar to our offering, resulting in their receipt of funds that may be used for acquisitions. To the extent such competitors do so, it may increase the costs of any acquisitions.

Additionally, net income as a percentage of average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity ratio for the twelve months ended December 31, 2006 was 3.59%, compared to a median of 5.74% for all publicly traded savings institutions over the same period. As noted above, United Financial-Federal completed its minority public stock offering in July 2005. Our return on equity ratio has declined from 9.25% in fiscal year 2004, prior to that offering, to 4.45% in fiscal year 2005 (or 6.70% exclusive of our contribution in 2005 to the United Charitable Foundation), to 3.59% in fiscal year 2006. Our return on equity may continue to decrease as compared to our performance in recent years until we are able to effectively invest the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock.

The Ownership Interest of Management and Employees Could Enable Insiders to Prevent a Merger That May Provide Stockholders a Premium for Their Shares.

The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that they will receive in the exchange is expected to result in management and the board controlling approximately 2.3% of our outstanding shares of common stock. These shares, when combined with the 8.0% of the outstanding shares expected to be held by our employee stock ownership plan, will result in management and employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage a potential sale of United Financial-Maryland that our other stockholders may desire. In addition, the total voting power of management and employees could, in the future, exceed 20% of our outstanding shares of common stock if a stock-based incentive plan is adopted in the future. That level would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, including removal of directors, approval of certain business combinations with interested stockholders and certain amendments to our articles of incorporation and bylaws.

There May Be a Limited Market for Our Common Stock, Which May Lower Our Stock Price.

We have applied to list our shares of common stock for trading on the Nasdaq Global Select Market. We cannot guarantee that the shares will be regularly traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could depress the market price.

The Implementation of a Stock-Based Benefit Plan May Dilute Your Ownership Interest and Will Increase our Compensation Expense. The Implementation of Such a Plan More than One Year Following the Offering May Increase the Dilution and the Expense and May Increase the Ownership Percentage of our Management and Employees.

Subject to receipt of stockholder approval, we intend to adopt a stock-based incentive plan following the offering. We have not yet decided when we will adopt such a plan. The plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of United Financial-Maryland. We intend to fund the plan through open market purchases; however, if instead we use newly issued shares to fund the plan and if stock option exercises and stock awards equaled 9.4% and 3.8%, respectively, of the shares sold in the offering, then stockholders’ ownership interest would be reduced or diluted by approximately 6.8% (approximately 4.8% dilution for the exercised stock option awards and approximately 2.0% dilution for the stock awards). Further, if the plan is implemented more than one year after the offering, the number of awards may exceed the 9.4% and 3.8% regulatory limits that apply within the first year after the offering, which would likely result in greater dilution and greater compensation expense, as well as a greater ownership interest in the hands of our management and employees.

Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Profitability and Stockholders’ Equity.

We anticipate that our employee stock ownership plan will purchase 7.88% of the shares of common stock we sell in the offering, with funds borrowed from United Financial-Maryland. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $7.5 million at the minimum of the offering range and $11.7 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based incentive plan after the offering under which plan participants would be awarded shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based incentive plan may not exceed 3.8% and 9.4%, respectively, of the shares of common stock we sell in the offering, if this plan is adopted within twelve months after the completion of the conversion. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 2.0%; the expected option life is ten years; the risk free interest rate is 5.03% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 11.31% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis would be $2.43 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual expense (pre-tax) associated with the stock options would be $680,000 at the adjusted maximum. Actual grant date fair value of the options utilizing the Black-Scholes option pricing analysis and the actual expense associated with the options may be significantly different if factors utilized in the actual Black-Scholes pricing analysis differ from the above assumptions. For options granted in 2006, United Financial-Federal utilized an expected life of 6.5 years, a volatility rate of 25% and a risk-free interest rate of 4.8%. Generally, a lower expected life, lower volatility rate and lower risk-free interest rate will result in a lower expense, while a higher expected life, higher volatility and higher risk-free rate will result in a higher expense. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan would be $1.1 million at the adjusted maximum. However, if we grant shares of stock or options in excess of these amounts or if the volatility of our common stock is higher, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by United Financial-Maryland) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $3.6 million at the minimum of the offering range and $5.6 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

Various Factors May Make Takeover Attempts More Difficult to Achieve.

Our board of directors has no current intention to sell control of United Financial-Maryland. Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of United Financial-Maryland without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

•

Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of United Financial-Maryland and Maryland law may make it more difficult and expensive to pursue a takeover attempt that management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. Specifically, our articles of incorporation include limitations on voting rights of beneficial owners of more than 10% of our common stock, the ability to issue common stock without stockholder approval, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

•

Required change in control payments. We have entered into change in control and employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of United Financial-Maryland or United Bank. These payments may have the effect of increasing the costs of acquiring United Financial-Maryland, thereby discouraging future takeover attempts.

The Rights of Existing Stockholders of United Financial-Federal Will be Reduced Under United Financial-Maryland’s Articles of Incorporation and Bylaws.

As a result of the conversion, existing stockholders of United Financial-Federal will become stockholders of United Financial-Maryland. Some rights of stockholders of United Financial-Maryland will be reduced compared to the rights stockholders currently have in United Financial-Federal. Many of the differences in stockholder rights under our articles of incorporation and bylaws, while not mandated by Maryland law, are permitted and have been chosen by management as being in the best interests of United Financial-Maryland and all of our stockholders.

For example, current stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with United Financial-Federal at least five days before the date of any such meeting. However, United Financial-Maryland’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to United Financial-Maryland at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, under the current federal charter, special meetings of stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. However, United Financial-Maryland’s articles of incorporation provide that special meetings of the stockholders may be called by the president or by a majority of the whole board. In addition, United Financial-Maryland’s bylaws provide that special meetings of stockholders shall be called on the written request of stockholders entitled to cast at least a majority of all votes. Under certain circumstances, future stock benefit plans may be adopted by United Financial-Maryland without stockholder approval, whereas stockholder approval would be required under the stock charter of United Financial-Federal. See “Comparison of Stockholders’ Rights for Existing Stockholders of United Financial-Federal” for a discussion of these differences.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

OF UNITED FINANCIAL-FEDERAL AND SUBSIDIARY

The summary financial information presented below is derived in part from the consolidated financial statements of United Financial-Federal. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements of United Financial-Federal that appear in this prospectus. The information for the years ended December 31, 2003 and 2002 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The operating data for the six months ended June 30, 2007 and 2006 and the financial condition data at June 30, 2007 were not audited. However, in the opinion of management of United Financial-Federal, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At June 30,	At December 31,
	2007	2006	2005	2004	2003	2002
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,022,747	$1,009,433	$906,513	$772,008	$737,424	$623,563
Cash and cash equivalents	20,561	25,419	15,843	23,233	16,144	38,779
Short-term investments	1,004	—	—	—	—	—
Investment securities available-for-sale	47,628	80,963	111,763	50,650	73,191	36,617
Investment securities held-to-maturity	3,686	3,241	3,325	2,498	2,175	737
Mortgage-backed securities available-for-sale	113,541	109,274	114,702	101,679	123,774	60,889
Loans, net(1)	797,236	756,180	630,558	569,243	497,078	463,383
Deposits	725,753	685,686	653,611	613,672	594,748	533,704
FHLB advances	142,519	169,806	101,880	86,694	76,820	29,889
Other borrowings	7,990	10,425	8,434	4,317	4,218	1,146
Stockholder’s equity	138,596	137,711	137,005	62,255	57,050	52,612
Non-performing assets(2)	2,972	1,850	3,319	3,784	1,865	1,036

	For the Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005			2004		2003		2002
		(Dollars in thousands, except per share amounts)
Selected Operating Data:
Interest and dividend income	$28,825	$24,771	$52,202		$43,233			$36,532		$33,776		$36,009
Interest expense	14,734	11,099	24,647		16,206			12,148		11,583		14,703

Net interest income before provision for loan losses	14,091	13,672	27,555		27,027			24,384		22,193		21,306
Provision for loan losses	604	462	969		917			983		294		398

Net interest income after provision for loan losses	13,487	13,210	26,586		26,110			23,401		21,899		20,908
Non-interest income	2,833	2,699	5,392		5,020			5,134		5,703		4,522
Non-interest expense	13,222	11,611	24,036		24,112			19,179		17,785		16,971

Income before taxes	3,098	4,298	7,942		7,018			9,356		9,817		8,459
Income tax expense	1,286	1,653	3,018		2,649			3,828		3,917		3,270

Net income	$1,812	$2,645	$4,924		$4,369	(4)		$5,528		$5,900		$5,189

Basic earnings per share (11)	$0.11	$0.16	$0.30		$0.34			$0.60		$0.64		$0.56
Diluted earnings per share (11)	$0.11	$0.16	$0.30		$0.34			$0.60		$0.64		$0.56
Dividends per share (3)	$0.12	$0.10	$0.20	$	N/A		$	N/A	$	N/A	$	N/A
Number of shares outstanding (11)
Basic	16,249,929	16,604,775	16,467,874		12,676,032			9,189,722		9,189,722		9,189,722
Diluted	16,321,394	16,604,775	16,476,933		12,676,032			9,189,722		9,189,722		9,189,722

(footnotes on following page.)

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2007	2006	2006	2005		2004	2003	2002
Selected Financial Ratios and Other Data:
Performance Ratios(5):
Return on average assets	0.36%	0.57%	0.51%	0.51	%(10)	0.73%	0.86%	0.84%
Return on average equity	2.61%	3.84%	3.59%	4.45	%(10)	9.25%	10.72%	10.47%
Average equity to average assets	13.62%	14.75%	14.35%	11.42%		7.87%	8.07%	8.03%
Equity to total assets at end of period (5)	13.55%	14.32%	13.64%	15.11%		8.06%	7.74%	8.44%
Interest rate spread (6)	2.07%	2.32%	2.23%	2.77%		3.06%	3.12%	3.23%
Net interest margin (7)	2.86%	3.03%	2.97%	3.27%		3.33%	3.41%	3.65%
Average interest-earning assets to average interest-bearing liabilities	126.46%	128.69%	128.10%	125.61%		118.30%	116.42%	116.77%
Total noninterest expense to average total assets	2.60%	2.49%	2.51%	2.81	%(10)	2.53%	2.61%	2.75%
Efficiency ratio (8)	77.99%	70.92%	72.95%	75.25	%(10)	64.98%	63.75%	65.71%
Dividend payout ratio	52.43%	28.02%	29.69%	NA		NA	NA	NA
Regulatory Capital Ratios(5)(9):
Tier-one risk-based capital	14.43%	16.07%	14.83%	17.21%		11.67%	12.33%	12.23%
Tier-one (leverage) capital	10.67%	11.16%	10.57%	11.63%		8.11%	7.76%	8.25%
Total risk-based capital	15.47%	17.12%	15.86%	18.28%		12.76%	13.43%	13.40%
Asset Quality Ratios(5):
Non-performing assets as a percent of total assets(2)	0.29%	0.28%	0.18%	0.37%		0.49%	0.25%	0.17%
Non-performing loans as a percent of total loans(2)	0.37%	0.33%	0.17%	0.27%		0.66%	0.36%	0.21%
Allowance for loan losses as a percent of total loans	0.96%	0.98%	0.95%	1.00%		1.00%	1.02%	1.05%
Allowance for loan losses as a percent of non-performing loans(2)	259.79%	294.82%	560.40%	371.69%		151.96%	278.97%	507.53%
Number of full service customer facilities	13	12	13	11		11	11	11

(1)	The allowance for loan losses at June 30, 2007 and at December 31, 2006, 2005, 2004, 2003 and 2002 was $7.7 million, $7.2 million, $6.4 million $5.8 million, $5.1 million and $4.9 million, respectively.

(2)	Non-performing assets consist of non-performing loans and foreclosed real estate owned (“REO”). Non-performing loans consist of non-accrual and accruing loans 90 days or more overdue, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(3)	The following table sets forth aggregate cash dividends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2007	2006	2006
	(In thousands)
Dividends paid to public stockholders	$881	$741	$1,462
Dividends paid to United Mutual Holding Company	—	—	—

Total dividends paid	$881	$741	$1,462

Payments listed above exclude cash dividends waived by United Mutual Holding Company of $1,102,766 and $918,972 during the six-month periods ended June 30, 2007 and 2006, respectively, and $1.8 million during the year ended December 31, 2006. United Mutual Holding Company began waiving dividends in January 2006, and, as of June 30, 2007, had waived dividends totaling $2.9 million. The payments listed above also exclude cash dividends associated with unallocated ESOP shares.

(4)	Excluding the effect of a $3,591,000 charitable contribution ($2,199,000 after taxes) to fund the United Charitable Foundation, net income in 2005 would have amounted to $6,568,000, or $0.52 per share.

(5)	Asset Quality Ratios and Regulatory Capital Ratios and the “equity to total assets” ratio are end-of-period ratios. With the exception of end-of-period ratios, all ratios are based on average balances during the indicated periods and are annualized where appropriate.

(6)	The interest rate spread represents the difference between weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(7)	The net interest margin represents net interest income as a percent of average interest-earning assets.

(8)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(9)	Regulatory Capital Ratios are reported for United Bank only.

(10)	Exclusive of the contribution to the United Charitable Foundation in 2005, return on average assets, return on average equity, total non- interest expense to average total assets, and efficiency ratio would have been 0.76%, 6.70%, 2.43% and 64.41%, respectively.

(11)	United Financial-Federal previously presented earnings per share data and share information for the year during which its shares were outstanding for the complete period. Earnings per share data and share information for the each of the years 2002 through 2005 are being presented herein for the first time. See Note I of the Notes to Consolidated Financial Statements presented elsewhere in this prospectus for additional information concerning this revised presentation.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 18.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $93.2 million and $126.7 million, or $145.9 million if the offering range is increased by 15%. United Financial-Maryland expects to contribute to United Bank sufficient net proceeds so that United Bank’s tangible and core capital ratios will exceed 10% upon completion of the conversion and offering (or, between $46.6 million and $63.3 million, or $73.0 million if the offering range is increased by 15%). We intend to retain between $39.1 million and $53.1 million of the net proceeds, or $61.2 million if the offering range is increased by 15%. Between $7.5 million and $10.2 million (or $11.7 million if the offering range is increased) will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock in the offering.

A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and of the distribution of the net proceeds is as follows:

	Based Upon the Sale at $10.00 Per Share of
	9,562,500 Shares		11,250,000 Shares		12,937,500 Shares		14,878,125 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$95,625		$112,500		$129,375		$148,781
Less offering expenses	(2,377)		(2,533)		(2,688)		(2,867)

Net offering proceeds	$93,248	100.0%	$109,967	100.0%	$126,687	100.0%	$145,914	100.0%

Distribution of net proceeds:
To United Bank	$46,624	50.0%	$54,983	50.0%	$63,343	50.0%	$72,957	50.0%
To fund loan to employee stock ownership plan	$7,538	8.1%	$8,869	8.1%	$10,199	8.1%	$11,729	8.0%
Retained by United Financial-Maryland(2)	$39,086	41.9%	$46,114	41.9%	$53,144	41.9%	$61,228	42.0%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

(2)	In the event the stock-based incentive plan providing for stock awards and stock options is approved by stockholders, and assuming shares are purchased for the stock awards at $10.00 per share, an additional $3.6 million, $4.2 million, $4.9 million and $5.6 million of net proceeds will be used by the holding company. In this case, the net proceeds retained by United Financial-Maryland would be $35.5 million, $41.9 million, $48.2 million and $55.6 million, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of United Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

United Financial-Maryland May Use the Proceeds it Retains From the Offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering (between $7.5 million and $10.2 million, or $11.7 million if the offering is increased by 15%);

•

to finance the acquisition of financial institutions or other financial service companies as opportunities arise, although we do not currently have any agreements or understandings regarding any specific acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

United Bank May Use the Net Proceeds it Receives From the Offering:

•

to fund new loans, including one-to four-family residential mortgage loans, home equity loans and lines of credit, commercial real estate and commercial and industrial loans, construction loans and consumer loans;

•

to expand its retail banking franchise by acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any agreements or understandings regarding any acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise;

•	to enhance existing products and services and to support the development of new products and services;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors — Our Failure to Utilize Effectively the Net Proceeds of the Offering Could Reduce Our Return on Stockholders’ Equity.”

OUR DIVIDEND POLICY

We have paid quarterly cash dividends since the first quarter of 2006. We currently pay a quarterly cash dividend of $0.06 per share, or $0.24 on an annualized basis. After we complete the conversion, we intend to continue to pay dividends on our outstanding shares of common stock. We expect that the level of cash dividends per share after the conversion and offering will be consistent with the current amount of dividends per share we pay on our common stock, as adjusted for the additional shares issued pursuant to the exchange ratio. For example, based on the current annualized cash dividend of $0.24 per share and an assumed exchange ratio of 1.22419 at the midpoint of the offering range, the annualized cash dividend, if paid, would be approximately $0.20 per share, which represents an annual dividend yield of 2.0% of the midpoint of the offering range, based upon a stock price of $10.00 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

Under the rules of the Office of Thrift Supervision, United Bank will not be permitted to pay dividends on its capital stock to United Financial-Maryland, its sole stockholder, if United Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, United Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. See “The Conversion—Liquidation Rights.” For information concerning additional federal and state law and regulations regarding the ability of United Bank to make capital distributions, including the payment of dividends to United Financial-Maryland, see “Taxation—Federal Taxation” and “Supervision and Regulation—Federal Banking Regulation.”

Unlike United Bank, we are not restricted by Office of Thrift Supervision regulations on the payment of dividends to our stockholders, although the source of dividends will depend on the net proceeds retained by us and earnings thereon, and dividends from United Bank. However, we will be subject to state law limitations on the payment of dividends. Maryland law generally limits dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

Finally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the conversion, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

See “Selected Consolidated Financial and Other Data of United Financial-Federal and Subsidiary” and “Market for the Common Stock” for information regarding our historical dividend payments.

MARKET FOR THE COMMON STOCK

United Financial-Federal’s common stock is currently quoted on the Nasdaq Global Select Market under the symbol “UBNK.” Upon completion of the conversion, the new shares of common stock of United Financial-Maryland will replace the existing shares. We expect the new shares will trade on the Nasdaq Global Select Market under the symbol “UBNKD” for a period of 20 trading days after the completion of the offering. Thereafter, our trading symbol will revert to “UBNK.” In order to list our stock on the Nasdaq Global Select Market, we are required to have at least three broker-dealers who will make a market in our common stock. United Financial-Federal currently has more than three market makers, including Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in our common stock.

The following table sets forth the high and low trading prices for shares of United Financial-Federal common stock and cash dividends paid per share for the periods indicated. As of October 12, 2007, there were 7,878,438 publicly held shares of United Financial-Federal common stock issued and outstanding (excluding shares held by United Mutual Holding Company). In connection with the conversion, each existing publicly held share of common stock of United Financial-Federal will be converted into a right to receive a number of shares of United Financial-Maryland common stock, based upon the exchange ratio that is described in other parts of this prospectus. See “The Conversion—Share Exchange Ratio for Current Stockholders.”

At the close of business on October 12, 2007, there were 17,068,160 shares outstanding. The high and low closing prices for the quarterly periods noted below were obtained from the Nasdaq Global Select Market.

	Price Per Share		Cash Dividend Declared
	High	Low
2007
Fourth quarter (through October 12, 2007)	$12.77	$12.26	$—
Third quarter	14.55	11.01	0.06
Second quarter	16.00	13.39	0.06
First quarter	14.93	13.71	0.06
2006
Fourth quarter	$14.97	$12.63	$0.05
Third quarter	14.23	12.11	0.05
Second quarter	13.31	11.53	0.05
First quarter	12.46	11.33	0.05
2005
Fourth quarter	$12.00	$11.53	$—
Third quarter	12.61	11.06	—

On May 21, 2007, the business day immediately preceding the public announcement of the conversion, and on October 12, 2007, the closing prices of United Financial-Federal common stock as reported on the Nasdaq Global Select Market were $14.45 per share and $12.56 per share, respectively. At October 12, 2007, United Financial-Federal had approximately 2,303 stockholders of record. On the effective date of the conversion, all publicly held shares of United Financial-Federal common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of United Financial-Maryland common stock determined pursuant to the exchange ratio. See “The Conversion — Share Exchange Ratio for Current Stockholders.” Options to purchase shares of United Financial-Federal common stock will be converted into options to purchase a number of shares of United Financial-Maryland common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2007, United Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of United Bank at June 30, 2007, and the pro forma regulatory capital of United Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price and assuming that United Bank received net proceeds in an amount such that it will have at least a 10% regulatory tangible and core capital ratio upon completion of the conversion and offering. Accordingly, the table assumes the receipt by United Bank of between $46.6 million and $63.3 million of the net offering proceeds at the minimum and maximum of the offering range, respectively.

	United Bank Historical at June 30, 2007		Pro Forma at June 30, 2007, Based Upon the Sale in the Offering of
			9,562,500 Shares		11,250,000 Shares		12,937,500 Shares		14,878,125 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)
Equity capital	$105,137	10.28%	$144,223	13.58%	$151,251	14.15%	$158,281	14.71%	$166,365	15.35%
Tangible capital	$106,989	10.67%	$146,075	14.02%	$153,103	14.60%	$160,133	15.17%	$168,217	15.81%
Tangible requirement	15,038	1.50	15,624	1.50	15,730	1.50	15,835	1.50	15,957	1.50

Excess	$91,951	9.17%	$130,451	12.52%	$137,374	13.10%	$144,298	13.67%	$152,261	14.31%

Core (leverage) capital	$106,989	10.67%	$146,075	14.02%	$153,103	14.60%	$160,133	15.17%	$168,217	15.81%
Core (leverage) requirement (3)	40,102	4.00	41,665	4.00	41,946	4.00	42,227	4.00	42,551	4.00

Excess	$66,887	6.67%	$104,410	10.02%	$111,157	10.60%	$117,906	11.17%	$125,666	11.81%

Total risk-based capital (4)	$114,710	15.47%	$153,796	20.53%	$160,824	21.43%	$167,854	22.32%	$175,938	23.35%
Risk-based requirement	59,305	8.00	59,930	8.00	60,043	8.00	60,155	8.00	60,284	8.00

Excess	$55,405	7.47%	$93,866	12.53%	$100,782	13.43%	$107,699	14.32%	$115,654	15.35%

Net Proceeds Infused			$46,624		$54,983		$63,343		$72,957
Less: ESOP			(7,538)		(8,869)		(10,199)		(11,729)

Pro Forma Increase			$39,086		$46,114		$53,144		$61,228

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of United Financial-Federal at June 30, 2007 and the pro forma consolidated capitalization of United Financial-Maryland after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	United Financial- Federal Historical at June 30, 2007	Pro Forma at June 30, 2007, Based upon the Sale in the Offering of
		Minimum 9,562,500 Shares at $10.00 per Share	Midpoint 11,250,000 Shares at $10.00 per Share	Maximum 12,937,500 Shares at $10.00 per Share	Maximum as adjusted 14,878,125 Shares at $10.00 per Share (1)
	(Dollars in thousands)
Deposits (2)	$725,753	$725,659	$725,659	$725,659	$725,659
Borrowed funds	150,509	150,509	150,509	150,509	150,509

Total deposits and borrowed funds	$876,262	$876,168	$876,168	$876,168	$876,168

Stockholders’ equity:
Preferred stock, $.01 par value, 50,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock, $.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	172	178	209	240	276
Additional paid-in capital (3)	76,700	164,566	180,620	196,674	215,135
Retained earnings (5)	71,337	71,337	71,337	71,337	71,337
Accumulated other comprehensive loss	(2,190)	(2,190)	(2,190)	(2,190)	(2,190)
Less:
Treasury stock	(1,873)	—	—	—	—
Common stock held by employee stock ownership plan (6)	(5,550)	(13,088)	(14,419)	(15,749)	(17,279)

Total stockholders’ equity	$138,596	$220,803	$235,557	$250,312	$267,279

Pro Forma Shares Outstanding
Total shares outstanding		17,764,367	20,899,255	24,034,143	27,639,264
Exchange shares issued		8,201,867	9,649,255	11,096,643	12,761,139
Shares offered for sale		9,562,500	11,250,000	12,937,500	14,878,125
Total stockholders’ equity as a percentage of total assets (2)	13.55%	19.98%	21.04%	22.06%	23.21%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings, or regulatory considerations.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals. On a pro forma basis, reflects transfer to equity of $94,000 in United Mutual Holding Company deposits held at United Bank.

(3)	United Financial-Federal currently has 5,000,000 authorized shares of preferred stock and 60,000,000 authorized shares of common stock, par value $0.01 per share. On a pro forma basis, United Financial-Maryland common stock and additional paid-in capital have been revised to reflect the number of shares of United Financial-Maryland common stock to be outstanding, which is 17,764,367 shares, 20,889,255 shares, 24,034,143 shares and 27,639,264 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. On a pro forma basis, reflects transfer to equity of $94,000 in United Mutual Holding Company deposits held at United Bank and that a number of shares of common stock equal to 3.76% of the shares of common stock to be sold in the offering will be purchased by the stock-based incentive plan in open market purchases. The funds to be used by the plan to purchase the shares will be provided by United Financial-Maryland. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As United Financial-Maryland accrues compensation expense to reflect the vesting of shares pursuant to the plan, the credit to capital will be offset by a charge to operations. Implementation of the plan will require stockholder approval.

(footnotes continue on following page.)

(4)	No effect has been given to the issuance of additional shares of United Financial-Maryland common stock pursuant to the exercise of options under a stock-based incentive plan. If this plan is implemented, an amount up to 10% of the shares of United Financial-Maryland common stock sold in the offering will be reserved for issuance upon the exercise of options under the plan. No effect has been given to the exercise of options currently outstanding. See “Management of United Financial-Maryland.”

(5)	The retained earnings of United Bank will be substantially restricted after the conversion. See “The Conversion—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation.”

(6)	Assumes that 7.88% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from United Financial-Maryland. The loan will be repaid principally from United Bank’s contributions to the employee stock ownership plan. Since United Financial-Maryland will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on United Financial-Maryland’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

PRO FORMA DATA

The following tables summarize historical data of United Financial-Federal and pro forma data at and for the six months ended June 30, 2007 and at and for the year ended December 31, 2006. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of United Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion—Liquidation Rights.”

The net proceeds in the tables are based upon the following assumptions:

(i)	all shares of common stock will be sold in the subscription and community offerings;

(ii)	100,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

(iii)	our employee stock ownership plan will purchase 7.88% of the shares of common stock sold in the offering, with a loan from United Financial-Maryland. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

(iv)	Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families; and

(v)	total expenses of the offering, including the marketing fees to be paid to Keefe, Bruyette & Woods, Inc., will be between $2.4 million at the minimum of the offering range and $2.9 million at the maximum of the offering range, as adjusted.

We calculated pro forma consolidated net earnings for the six months ended June 30, 2007 and the year ended December 31, 2006 as if the estimated net proceeds we received had been invested at the beginning of each period at assumed interest rates of 4.91% and 5.00%, respectively (2.90% and 2.95%, respectively, on an after-tax basis), which represented the yield on the one-year U.S. Treasury Bill as of June 30, 2007 and December 31, 2006, respectively (which we consider to reflect more accurately the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that United Financial-Maryland will retain between $39.1 million and $53.1 million of the estimated net proceeds of the offering, or $61.2 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $93.2 million and $126.7 million, or $145.9 million if the offering range is increased by 15%.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock.

At or for the Six Months Ended June 30, 2007 Based upon the Sale at $10.00 Per Share of
9,562,500 Shares	11,250,000 Shares	12,937,500 Shares	14,878,125 Shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$95,625	$112,500	$129,375	$148,781
Less: Expenses	(2,377)	(2,533)	(2,688)	(2,867)
Plus: Assets received from the MHC	94	94	94	94

Estimated net proceeds	93,342	110,061	126,781	146,008

Less: Common stock acquired by employee stock ownership plan	(7,538)	(8,869)	(10,199)	(11,729)
Less: Common stock acquired by stock-based incentive plan	(3,597)	(4,231)	(4,866)	(5,596)

Estimated net proceeds, as adjusted	$82,207	$96,961	$111,716	$128,683

For the Six Months Ended June 30, 2007

Consolidated net earnings:
Historical	$1,812	$1,812	$1,812	$1,812
Pro forma adjustments:
Income on adjusted net proceeds	1,190	1,403	1,617	1,863
Employee stock ownership plan (2)	(111)	(131)	(151)	(173)
Recognition and retention plan (3)	(212)	(250)	(287)	(330)
Stock option plan (4)	(196)	(231)	(266)	(305)
Income on assets from MHC	1	1	1	1

Pro forma net income	$2,484	$2,605	$2,727	$2,868

Earnings per share (5):
Historical	$0.11	$0.10	$0.08	$0.07
Pro forma adjustments:
Income on adjusted net proceeds	0.07	0.07	0.07	0.07
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Recognition and retention plan (3)	(0.01)	(0.01)	(0.01)	(0.01)
Stock option plan (4)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma earnings per share (5) (6)	$0.15	$0.14	$0.12	$0.11

Offering price to pro forma net earnings per share (5)	33.33	x	35.71	x	41.67	x	45.45	x
Number of shares used in earnings per share calculations	16,174,038	19,028,309	21,882,579	25,165,080

At June 30, 2007

Stockholders’ equity:
Historical	$138,596	$138,596	$138,596	$138,596
Estimated net proceeds	93,248	109,967	126,687	145,914
Equity increase from MHC	94	94	94	94
Less: Common stock acquired by employee stock ownership plan	(7,538)	(8,869)	(10,199)	(11,729)
Less: Common stock acquired by recognition and retention plan (3)	(3,597)	(4,231)	(4,866)	(5,596)

Pro forma stockholders equity	220,803	235,557	250,312	267,279
Less: Intangible assets	(260)	(260)	(260)	(260)

Pro forma tangible stockholders’ equity	$220,543	$235,297	$250,052	$267,019

Stockholders’ equity per share:(7)
Historical	$7.80	$6.63	$5.77	$5.01
Estimated net proceeds	5.25	5.26	5.27	5.28
Less: Common stock acquired by employee stock ownership plan	(0.42)	(0.42)	(0.42)	(0.42)
Less: Common stock acquired by recognition and retention plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (6) (7)	$12.44	$11.27	$10.42	$9.67
Pro forma tangible stockholders’ equity per share (6) (7)	$12.43	$11.26	$10.41	$9.66
Offering price as percentage of pro forma stockholders’ equity per share	80.39%	88.73%	95.97%	103.41%
Offering price as percentage of pro forma tangible stockholders’ equity per share	80.45%	88.81%	96.06%	103.52%
Number of shares outstanding for pro forma book value per share calculations	17,764,367	20,899,255	24,034,143	27,639,264

(footnotes begin on following page.)

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.

(2)	Assumes that 7.88% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from United Financial-Maryland. United Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments due on the debt. United Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by United Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 41%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 18,846, 22,172, 25,497 and 29,322 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)	If approved by United Financial-Maryland’s stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 3.76% of the shares to be sold in the offering (or a greater number of shares if the plan is implemented more than twelve months after completion of the conversion although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from United Financial-Maryland or through open market purchases. Shares in the stock recognition and retention plan are assumed to vest over a period of five years. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by United Financial-Maryland. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 10% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the six months ended June 30, 2007 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 41%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 3.76% of the shares sold in the offering), are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.0% at the maximum of the offering range.

(4)	If approved by United Financial-Maryland’s stockholders, the stock option plan may grant options to acquire an aggregate number of shares of common stock equal to 9.4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than twelve months after completion of the conversion, although such plan, including the amount awarded under the plan, may remain subject to supervisory restrictions). Stockholder approval of the stock option plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.43 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 41%. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock option plan is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 4.8% at the maximum of the offering range.

(5)	Per share figures include publicly held shares of United Financial-Federal common stock that will be exchanged for shares of United Financial-Maryland common stock in the conversion. See “The Conversion — Share Exchange Ratio.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods. See note 2. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts. Offering price to pro forma net income per share has been annualized.

(footnotes continue on following page.)

(6)	The retained earnings of United Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(7)	Per share figures include publicly held shares of United Financial-Federal common stock that will be exchanged for shares of United Financial-Maryland common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.04056, 1.22419, 1.40782 and 1.61900 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

	At or for the Twelve Months Ended December 31, 2006 Based upon the Sale at $10.00 Per Share of
	9,562,500 Shares	11,250,000 Shares	12,937,500 Shares	14,878,125 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$95,625	$112,500	$129,375	$148,781
Less: Expenses	(2,377)	(2,533)	(2,688)	(2,867)
Plus: Assets received from the MHC	94	94	94	94

Estimated Net Proceeds	93,342	110,061	126,781	146,008

Less: Common stock purchased by employee stock ownership plan	(7,538)	(8,869)	(10,199)	(11,729)
Less: Common stock purchased by stock-based incentive plan	(3,597)	(4,231)	(4,866)	(5,596)

Estimated net proceeds, as adjusted	$82,207	$96,961	$111,716	$128,683

For the Twelve Months Ended December 31, 2006

Consolidated net earnings:
Historical	$4,924	$4,924	$4,924	$4,924
Pro forma adjustments:
Income on adjusted net proceeds	2,422	2,858	3,293	3,793
Employee stock ownership plan (2)	(222)	(262)	(301)	(346)
Recognition and retention plan (3)	(424)	(499)	(574)	(660)
Stock option plan (4)	(392)	(461)	(531)	(610)
Income on assets from MHC	3	3	3	3

Pro forma net income	$6,311	$6,563	$6,814	$7,104

Earning per share (5):
Historical	$0.30	$0.25	$0.22	$0.19
Pro form adjustments
Income on adjusted net proceeds	0.15	0.15	0.15	0.15
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Recognition and retention plan (3)	(0.03)	(0.03)	(0.03)	(0.03)
Stock option plan (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma earnings per share (5) (6)	$0.39	$0.34	$0.31	$0.28

Offering price to pro forma net earnings per share	25.64x	29.41x	32.26x	35.71x
Number of shares used in earnings per share calculations	16,419,669	19,317,286	22,214,904	25,547,255

At December 31, 2006

Stockholders’ equity:
Historical	$137,711	$137,711	$137,711	$137,711
Estimated net proceeds	93,248	109,967	126,687	145,914
Equity increase from MHC	94	94	94	94
Less: Common stock acquired by employee stock ownership plan	(7,538)	(8,869)	(10,199)	(11,729)
Less: Common stock acquired by recognition and retention plan (3)	(3,597)	(4,231)	(4,866)	(5,596)

Pro forma stockholders equity	219,918	234,672	249,427	266,395

Less: Intangible assets	(275)	(275)	(275)	(275)

Pro forma tangible stockholders’ equity	$219,643	$234,397	$249,152	$266,120

Stockholders’ equity per share:(7)
Historical	$7.75	$6.59	$5.73	$4.98
Estimated net proceeds	5.25	5.26	5.27	5.28
Less: Common stock acquired by employee stock ownership plan	(0.42)	(0.42)	(0.42)	(0.42)
Less: Common stock acquired by recognition and retention plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (6) (7)	$12.39	$11.23	$10.38	$9.64
Pro forma tangible stockholders’ equity per share (6) (7)	$12.37	$11.22	$10.37	$9.63
Offering price as percentage of pro forma stockholders’ equity per share	80.71%	89.05%	96.34%	103.73%
Offering price as percentage of pro forma tangible stockholders’ equity per share	80.84%	89.13%	96.43%	103.84%
Number of shares outstanding for pro forma book value per share calculations	17,764,367	20,899,255	24,034,143	27,639,264

(footnotes begin on following page.)

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.

(2)	Assumes that 7.88% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from United Financial-Maryland. United Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. United Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by United Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 41%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 37,692, 44,343, 50,995 and 58,644 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)	If approved by United Financial-Maryland’s stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 3.76% of the shares to be sold in the offering (or a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from United Financial-Maryland or through open market purchases. Shares in the stock recognition and retention plan are assumed to vest over a period of five years. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by United Financial-Maryland. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended December 31, 2006, and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 41%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 3.76% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.0% at the maximum of the offering range.

(4)	If approved by United Financial-Maryland’s stockholders, the stock option plan may grant options to acquire an aggregate number of shares of common stock equal to 9.4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under the plan, may remain subject to supervisory restrictions). Stockholder approval of the stock option plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.43 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 41%. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock option plan is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 4.8% at the maximum of the offering range.

(5)	Per share figures include publicly held shares of United Financial-Federal common stock that will be exchanged for shares of United Financial-Maryland common stock in the conversion. See “The Conversion — Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods. See note 2. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts. Pro forma net income per share has been annualized for purposes of calculating the offering price to pro forma net earnings per share.

(footnotes continue on following page.)

(6)	The retained earnings of United Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(7)	Per share figures include publicly held shares of United Financial-Federal common stock that will be exchanged for shares of United Financial-Maryland common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.04056, 1.22419, 1.40782 and 1.61900 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding United Financial-Federal provided in this prospectus. The financial condition and results of operations reported at June 30, 2007 and for the six-month periods ended June 30, 2007 and 2006 are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation.

Overview

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including mortgage-backed securities, other securities and corporate and municipal bonds) and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, money market accounts, transaction accounts, certificates of deposit and Federal Home Loan Bank advances. Net interest income before provision for loan losses increased $528,000, or 2.0%, to $27.6 million for the year ended December 31, 2006 from $27.0 million for the year ended December 31, 2005. The primary reason for the improvement in our net interest income was a $98.9 million, or 12.0%, increase in our average interest earning assets to $926.3 million for the year ended December 31, 2006, reflecting strong growth in loans. The favorable impact of the increase in earning assets was offset to some extent by net interest margin compression of 30 basis points to 2.97% for the year ended December 31, 2006 compared to 3.27% for the same period last year. Net interest margin was affected by the flat yield curve, the increasingly competitive pricing conditions for loans and deposits, a shift in deposit demand towards higher-yielding money market and time deposit accounts, and the impact of higher short-term market interest rates on the cost to fund earning assets.

Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense. Non-interest income consists primarily of deposit account fees, financial services fees, increases in cash value-insurance, gains and losses on the sale of securities and miscellaneous other income. Non-interest expense consists primarily of compensation and employee benefits, data processing, occupancy, marketing and public relations, professional services, printing and office supplies, and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Expected Increase in Non-Interest Expense as a Result of the Conversion

Following the completion of the conversion, our non-interest expense is expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible adoption of a stock-based incentive plan, if approved by our stockholders.

Assuming that 14,878,125 shares are sold in the offering:

(i)	the employee stock ownership plan will acquire 1,172,877 shares of common stock with a $11.7 million loan that is expected to be repaid over 20 years, resulting in an annual expense (pre-tax) of approximately $586,439 (assuming that the shares of common stock maintain a value of $10.00 per share); and

(ii)	the new stock-based incentive plan would award a number of shares equal to 3.76% of the shares sold in the offering, or 559,586 shares, to eligible participants, and such awards would be expensed as the awards vest. Assuming all shares are awarded under the plan at a price of $10.00 per share, and that the awards vest over five years, the corresponding annual expense (pre-tax) associated with shares awarded under the plan would be approximately $1,119,000; and

(iii)	the new stock-based incentive plan would award options to purchase a number of shares equal to 9.4% of the shares sold in the offering, or 1,398,960 shares, to eligible participants, and such options would be expensed as the options vest. Assuming all options are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the options vest over a minimum of five years, the corresponding annual expense (pre-tax) associated with options awarded under the stock-based incentive plan would be approximately $680,000 (assuming a grant-date fair value of $2.43 per option, using the Black-Scholes option valuation methodology).

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the shares awarded under the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses and valuation allowances associated with deferred tax assets.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in adjustments to the amount of the recorded allowance for loan losses.

As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans and discounted cash flow valuations of properties are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisals and discounted cash flow valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals and discounted cash flow valuations are reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change based on changes in economic and real estate market conditions.

The evaluation has a specific and general component. The specific component relates to loans that are delinquent or otherwise identified as problem loans through the application of our loan review process and our loan grading system. All such loans are evaluated individually, with principal consideration given to the value of the collateral securing the loans. Specific allowances are established as required by this analysis. The general component is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general component of the allowance for loan losses.

Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

Valuation Allowance for Deferred Tax Assets. The assessment of whether a valuation allowance for our deferred tax assets is required is also a critical accounting estimate. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of such assets will not be realized. This assessment is made each reporting period based upon an estimate of future taxable income during the periods in which existing temporary differences become deductible.

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our individual and business customers. Over the past several years, we have emphasized the origination of commercial and industrial loans and loans secured by commercial real estate, and we intend to increase our origination of these loans in the future. In addition, we intend to expand our branch network in our primary market area, which consists of Hampden and Hampshire Counties, Massachusetts. We also intend to evaluate opportunities to expand into new markets, including Northern Connecticut. We cannot assure you that we will be able to successfully implement our business strategy.

Highlights of our business strategy are as follows:

Remaining a Community-Oriented Financial Institution. We were established in 1882 and have been operating continuously since that time, growing through internal growth and a series of five mutual-to-mutual business combinations that occurred between 1960 and 1994. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of individualized consumer and business financial services from our main office, 12 branch offices, two offsite ATMs and one drive-up facility.

Expanding our Branch Network. We currently operate from 13 full-service banking offices and a drive-up only facility. We also maintain two wealth management facilities that offer insurance and investment products and financial planning services. We intend to open our 14th and 15th full service banking offices in East Longmeadow and Agawam, Massachusetts during the first quarter of 2008. We plan to lease each of these facilities and estimate that the total costs of improvements will be immaterial. We intend to evaluate new branch expansion opportunities, through acquisitions and de novo branching, to expand our presence within and outside our primary market area, including Northern Connecticut, and our current business plan calls for the acquisition and establishment of additional branch offices. In addition, we intend to evaluate acquisitions of other financial institutions as opportunities present themselves.

Increasing our Commercial Real Estate and Commercial and Industrial Lending. We intend to continue to increase our origination of higher-yielding commercial real estate and commercial and industrial loans as a means of increasing our interest income and improving our net interest margin. These loans are generally originated with rates that are fixed for five years or less, which assists us in managing our interest rate risk. In support of this initiative we have supplemented our existing staff of commercial loan officers, increased our credit analysis resources and enhanced the outside loan review process. We originated $21.7 million of commercial real estate loans and $41.7 million of commercial and industrial loans during the six months ended June 30, 2007, and $51.1 million of commercial real estate loans and $85.1 million of commercial and industrial loans during the year ended December 31, 2006. At June 30, 2007, our commercial real estate loans and commercial and industrial loans totaled $198.9 million and $75.5 million, respectively. The additional capital raised from our initial public offering in 2005 has increased, and the proceeds received in this offering will further increase, our commercial lending capacity by enabling us to originate more loans and loans with larger balances. Originating more commercial real estate and commercial and industrial loans exposes us to increased risks. See “Risk Factors.”

Maintaining High Asset Quality. We have emphasized maintaining high asset quality by following conservative underwriting criteria and by originating loans secured primarily by real estate. We will continue to focus on maintaining high asset quality as we seek to expand our commercial lending activities. Our non-performing loans at June 30, 2007 were $3.0 million, or 0.37% of total loans, and our net charge-offs on an annualized basis were 0.03% of our average loans outstanding for the six months ended June 30, 2007.

Increasing our Share of Lower-Cost Deposits. We remain committed to generating lower-cost and more stable core deposits. We attract and retain core deposits with competitive products and rates, excellent customer service, a comprehensive marketing program and a well-established incentive-based cross-sales program. Our efforts to attract and retain core deposits have resulted in an increase in the total number of accounts. However, the increased number of accounts has not translated into increased balances during 2005 and 2006, as many customers have elected to shift transaction, savings and money market balances to higher-yielding certificates of deposits as market interest rates have increased. At June 30, 2007, core deposits (demand deposits, NOW accounts, money market accounts and savings accounts) comprised 53.3% of our total deposits, compared to 54.3% of our total deposits at June 30, 2006.

Increasing and Diversifying our Sources of Non-interest Income. In order to reduce our reliance on net interest income and the impact of market rates on our financial results, we have sought to diversify our revenue stream. In connection with our success in growing our deposit base, our fee income derived from deposits has increased. Through United Wealth Management Group, a division of United Bank, we offer United Bank customers and others a complete range of non-deposit investment products and financial planning services, including mutual funds, debt, equity and government securities, insurance products, fixed and variable annuities, financial planning for individual and commercial customers and estate planning services. In 2006, United Bank purchased Levine Financial Group of Northampton, Massachusetts in order to expand our market and capitalize on the establishment of a new branch. United Wealth Management Group offers these services through its partnership with NFP Securities, Inc. We also have invested in bank-owned life insurance for certain executive officers and directors, providing another source of non-interest income through the recognition of the growing cash surrender value of this insurance over time.

Comparison of Financial Condition at June 30, 2007 and December 31, 2006

Total assets increased $13.3 million, or 1.3%, to $1.0 billion at June 30, 2007, due in large part to strong growth in net loans. Net loans increased $41.1 million, or 5.4%, to $797.2 million at June 30, 2007 from $756.2 million at December 31, 2006. Loan growth reflected a sound local economy, a stable real estate market, continued demand for our products in our primary market areas and successful business development efforts. The increase in loans was also attributable to our practice of originating a significant portion of residential loans for investment. The increases were offset to some extent by a decrease in securities available for sale of $29.1 million, or 15.3%, to $161.2 million at June 30, 2007 from $190.2 million at December 31, 2006, due to sales, calls and maturities of certain debt instruments and repayments of mortgage-backed securities, partially offset by purchases of mortgage-backed securities. The cash flows from investment securities were used to pay down short-term Federal Home Loan Bank advances. Cash and cash equivalents decreased $4.9 million to $20.6 million at June 30, 2007, reflecting the use of interest-bearing deposits to pay down short-term Federal Home Loan Bank advances.

The growth in loans was funded by an increase in total deposits of $40.1 million, or 5.8%, to $725.8 million at June 30, 2007 from $685.7 million at December 31, 2006. Deposit growth was evident in all categories excluding savings accounts, with increases of 9.1% in transaction accounts, 6.4% in money market accounts and 6.0% in certificates of deposit. These results were mainly attributable to the December 2006 opening of our second branch in Westfield, Massachusetts, the introduction of new products and services, competitive pricing and targeted promotional activities. Savings account balances decreased $2.0 million, or 3.1%, as customers continued to transfer balances to higher yielding money market and certificate of deposit accounts. Core deposits increased $20.9 million, or 5.7%, to $387.1 million, or 53.3% of deposits at June 30, 2007. Federal Home Loan Bank advances decreased $27.3 million, or 16.1%, to $142.5 million at June 30, 2007 from $169.8 million at December 31, 2006, due to repayment of higher cost short-term advances. Repurchase agreements decreased $2.4 million, or 23.4%, to $8.0 million at June 30, 2007 from $10.4 million at December 31, 2006, reflecting routine fluctuations in these overnight accounts.

Total stockholders’ equity increased $885,000, or 0.6%, to $138.6 million at June 30, 2007 from $137.7 million at December 31, 2006, as a result of net income of $1.8 million for the six months ended June 30, 2007, stock-based compensation totaling $1.1 million and ESOP compensation expense of $325,000. These items were partially offset by share repurchases totaling $1.2 million, payments of cash dividends amounting to $881,000, and an increase of $239,000 in the net unrealized loss on securities available for sale.

Comparison of Operating Results for the Six Months Ended June 30, 2007 and 2006

Net Income. Our net income for the six months ended June 30, 2007 was $1.8 million, or $0.11 per diluted share, compared to $2.6 million, or $0.16 per diluted share, for the same period in 2006. Our lower net income and earnings per share were due in large part to net interest margin contraction, increased provision for loan losses and non-interest expenses as well as a higher effective tax rate in the 2007 period. These items were partially offset by growth in average earning assets and an increase in non-interest income.

Net Interest Income Before Provision for Loan Losses. Net interest income before provision for loan losses increased $419,000, or 3.1%, to $14.1 million for the six months ended June 30, 2007 from $13.7 million for the comparable 2006 period, reflecting growth in average earning assets, which was substantially offset by net interest margin compression. Our net interest margin contracted 17 basis points to 2.86% for the six-month period ended June 30, 2007 compared to 3.03% for the same period in 2006. Net interest margin was affected by the flat yield curve, the increasingly competitive pricing conditions for loans and deposits and a shift in deposit demand towards higher-yielding money market and time deposit accounts.

Interest Income. Interest income increased $4.1 million, or 16.4%, to $28.8 million for the six months ended June 30, 2007 from $24.8 million for the prior year period reflecting higher total average interest-earning asset balances and an increase in the yield on average interest-earning assets. Total average interest-earning asset balances increased $82.8 million, or 9.2%, to $985.3 million for the six months ended June 30, 2007, due in large part to strong loan growth, funded largely by deposit growth and cash flows from the investment securities portfolio. Total average loans increased $131.9 million, or 20.1%, to $787.1 million for the first six months of 2007 as a result of loan origination activity, partially offset by prepayments and normal amortization. Total average investment securities decreased by $50.8 million, or 22.7%, to $173.3 million primarily due to maturities, calls, sales and amortization of existing securities, partially offset by purchases of bonds. The yield on average interest-earning assets increased 36 basis points to 5.85% for the six months ended June 30, 2007 in connection with the higher interest rate environment and the use of cash flows from the investment portfolio to fund higher yielding loans. The increase in market rates contributed to the repricing of a portion of our existing assets and to increased rates for new assets. Since a significant amount of our average interest earning assets are fixed rate and the impact of Federal Reserve Board actions was less pronounced on the long end of the yield curve, the effect of the increase in market rates was limited.

Interest Expense. Interest expense increased $3.6 million, or 32.8%, to $14.7 million for the six months ended June 30, 2007 from $11.1 million for the prior year period due to an increase in average interest-bearing liabilities and an increase in the rate paid for such liabilities. Average interest-bearing liabilities increased $77.8 million, or 11.1%, to $779.1 million for the six months ended June 30, 2007 reflecting growth in interest-bearing deposits and FHLB advances. Total average interest-bearing deposits increased $25.6 million, or 4.4%, to $607.1 million for the first six months of 2007 mainly attributable to growth in money market and certificate of deposit balances, partially offset by a reduction in savings balances. The decline in savings deposits was mainly attributable to a shift in market demand to money market and certificate of deposit products to take advantage of more attractive rates. Total average FHLB advances increased $48.3 million, or 43.1%, to $160.2 million to support loan growth. The average rate paid on interest-bearing liabilities rose 61 basis points to 3.78% for the six months ended June 30, 2007, reflecting interest rate increases by the Federal Reserve Board in prior periods. Since a large portion of the Company’s interest-bearing liabilities is short-term, the impact of the increase in market rates was significant.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, trends in nonperforming loans and delinquency rates, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, peer group information and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events occur. The provision for loan losses was $604,000 for the six months ended June 30, 2007, as compared to $462,000 for the same period in 2006, reflecting an increase in reserves for classified loans and higher net charge-offs. The allowance for loan losses was $7.7 million, or 0.96%, of loans outstanding, at June 30, 2007.

Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, and establishes the provision for loan losses based on these factors. Historically, our loan portfolio has primarily consisted of one- to four-family residential mortgage loans. However, our current business plan calls for increases in commercial real estate and commercial and industrial lending. As management evaluates the allowance for loan losses, the increased risk associated with larger non-homogenous commercial real estate and commercial and industrial loans may result in larger additions to the allowance for loan losses in future periods.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary, based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, will periodically review our allowance for loan losses. The Office of Thrift Supervision may require us to make adjustments to the allowance, based on its judgments about information available to it at the time of its examination.

Non-interest Income. Non-interest income increased $134,000, or 5.0%, to $2.8 million for the six months ended June 30, 2007 reflecting growth in fee income on depositors’ accounts and wealth management accounts. Fee income on depositors’ accounts rose $153,000, or 7.7%, as a result of growth in transaction account balances and activity. Wealth management income increased $98,000, or 50.8%, as a result of new accounts opened due to successful business development efforts and the acquisition of the Levine Financial Group in March 2006.

Non-interest Expense. Non-interest expense increased $1.6 million, or 13.9%, to $13.2 million for the six months ended June 30, 2007 from $11.6 million for the prior year period. Total salaries and benefits increased $1.4 million, or 23.0%, mainly due to stock-based compensation associated with restricted stock and stock options granted in August 2006 and staffing costs for the two new branches opened in 2006. Occupancy costs grew $159,000, or 19.6%, principally attributable to the two new branches opened in 2006. Data processing costs expanded $105,000, or 8.8%, reflecting a larger loan and deposit base and new branches opened in 2006. Professional services increased $173,000, or 36.1%, as a result of costs incurred in connection with Sarbanes Oxley Section 404 compliance and a comprehensive review of our employee benefits programs.

Income Tax Expense. Income tax expense decreased $367,000 to $1.3 million for six months ended June 30, 2007 from $1.7 million for the comparable 2006 period. This decrease was mainly due to lower income before income taxes, somewhat offset by an increase in the effective tax rate to 41.5% for the six months ended June 30, 2007 compared to 38.5% for the same period last year. The higher effective tax rate was principally due to the higher proportion of non-deductible expenses in the 2007 period compared to the 2006 period.

Comparison of Financial Condition at December 31, 2006 and 2005

Total assets increased $102.9 million, or 11.4%, to $1.0 billion at December 31, 2006 from $906.5 million at December 31, 2005. The increase reflected substantial growth in net loans, partially offset by a decrease in securities available for sale. The growth in assets was partially funded by cash flows from the investment portfolio and increases in both deposits ($32.1 million) and Federal Home Loan Bank advances ($67.9 million). Securities available for sale decreased $36.2 million, or 15.8%, to $190.2 million at December 31, 2006 from $226.5 million at December 31, 2005, as management elected to use cash flows from the investment portfolio to fund loan growth. Total cash and cash equivalents increased $9.6 million, to $25.4 million at December 31, 2006, reflecting routine fluctuations in cash balances and the intentional accumulation of funds to support future loan growth.

Net loans increased $125.6 million, or 19.9%, to $756.2 million at December 31, 2006 from $630.6 million at December 31, 2005. One- to four-family residential mortgage loans increased $33.9 million, or 11.9%, to $319.1 million at December 31, 2006, reflecting continued strong demand in our primary market area given the stable real estate market and the relatively low interest rate environment. The increase was also due to management’s decision to retain in our loan portfolio substantially all originations of residential mortgage loans. Commercial real estate and commercial and industrial loans increased $25.5 million, or 17.0%, to $175.6 million and $10.2 million, or 18.0%, to $69.8 million, respectively, as a result of stable economic conditions in our primary market area, competitive pricing, attractive products and services, established relationships, successful business development efforts and the hiring of additional commercial lenders to diversify our lending activities. Construction loans increased $25.9 million, or 89.7%, to $54.8 million, due to strong demand for commercial and residential funding, successful business development efforts, and the relatively low interest rate environment. A significant portion of these loans mature in less than two years and will either convert to permanent financing or pay-off in full. We continued to focus our efforts on growing the higher yielding commercial real estate and commercial and industrial portfolios in order to improve our net interest rate spread. Home equity loans increased $26.7 million, or 31.0%, reflecting strong consumer demand, attractive product offerings and competitive rates.

Total deposits increased $32.1 million, or 4.9%, to $685.7 million at December 31, 2006 mainly due to an increase of $39.4 million in certificate of deposit balances. During the period, customer demand for deposits shifted from savings towards higher-yielding certificate of deposit accounts in the rising market interest rate environment. As a result, total savings deposits declined $21.8 million, or 25.0%, to $65.5 million at December 31, 2006. Demand deposits grew $3.9 million, or 4.2%, due to increased marketing and promotional activity in an effort to attract new customers and retain existing funds. Money market account balances expanded $10.3 million, or 6.7%, reflecting strong customer demand, attractive products and competitive pricing. Core deposits totaled $366.2 million, or 53.4% of deposits, at December 31, 2006 compared to $376.0 million, or 57.5% of deposits, at December 31, 2005.

Federal Home Loan Bank advances increased $67.9 million, or 66.7%, to $169.8 million at December 31, 2006 from $101.9 million at December 31, 2005, to fund our balance sheet growth. We have used a portion of such advances to “match fund” certain fixed-rate residential and commercial real estate loans in order to reduce our interest rate risk. Repurchase agreements increased $2.0 million to $10.4 million at December 31, 2006 from $8.4 million at December 31, 2005, reflecting routine fluctuations in these overnight accounts.

Total stockholders’ equity increased $706,000, or 0.5%, to $137.7 million at December 31, 2006 from $137.0 million at December 31, 2005. This increase reflected net income of $4.9 million for the year ended December 31, 2006, the equity offset to the recognition of $1.1 million in ESOP and stock-based compensation expenses, and a $514,000 decrease in the net unrealized loss on securities available for sale. These items were offset to a large extent by share repurchases totaling $4.4 million and payment of cash dividends totaling $1.5 million.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

Net Income. Net income increased $555,000, or 12.7%, to $4.9 million for the year ended December 31, 2006 from $4.4 million for the year ended December 31, 2005. The results for 2006 reflected growth in average interest-earning assets and non-interest income, partially offset by higher non-interest expenses, excluding the impact of a $3.6 million expense related to the contribution to fund the United Charitable Foundation in 2005. Excluding the effect of the charitable contribution, net income would have totaled $6.6 million in 2005.

Net Interest Income Before Provision for Loan Losses. Net interest income before provision for loan losses increased $528,000, or 2.0%, to $27.6 million for the year ended December 31, 2006 from $27.0 million for the year ended December 31, 2005, reflecting growth in average interest-earning assets, which was substantially offset by net interest margin compression. Our net interest margin contracted 30 basis points to 2.97% for the year ended December 31, 2006 compared to 3.27% for the year ended December 31, 2005. Net interest margin was affected by the flat yield curve, the increasingly competitive pricing conditions for loans and deposits, a shift in deposit demand towards higher-yielding money market and time deposit accounts, and the impact of increased short-term market interest rates on the cost to fund earning assets.

Interest Income. Interest income increased $9.0 million, or 20.7%, to $52.2 million for the year ended December 31, 2006 from $43.2 million for the year ended December 31, 2005, reflecting an increase in total average interest-earning assets and an increase in the yield on average interest-earning assets. Total average interest-earning assets increased $98.9 million, or 12.0%, to $926.3 million for the year ended December 31, 2006 due in large part to strong loan growth, which was mainly funded by proceeds from United Financial-Federal’s initial public offering in July 2005, deposit growth and additional Federal Home Loan Bank advances. Total average loans increased $96.2 million, or 16.1%, to $693.2 million for the year ended December 31, 2006 as a result of strong origination activity, partially offset by prepayments and normal amortization. The yield on average interest-earning assets increased 41 basis points to 5.64% for the year ended December 31, 2006, due primarily to higher market interest rates. The increase in market rates contributed to the repricing of a portion of our existing assets and to increased rates for new assets. Since a significant amount of our average interest earning assets have fixed rates and the impact of Federal Reserve Board actions was less pronounced on the long end of the yield curve, the effect of the increase in market rates was limited.

Interest Expense. Interest expense increased $8.4 million, or 52.1%, to $24.6 million for the year ended December 31, 2006 from $16.2 million for the year ended December 31, 2005, due to an increase in average interest-bearing liabilities and an increase in the rate paid for such liabilities. Average interest-bearing liabilities increased $64.4 million, or 9.8%, to $723.1 million for the year ended December 31, 2006, reflecting growth in interest-bearing deposits and Federal Home Loan Bank advances. Total average interest-bearing deposits increased $34.0 million, or 6.1%, to $587.6 million for the year ended December 31, 2006 mainly attributable to growth in money market and certificate of deposit balances, partially offset by a reduction in savings balances. The decline in savings deposits was mainly attributable to a shift in market demand to money market and certificates of deposit accounts to take advantage of more attractive interest rates. Total average Federal Home Loan Bank advances increased $30.7 million, or 33.4%, to $127.4 million, which were used to support loan growth. The average rate paid on interest-bearing liabilities increased 95 basis points to 3.41% for the year ended December 31,

2006, reflecting interest rate increases initiated by the Federal Reserve Board. Since a large portion of our interest-bearing liabilities are short-term, the impact of the increase in market rates was significant.

Provision for Loan Losses. The provision for loan losses was $969,000 for the year ended December 31, 2006, as compared to a $917,000 provision for the year ended December 31, 2005. The modest increase in the provision in 2006 compared to 2005 was due primarily to increases in substandard and doubtful classified loans and commercial real estate non-accrual loans, offset to some extent by decreases in residential and commercial non-accrual loans and net charge-offs. The allowance for loan losses was $7.2 million, or 0.95% of loans outstanding at December 31, 2006, as compared to $6.4 million, or 1.00% of loans outstanding at December 31, 2005.

Non-interest Income. Non-interest income increased $372,000, or 7.4%, to $5.4 million for the year ended December 31, 2006 from $5.0 million for the year ended December 31, 2005, reflecting growth in fee income on depositors’ accounts and financial services income, partially offset by a $222,000 loss from sales of investment securities in 2006. Fee income on depositors’ accounts rose $446,000 as a result of growth in transaction account balances and activity. Financial services income increased $145,000 in connection with the purchase of the Levine Financial Group in the first quarter of 2006 and new accounts opened due to successful business development efforts. The sales of securities in the third quarter of 2006 were consummated to improve the yield on the portfolio and provide additional liquidity.

Non-interest Expense. Non-interest expense for the year ended December 31, 2006 was $24.0 million compared to $24.1 million for the same period in 2005. Excluding the $3.6 million contribution to fund the United Charitable Foundation, non-interest expense would have increased $3.5 million, or 17.1%. Total salaries and benefits increased $1.7 million, or 15.4%, reflecting the cost of restricted stock and stock option grants awarded in 2006 under our Stock-Based Incentive Plan, new employees hired to support our growth and two new branches opened in 2006, expenses totaling $198,000 incurred in connection with the separation package for our former Chief Financial Officer, and annual wage increases. Occupancy costs grew $298,000, or 19.9%, principally attributable to two new branches opened in 2006 and new office space leased in connection with the acquisition of the Levine Financial Group in the first quarter of 2006. Professional services costs increased $416,000, or 56.8%, mainly due to expenses related to being a public company, including compliance with Sarbanes-Oxley Section 404, audit and accounting, legal, consulting, investor-relations and NASDAQ listing expenses. Other non-interest expense increased $954,000, or 30.1%, primarily due to increased costs associated with a larger loan, deposit and financial services account base, including printed materials, supplies, branch merchandising and postage, as well as new branches opened in 2006.

Income Tax Expense. Income tax expense increased $369,000, to $3.0 million for the year ended December 31, 2006 as compared to $2.6 million for the year ended December 31, 2005, primarily attributable to higher income before taxes. The effective tax rate for the year ended December 31, 2006 was 38.0% compared to 37.8% for the year ended December 31, 2005.

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

Net Income. Net income decreased $1.2 million, or 21.0%, to $4.4 million for the year ended December 31, 2005 from $5.5 million for the year ended December 31, 2004. The decrease primarily resulted from a one-time after-tax expense of $2.2 million, which was incurred to establish and fund the newly formed United Charitable Foundation. Excluding the effect of the charitable contribution, net income would have totaled $6.6 million, or 19.0% greater than for the year ended December 31, 2004. This increase was attributable largely to the investment of the proceeds of the initial public offering during the last six months of 2005.

Net Interest Income Before Provision for Loan Losses. Net interest income before provision for loan losses increased $2.6 million, or 10.8%, to $27.0 million for the year ended December 31, 2005. The increase reflected a $95.0 million, or 13.0%, increase in our interest-earning assets, which was partially offset by a 26 basis point decline in our net interest rate spread to 2.77% for the year ended December 31, 2005 from 3.03% for the year ended December 31, 2004. The reduction in the net interest rate spread was at least partially attributable to the flattening of the yield curve wherein short-term interest rates generally increased while longer-term rates remained essentially flat during 2005.

Interest Income. Interest income increased $6.7 million, or 18.3%, to $43.2 million for the year ended December 31, 2005 from $36.5 million for the prior year. The increase resulted from the $95.0 million, or 13.0%, increase in the average balance of interest-earning assets, coupled with the 24 basis point increase in the average yield on such assets to 5.23% for the year ended December 31, 2005 from 4.99% for the prior year. Interest earned on investment securities increased $1.4 million, or 21.1%, to $8.0 million for the year ended December 31, 2005, from $6.6 million for the year ended December 31, 2004. The increase reflected the increased average balance in such securities of $28.3 million, or 15.8%, as well as the higher yield on such securities to 3.84% from 3.68%. Interest income attributable to loans increased $4.9 million, or 16.4%, to $34.5 million for the year ended December 31, 2005 from $29.7 million for the year ended December 31, 2004. The increase in interest earned on loans was due to the $58.4 million, or 10.8%, increase in the average balance of loans, coupled with the 28 basis point increase in the yields earned on such loans to 5.79% from 5.51%, as the continued strong demand for residential financing in our primary market area resulted in our loan originations more than offsetting loan prepayments.

Interest Expense. Interest expense increased $4.1 million, or 33.4%, to $16.2 million for the year ended December 31, 2005 from $12.1 million for the year ended December 31, 2004. The increase in interest expense was due to the $40.2 million, or 6.4%, increase in the average balance of interest-bearing liabilities to $659.3 million for the year ended December 31, 2005 from $619.1 million for the year ended December 31, 2004, combined with the increase in the average cost of such liabilities to 2.46% for the year ended December 31, 2005 from 1.96% for the prior year. The interest paid on deposits increased by $3.3 million, or 36.7%, reflecting an increase in the average cost of such deposits to 2.22% from 1.71% due to the rising interest rate environment, while the average balance of such deposits increased by $26.6 million, or 5.0%, as we continued to expand deposit balances to fund loan growth. Interest paid on Federal Home Loan Bank advances increased by $711,000, or 24.0%, reflecting an increase in the average balance of such advances to $96.7 million for the year ended December 31, 2005 from $85.4 million for the prior year, coupled with the increase in the average cost of such advances to 3.79% from 3.47%. We have increased the use of such advances to match fund loans, particularly one- to four-family residential mortgage loans.

Provision for Loan Losses. The provision for loan losses was $917,000 for the year ended December 31, 2005, as compared to a $983,000 provision for the year ended December 31, 2004. The modest decrease in the provision in 2005 as compared to 2004 was due primarily to a decrease in adversely classified loans and in non-performing loans in 2005 as compared to 2004. The allowance for loan losses was $6.4 million, or 1.00% of loans outstanding at December 31, 2005, as compared to $5.8 million, or 1.00% of loans outstanding at December 31, 2004.

Non-interest Income. Non-interest income decreased $114,000, or 2.2%, to $5.0 million for the year ended December 31, 2005 from $5.1 million for the prior year. The reduction in non-interest income was primarily due to gains from sales of securities totaling $119,000 in 2004.

Non-interest Expense. In 2005 we contributed $3.6 million to establish and fund the new United Charitable Foundation. Excluding this contribution, non-interest expense increased $1.3 million, or 7.0%,

to $20.5 million for the year ended December 31, 2005 from $19.2 million for the prior year. Salaries and employee benefits increased to $11.2 million from $9.6 million, reflecting higher staffing levels, principally in the commercial lending area, as well as average annual salary increases of 3.3%. Occupancy expense increased to $1.5 million from $1.4 million, reflecting lease renewals at higher rates and purchases of additional facilities. Professional fees increased $386,000, reflecting higher audit and consulting fees. Other non-interest expense decreased $500,000 to $3.2 million from $3.7 million as a result of $694,000 of costs incurred in 2004 in connection with our reorganization into the mutual holding company structure and the conversion of United Bank to a federally chartered savings bank (including the change of the name of the bank).

Income Tax Expense. Income tax expense decreased to $2.6 million for the year ended December 31, 2005 from $3.8 million for the prior year. The effective tax rate was 37.8% and 40.9% for 2005 and 2004, respectively. The lower effective tax rate in 2005 reflected the higher proportion of our pre-tax income earned at UCB Securities, Inc., our security corporation, whose earnings are taxed by Massachusetts at a lower rate than United Bank.

Average balances and yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield.

	At June 30,		Six Months Ended June 30,
	2007		2007			2006
	Actual Balance	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans:
Residential real estate	$343,538	5.66%	$338,814	$9,555	5.64%	$298,182	$8,272	5.55%
Commercial real estate	236,901	6.70%	231,046	7,601	6.58%	175,528	5,662	6.45%
Home equity loans	117,969	6.88%	116,934	3,812	6.52%	92,943	2,937	6.32%
Commercial and industrial	75,798	7.35%	70,363	2,581	7.34%	60,887	2,145	7.05%
Consumer and other	30,751	5.66%	29,929	756	5.05%	27,658	660	4.77%

Total loans	804,957	6.30%	787,086	24,305	6.18%	655,198	19,676	6.01%
Investment securities	165,859	4.58%	173,287	3,836	4.43%	224,091	4,566	4.08%
Other interest-earning assets	13,912	6.16%	24,944	684	5.48%	23,251	529	4.55%

Total interest-earning assets	984,728	6.01%	985,317	28,825	5.85%	902,540	24,771	5.49%
Noninterest-earning assets	38,019		32,128			30,737

Total assets	$1,022,747		$1,017,445			$933,277

Interest-bearing liabilities:
Savings accounts	$63,431	0.84%	$65,114	289	0.89%	$83,230	344	0.83%
Money market	176,633	3.26%	177,586	2,799	3.15%	160,974	2,437	3.03%
NOW accounts	42,258	0.71%	34,547	91	0.53%	35,607	44	0.25%
Certificates of deposit	338,658	4.63%	329,837	7,479	4.53%	301,664	5,881	3.90%

Total interest-bearing deposits	620,980	3.58%	607,084	10,658	3.51%	581,475	8,706	2.99%
FHLB advances	142,519	4.75%	160,232	3,802	4.75%	111,975	2,240	4.00%
Other interest-bearing liabilities	12,498	4.28%	11,812	274	4.64%	7,882	153	3.88%

Total interest-bearing liabilities	775,997	3.81%	779,128	14,734	3.78%	701,332	11,099	3.17%
Demand deposits	104,773		96,333			91,182
Other noninterest-bearing liabilities	3,381		3,386			3,059

Total liabilities	884,151		878,847			795,573
Stockholders’ equity	138,596		138,598			137,704

Total liabilities and stockholders’ equity	$1,022,747		$1,017,445			$933,277

Net interest income				$14,091			$13,672

Interest rate spread(1)		2.20%			2.07%			2.32%
Net interest-earning assets(2)	$208,731		$206,189			$201,208

Net interest margin(3)		3.01%			2.86%			3.03%

Average interest-bearing assets to average interest-bearing liabilities		126.90%			126.46%			128.69%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

	Years Ended December 31,
	2006			2005			2004
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans:
Residential real estate	$309,517	$17,292	5.59%	$281,469	$15,549	5.52%	$258,963	$14,418	5.57%
Commercial real estate	189,694	12,485	6.58%	158,820	9,781	6.16%	144,434	8,478	5.87%
Home equity	100,823	6,525	6.47%	80,739	4,619	5.72%	69,194	3,209	4.64%
Commercial and industrial	64,164	4,595	7.16%	54,954	3,525	6.41%	45,527	2,417	5.31%
Consumer and other	29,005	1,441	4.97%	21,004	1,066	5.08%	20,453	1,160	5.67%

Total loans	693,203	42,338	6.11%	596,986	34,540	5.79%	538,571	29,682	5.51%
Investment securities	213,430	8,843	4.14%	207,301	7,970	3.84%	179,036	6,582	3.68%
Other interest-earning assets	19,641	1,201	5.20%	23,076	723	3.13%	14,764	268	1.82%

Total interest-earning assets	926,274	52,202	5.64%	827,363	43,233	5.23%	732,371	36,532	4.99%
Noninterest-earning assets	30,280			31,458			27,040

Total assets	$956,554			$858,821			$759,411

Interest-bearing liabilities:
Savings accounts	$76,688	638	0.83%	$93,550	594	0.63%	$93,955	698	0.74%
Money market	165,101	5,125	3.10%	148,297	3,099	2.09%	151,159	1,710	1.13%
NOW accounts	36,050	103	0.29%	37,770	200	0.53%	36,505	90	0.25%
Certificates of deposit	309,784	12,829	4.14%	274,002	8,407	3.07%	245,395	6,497	2.65%

Total interest-bearing deposits	587,623	18,695	3.18%	553,619	12,300	2.22%	527,014	8,995	1.71%
FHLB advances	127,397	5,621	4.41%	96,743	3,671	3.79%	85,413	2,960	3.47%
Other interest-bearing liabilities	8,049	331	4.11%	8,339	235	2.82%	6,729	193	2.87%

Total interest-bearing liabilities	723,069	24,647	3.41%	658,701	16,206	2.46%	619,156	12,148	1.96%
Demand deposits	92,644			97,896			78,713
Other noninterest-bearing liabilities	3,618			10,106			1,761

Total liabilities	819,331			760,703			699,630
Stockholders’ equity	137,223			98,118			59,781

Total liabilities and stockholders’ equity	$956,554			$858,821			$759,411

Net interest income		$27,555			$27,027			$24,384

Interest rate spread(1)			2.23%			2.77%			3.03%
Net interest-earning assets(2)	$203,205			$168,662			$113,215

Net interest margin(3)			2.97%			3.27%			3.33%

Average interest-bearing assets to average interest-bearing liabilities			128.10%			125.36%			118.29%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis. The following tables present the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30, 2007 vs. 2006			Years Ended December 31, 2006 vs. 2005			Years Ended December 31, 2005 vs. 2004
	Increase (Decrease) Due to		Net	Increase (Decrease) Due to		Net	Increase (Decrease) Due to
	Volume	Rate		Volume	Rate		Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans:
Residential real estate	$1,144	$139	$1,283	$1,565	$178	$1,743	$1,242	$(111)	$1,131
Commercial real estate	1,825	114	1,939	1,998	706	2,704	872	431	1,303
Home equity loans	779	96	875	1,248	658	1,906	588	822	1,410
Commercial and industrial	345	91	436	631	439	1,070	552	556	1,108
Consumer and other	56	40	96	397	(22)	375	26	(121)	(95)

Total loans	4,149	480	4,629	5,792	2,006	7,798	3,329	1,529	4,858
Investment securities	(1,099)	369	(730)	241	632	873	1,076	312	1,388
Other interest-earning assets	41	114	155	(87)	385	298	199	256	455

Total interest-earning assets	3,091	963	4,054	5,946	3,023	8,969	4,604	2,097	6,701

Interest-bearing liabilities:
Savings accounts	(79)	24	(55)	(119)	163	44	(3)	(48)	(51)
Money market	258	104	362	299	1,727	2,026	(18)	1,406	1,388
NOW accounts	(1)	48	47	(10)	(87)	(97)	3	55	58
Certificates of deposit	582	1,016	1,598	869	3,553	4,422	808	1,102	1,910

Total interest-bearing deposits	760	1,192	1,952	1,039	5,356	6,395	790	2,515	3,305
FHLB Advances	1,091	471	1,562	1,288	662	1,950	414	297	711
Other interest-bearing liabilities	87	34	121	(8)	104	96	39	3	42

Total interest-bearing liabilities	1,938	1,697	3,635	2,319	6,122	8,441	1,243	2,815	4,058

Change in net interest income	$1,153	$(734)	$419	$3,627	$(3,099)	$528	$3,361	$(718)	$2,643

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. With the assistance of an interest rate risk management consultant, senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee generally meets at least on a quarterly basis to review our asset/liability policies and interest rate risk position.

Net Interest Simulation Analysis. We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in market interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk: (i) using alternative funding sources, such as advances from the Federal Home Loan Bank of Boston, to “match fund” certain longer-term one- to four-family residential mortgage loans and commercial real estate loans; (ii) continued emphasis on increasing core deposits; (iii) offering adjustable-rate and shorter-term commercial real estate loans and commercial and industrial loans; (iv) offering a variety of consumer loans, which typically have shorter terms; and (v) investing in mortgage-backed securities with variable rates or fixed rates with shorter durations. Reducing the average maturity of our interest-earning assets by increasing our investments in shorter term loans and securities, as well as loans and securities with variable rates of interest and fixed-rate mortgage-backed securities with shorter-term durations, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates.

Net interest income at-risk measures the risk of a decline in earnings due to potential short-term and long-term changes in interest rates. The table below represents an analysis of our interest rate risk as measured by the estimated changes in net interest income over the following twelve months, resulting from an instantaneous and sustained parallel shift in the yield curve (+200 and -200 basis points) at June 30, 2007 and December 31, 2006.

Net Interest Income At-Risk
Change in Interest Rates (basis points)	Estimated Increase (Decrease) in Net Interest Income (June 30, 2007)	Estimated Increase (Decrease) in Net Interest Income (December 31, 2006)
+200	(7.5)%	(10.9)%
Stable	0.0%	0.0%
-200	6.0%	12.1%

The preceding income simulation analysis does not represent a forecast of net interest income and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions, which are subject to change, including: the interest rate levels, prepayments of loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows, and others. Also, as market conditions vary from those assumed in the income simulation models, the actual results will differ reflecting prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate changes on caps and floors embedded in adjustable rate loans, early withdrawal of deposits, changes in product preferences, and other internal/external variables.

Net Portfolio Value Simulation Analysis. The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not prepare a net portfolio value calculation for an interest rate decrease of greater than 200 basis points. A basis point equals one-hundredth of one percent, and 200 basis points equals two percent. An increase in interest rates from 3% to 5% would mean, for example, a 200 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The tables below set forth, at the dates indicated, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. This data is for United Bank and its subsidiary only and does not include any yield curve changes in the assets of United Financial-Federal.

Change in Interest Rates (basis points) (1)	June 30, 2007
	Estimated NPV (2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
				NPV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
	(Dollars in thousands)
+300	$71,699	$(58,723)	(45)%	7.97%	(523)
+200	91,068	(39,353)	(30)	9.82	(338)
+100	110,770	(19,651)	(15)	11.57	(162)
0	130,421			13.19
-100	145,725	15,303	12	14.34	114
-200	155,572	25,151	19	14.97	177

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	NPV Ratio represents NPV divided by the present value of assets.

Change in Interest Rates (basis points) (1)	December 31, 2006
	Estimated NPV (2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
				NPV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
	(Dollars in thousands)
+300	$71,274	$(48,844)	(41)%	7.61%	(444)
+200	88,681	(31,438)	(26)	9.26	(279)
+100	104,940	(15,178)	(13)	10.74	(132)
0	120,118			12.05
-100	131,068	10,950	9	12.95	89
-200	135,979	15,861	13	13.29	124

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	NPV Ratio represents NPV divided by the present value of assets.

The tables above indicate that at June 30, 2007 and December 31, 2006, in the event of a 100 basis point decrease in interest rates, we would experience a 12% and 9%, respectively, increase in net portfolio value. In the event of a 300 basis point increase in interest rates, we would experience a 45% and 41%, respectively, decrease in net portfolio value.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, advances from the Federal Home Loan Bank of Boston, loan and mortgage-backed securities repayments and maturities and sales of loans and other securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by market interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 10% or greater. At June 30, 2007, our liquidity ratio was 21.16%, compared to 27.01% at December 31, 2006.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2007 and December 31, 2006, cash and cash equivalents totaled $20.6 million and $25.4 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $161.2 million and $190.2 million at June 30, 2007 and December 31, 2006, respectively. In addition, at June 30, 2007, we had the ability to borrow a total of approximately $346.1 million from the Federal Home Loan Bank of Boston. On that date, we had $142.5 million in advances outstanding.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At June 30, 2007, we had $24.0 million in loan commitments outstanding. In addition to commitments to originate loans, we had $142.2 million in unused lines of credit to borrowers. Certificates of deposit due within one year of June 30, 2007 totaled $301.8 million, or 41.6% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2008. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities. In 2006, we originated $357.0 million of loans and purchased $47.8 million of securities. In 2005, we originated $290.1 million of loans and purchased $124.0 million of securities.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in total deposits of $32.1 million and $39.9 million for the years ended December 31, 2006 and 2005, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank, which provides an additional source of funds. Federal Home Loan Bank advances increased by $67.9 million and $15.2 million during the years ended December 31, 2006 and 2005, respectively. Federal Home Loan Bank advances have primarily been used to fund loan demand and to purchase securities. Our current asset/liability management strategy has been to “match-fund” certain longer-term one- to four-family residential mortgage loans and commercial real estate loans with Federal Home Loan Bank advances.

United Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2007, United Bank exceeded all regulatory capital requirements. United Bank is considered “well-capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note L of the Notes to the Consolidated Financial Statements.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, standby letters of credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans made by us. We consider commitments to extend credit in determining our allowance for loan losses.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2006. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Certificates of deposit	$282,025	$27,988	$9,501	$—	$319,514
Federal Home Loan Bank advances	65,000	29,411	55,295	20,100	169,806
Repurchase agreements	10,425	—	—	—	10,425
Standby letters of credit	879	—	—	—	879
Operating leases	352	547	297	427	1,623
Capitalized lease	146	292	292	2,797	3,527

Total	$358,827	$58,238	$65,385	$23,324	$505,774

Commitments to extend credit	$170,116	$—	$—	$—	$170,116

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. FIN 48 also requires disclosure of the entity’s policy on classification of interest and penalties. The cumulative effect, if any, of applying FIN 48 is recorded as an adjustment to the beginning balance of retained earnings. United Financial-Federal adopted FIN 48 on January 1, 2007. United Financial-Federal’s policy is to report interest and penalties as part of other non-interest expenses in Consolidated Statements of Operations. The adoption of FIN 48 did not have a material effect on United Financial-Federal’s results of operations or financial position.

In September 2006, the SEC issued SAB 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” This SAB addresses quantifying the financial statement effect of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. This SAB is effective for fiscal years ending after November 15, 2006. The adoption of this guidance did not have a material effect on United Financial-Federal’s results of operations or financial position.

In June 2006, the EITF released Issue 06-05, “Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, “Accounting for Purchases of Life Insurance.” On September 7, 2006, the EITF concluded that a policyholder should consider any additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. Amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. Amounts that are recoverable by the policyholder in periods beyond one year from the surrender of the policy should be discounted utilizing an appropriate rate of interest. The effective date of EITF 06-05 is for fiscal years beginning after December 15, 2006. The implementation of this Interpretation as of January 1, 2007 did not have a material effect on United Financial-Federal’s results of operations or financial position.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a GAAP framework for measuring fair value, and expands financial statement disclosures about fair value measurements. SFAS 157 is effective for United Financial-Federal on January 1, 2008 and management does not expect that the adoption of this statement will have a material effect on United Financial-Federal’s results of operations or financial position.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), which provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and to more easily understand the effect of the company’s choice to use fair value on its earnings. SFAS 159 also requires entities to display the fair value of the selected assets and liabilities on the face of the balance sheet. SFAS 159 does not eliminate disclosure requirements of other accounting standards, including fair value measurement disclosures in SFAS 157. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of Statement 157. Adoption of SFAS 159 is not expected to have a material effect on United Financial-Federal’s results of operations or financial position.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of United Financial-Federal have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF UNITED FINANCIAL-FEDERAL AND UNITED BANK

United Financial-Federal

United Financial-Federal is a federally chartered corporation that owns all of the outstanding shares of common stock of United Bank. At June 30, 2007, United Financial-Federal had consolidated assets of $1.0 billion, deposits of $725.8 million and stockholders’ equity of $138.6 million. As of June 30, 2007, United Financial-Federal had 17,071,853 shares of common stock outstanding. As of that date, United Mutual Holding Company owned 9,189,722 shares of common stock of United Financial-Federal, representing 53.8% of the issued and outstanding shares of common stock. The remaining 7,882,131 shares of common stock were held by the public. Upon completion of the conversion and offering, United Financial-Maryland will succeed to all of the business and operations of United Financial-Federal and United Financial-Federal will cease to exist.

United Bank

United Bank is a federally chartered savings bank headquartered in West Springfield, Massachusetts. United Bank was originally founded in 1882, as a Massachusetts-chartered cooperative bank. Over the years, United Bank has grown through internal growth as well as through a series of five mutual-to-mutual business combinations which occurred between 1960 and 1994. In February 2004, United Bank completed its conversion to a federal savings bank and, in April 2004, reorganized into the two-tier mutual holding company structure. In July 2005, United Bank completed its minority stock offering through its holding company, United Financial-Federal.

United Bank’s principal business consists of attracting retail deposits from the general public in the areas surrounding its main office in West Springfield Massachusetts, and its twelve branch offices located in Feeding Hills, Holyoke, Huntington, Indian Orchard, Longmeadow, Ludlow, Springfield, Northampton and Westfield, Massachusetts, and investing those deposits, together with funds generated from operations, in one-to four-family residential mortgage loans as well as in home equity loans and lines of credit, commercial real estate loans, construction loans, commercial and industrial loans, automobile loans, other consumer loans, and investment securities. United Bank originates loans almost exclusively for investment. Occasionally, United Bank will also enter into loan participations. United Bank’s revenues are derived principally from interest on loans and securities. United Bank also generates revenues from fees and service charges and other income. United Bank emphasizes exceptional personal service for its customers. United Bank is subject to comprehensive regulation and examination by the Office of Thrift Supervision.

United Bank’s executive offices are located at 95 Elm Street, West Springfield, Massachusetts 01089. Its telephone number at this address is (413) 787-1700 and its website address is www.bankatunited.com. Information on this website is not and should not be considered a part of this prospectus.

Market Area and Competition

We are headquartered in West Springfield, Massachusetts. Our primary market area for attracting deposits is concentrated in the communities surrounding our main office. We also maintain two financial services facilities that offer insurance and investment products and financial planning services; these facilities are located in West Springfield and Northampton, Massachusetts. Our primary lending market area is significantly broader than our deposit-market area and includes all of Hampden and Hampshire Counties in Western Massachusetts and Northern Connecticut. At June 30, 2007, 95.9% of our mortgage loan portfolio consisted of loans secured by real estate located in Hampden and Hampshire Counties, Massachusetts.

The city of West Springfield is largely suburban and is located in the Pioneer Valley near the intersection of U.S. Interstates 90 (the Massachusetts Turnpike) and 91. Interstate 90 is the major east-west highway that transverses Massachusetts. Interstate 91 is the major north-south highway that runs directly through the heart of New England. West Springfield is located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut. According to a recent census report, West Springfield’s estimated 2006 population was approximately 28,721 and the estimated 2006 population for Hampden and Hampshire Counties was 468,203 and 155,728, respectively. During the past six years, the populations of Hampden and Hampshire Counties increased by 2.6% and 2.3%, respectively, while the population of the Commonwealth of Massachusetts increased by 3.0%. During the same period, the number of households in Hampden and Hampshire Counties increased by 2.0% and 4.9%, respectively.

The economy in our primary market area has benefited from the presence of large employers such as the University of Massachusetts, Baystate Health System, MassMutual Financial Group, Big Y Foods, Inc., Yankee Candle, Friendly Ice Cream Corporation, Hasbro Games, Verizon and Top-Flite Golf Company. Other employment and economic activity is provided by financial institutions, eight other colleges and universities, five other hospitals and a variety of wholesale and retail trade businesses. In 2006, per capita income for Hampden and Hampshire Counties was $24,007 and $29,196, respectively, and the median household income was $47,691 and $57,926, respectively. The December 2006 unemployment rate for Hampden County of 6.0% was higher than the comparable Massachusetts rate and higher than the United States rate, while the unemployment rate for Hampshire County of 3.7% was lower than the comparable Massachusetts and United States unemployment rates of 4.9% and 4.5%, respectively.

We face intense competition within our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2006, the latest date for which information is available, our market share of deposits represented 7.66% and 0.90% of deposits in Hampden and Hampshire Counties, Massachusetts, respectively.

Our competition for loans and deposits comes principally from commercial banks, savings and co-operative institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Lending Activities

Our principal lending activities are the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property, as well as the origination of commercial real estate and commercial and industrial loans. We generally originate loans for investment purposes. No loans were held for sale at June 30, 2007, December 31, 2006 or 2005. One- to four-family residential real estate mortgage loans totaled $329.2 million, or 41.0% of our total loan portfolio at June 30, 2007, and home equity loans and lines of credit totaled $116.9 million, or 14.6% of our loan portfolio. In addition to real estate mortgage loans and home equity loans, we also offer commercial real estate loans, construction loans, commercial and industrial loans, automobile loans and other consumer loans. At June 30, 2007, commercial real estate loans totaled $198.9 million, or 24.8% of our loan portfolio, construction loans totaled $52.2 million, or 6.5% of our loan portfolio, commercial and industrial loans totaled $75.5 million, or 9.4% of our loan portfolio and automobile loans totaled $23.6 million, or 2.9% of our loan portfolio. We also originate other consumer loans, including secured and unsecured personal loans, manufactured home, motorcycle and motor home loans, boat loans and pool and spa loans. At June 30, 2007, such loans totaled $7.2 million, or 0.9% of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated.

	At June 30,		At December 31,
	2007		2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Types of Loans:
Mortgage loans:
One- to four-family	$329,199	40.97%	$319,108	41.87%	$285,236	44.87%	$256,134	44.62%	$233,131	46.51%	$208,911	44.68%
Commercial	198,938	24.76	175,564	23.04	150,099	23.61	137,787	24.00	117,766	23.49	113,674	24.31
Construction (1)	52,191	6.49	54,759	7.19	28,872	4.54	29,836	5.20	26,625	5.31	18,091	3.87
Home equity	116,939	14.55	112,739	14.79	86,045	13.53	74,700	13.01	63,824	12.73	64,289	13.75
Commercial and industrial	75,544	9.40	69,762	9.15	59,591	9.37	56,291	9.81	37,863	7.55	34,344	7.35
Automobile	23,552	2.93	24,456	3.21	22,054	3.47	17,460	3.04	20,943	4.18	27,001	5.78
Other consumer	7,199	0.90	5,725	0.75	3,895	0.61	1,862	0.32	1,169	0.23	1,194	0.26

Total loans receivable	803,562	100.00%	762,113	100.00%	635,792	100.00%	574,070	100.00%	501,321	100.00%	467,504	100.00%

Other items:
Net deferred loan costs (fees)	1,395		1,285		1,148		923		852		802
Allowance for loan losses	(7,721)		(7,218)		(6,382)		(5,750)		(5,095)		(4,924)

Total loans receivable, net	$797,236		$756,180		$630,558		$569,243		$497,078		$463,382

(1)	Includes $37,591, $41,256, $17,506, $17,029, $10,545 and $9,275 of commercial construction loans at June 30, 2007 and at December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2006. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	At December 31, 2006
	One- to Four-Family		Commercial Real Estate		Construction		Home Equity		Commercial and Industrial		Consumer and Other		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending After December 31, 2006:
One year or less	$10,678	5.60%	$7,879	6.38%	$21,117	8.56%	$10,340	5.83%	$35,783	8.00%	$8,826	5.44%	$94,623	7.24%
More than one to three years	22,621	5.54%	15,623	6.38%	5,416	7.18%	20,086	6.00%	15,662	6.21%	13,120	4.90%	92,528	5.90%
More than three to five years	24,597	5.54%	17,022	6.37%	4,966	6.28%	14,942	6.42%	7,752	6.37%	5,420	5.23%	74,698	6.02%
More than five to ten years	65,422	5.52%	42,720	6.36%	6,122	5.96%	22,688	6.49%	4,298	6.99%	843	8.09%	142,093	6.01%
More than ten to fifteen years	50,239	5.65%	39,345	6.34%	3,991	5.85%	9,673	6.65%	619	5.63%	1,098	8.02%	104,965	6.03%
More than fifteen years	145,551	5.73%	52,975	6.60%	13,147	5.91%	35,010	8.10%	5,648	7.33%	874	7.84%	253,206	6.29%

Total	$319,108	5.64%	$175,564	6.43%	$54,759	7.09%	$112,739	6.85%	$69,762	7.28%	$30,181	5.40%	$762,113	6.25%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2006 that are contractually due after December 31, 2007.

	Due After December 31, 2007
	Fixed	Adjustable	Total
	(In thousands)
One- to four-family real estate	$275,972	$32,458	$308,430
Commercial real estate	62,910	104,775	167,685
Construction	30,280	3,362	33,642
Home equity	65,744	36,655	102,399
Commercial and industrial	28,520	5,459	33,979
Consumer and other	21,355	—	21,355

Total loans	$484,781	$182,709	$667,490

One- to Four-Family Residential Mortgage Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans, substantially all of which are secured by properties located in our primary market area. At June 30, 2007, $329.2 million, or 41.0% of our loan portfolio, consisted of one- to four-family residential mortgage loans. We generally retain in our portfolio substantially all loans that we originate. One- to four-family mortgage loan originations are generally obtained from our in-house loan representatives, from existing or past customers, through advertising, and through referrals from local builders, real estate brokers and attorneys, and are underwritten pursuant to United Bank’s policies and standards. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We generally will not make loans with a loan-to-value ratio in excess of 95%.

Fixed-rate mortgage loans are originated for terms of up to 30 years. Generally, fixed-rate residential mortgage loans are underwritten according to Fannie Mae guidelines, policies and procedures. We also offer adjustable-rate mortgage loans for one- to four-family properties, with an interest rate based on the weekly average yield on U.S. Treasuries adjusted to a constant maturity of one-year, which adjust either annually or every three years from the outset of the loan or which adjust annually after a five-, seven- or ten-year initial fixed-rate period. We originated $10.4 million of adjustable-rate one- to four-family residential loans during the year ended December 31, 2006, as compared to total originations of $71.2 million one- to four-family residential mortgage loans during the same period. Our adjustable-rate mortgage loans generally provide for maximum rate adjustments of 2% per adjustment, with a lifetime maximum adjustment up to 6%, regardless of the initial rate. Our adjustable-rate mortgage loans amortize over terms of up to 30 years.

Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because as interest rates increase the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate also is limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates. At June 30, 2007, $32.4 million, or 9.9% of our one- to four-family residential mortgage loans had adjustable rates of interest.

In an effort to provide financing for low- and moderate-income home buyers, we offer a variety of programs to qualified borrowers. These programs include Veterans Administration (VA), Federal Housing Administration (FHA), Massachusetts Housing Financing Agency (MHFA) and several other programs that we have developed in-house. These loans are offered with fixed rates of interest, terms of up to 30 years and are secured by one-to four-family residential properties. All of these loans are originated using agency underwriting guidelines. These loans may be originated in amounts with loan-to-value ratios up to 100%. Private mortgage insurance is required for loans with loan-to-value ratios of over 80%. We also offer our own first-time homebuyer loans to qualified individuals. These loans are offered with terms of up to 30 years and fixed or adjustable rates of interest, which may be discounted, and the applicant may not be required to pay certain loan origination fees.

We also offer our employees who satisfy certain criteria and our general underwriting standards fixed- or adjustable- rate loan products with reduced interest rates, and reduced application and loan origination fees. Employee and insider loans adhere to all other terms and conditions contained in the loan policy.

All residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. Regulations limit the amount that a savings bank may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. All borrowers are required to obtain title insurance for the benefit of United Bank. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Commercial Real Estate Loans. We originate commercial real estate loans that are generally secured by five or more unit apartment buildings, industrial properties and properties used for business purposes such as small office buildings, hotels, motels, recreational and retail facilities primarily located in our primary market area. At June 30, 2007, commercial real estate mortgage loans totaled $198.9 million, which amounted to 24.8% of total loans. Our real estate underwriting policies generally provide that such loans may be made in amounts of up to 85% of the appraised value of the property, provided such loans comply with our loan policy guidelines and with our current loans-to-one borrower limit for these types of loans which is generally 20% of our unimpaired capital and surplus and which, at June 30, 2007, was $22.9 million. Our commercial real estate loans may be made with terms of up to 25 years and are offered with interest rates that are fixed or adjust periodically and are generally indexed to the prime rate as reported in The Wall Street Journal. In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise and credit history, and the profitability of the underlying business and the value of the underlying property. In addition, with respect to real estate rental properties, we will also consider the term of the lease and the quality of the tenants. We generally require that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.2 times. Environmental surveys are generally required for commercial real estate loans. Generally, commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals.

A commercial borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require commercial borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to the individual principals of our commercial borrowers when they are providing personal guarantees. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a tenant list and copies of leases, as applicable. The largest commercial real estate loan in our portfolio at June 30, 2007 was a $6.2 million loan secured by commercial real estate located in Northern Connecticut. This loan was performing according to its terms at June 30, 2007. The largest commercial relationship as of June 30, 2007 was a group of five loans to one real estate developer with $16.0 million of total commitments, of which $14.8 million was outstanding. All of the loans were performing in accordance with their terms at June 30, 2007.

Loans secured by commercial real estate, including multi-family properties, generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Construction Loans. We also originate construction loans for the development of one- to four-family residential properties located in our primary market area. Residential construction loans are generally offered to experienced local developers operating in our primary market area and to individuals for the construction of their personal residences. At June 30, 2007, residential construction loans totaled $14.6 million, or 1.8% of total loans. At June 30, 2007, the additional unadvanced portion of these construction loans totaled $3.5 million.

Our residential construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 months. In the case of construction loans to individuals for the construction of their primary residences, our policies require that the loan convert to a permanent mortgage loan at the end of the construction phase. Residential construction loans can be made with a maximum loan-to-value ratio of 90%, provided that the borrower obtains private mortgage insurance on the loan if the loan balance exceeds 80% of the appraised value or sales price, whichever is less, of the secured property. Residential construction loans are generally made on the same terms as our one- to four-family mortgage loans.

We also make construction loans for commercial development projects. The projects include multi-family, apartment, industrial, retail and office buildings. These loans generally have an interest-only phase during construction and then convert to permanent financing. We generally require that a commitment for permanent financing be in place prior to closing the construction loan. The maximum loan-to-value ratio limit applicable to these loans is generally 80%. At June 30, 2007, commercial construction loans totaled $37.6 million, or 4.7% of total loans. At June 30, 2007, the largest outstanding commercial construction loan balance was for $3.4 million. It was secured by a retail development project located in Worcester County, Massachusetts. This loan was performing according to its terms at June 30, 2007. At June 30, 2007, the additional unadvanced portion of these construction loans totaled $33.1 million.

We also originate land loans to local individuals, contractors and developers for the purpose of making improvements thereon, or for the purpose of developing the land for sale. Loans to individuals are secured by a lien on the property, have loan-to-value ratios that generally are limited to 70% of the value of the land (based on the lower of the acquisition price or the appraised value of the land) and are written with a fixed interest rate. These loans are offered with a term of up to three years in which only interest is required to be paid each month. A balloon payment for the principal plus any accrued interest is due at the end of the three-year period. Land loans to developers are limited to a 65% loan-to-value ratio. The interest rate can be fixed or floating and the term can be for up to three years. Our land loans are generally secured by property in our primary market area. We require title insurance and, if applicable, a hazardous waste survey reporting that the land is free of hazardous or toxic waste.

Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We generally also review and inspect each property before disbursement of funds during the terms of the construction loan. Loan proceeds are disbursed after inspection based on the percentage-of-completion method.

Construction and development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value proves to be inaccurate, the value of the project, when completed, may be insufficient to assure full repayment of the loan.

Home Equity Loans and Home Equity Lines of Credit. We also offer home equity loans and home equity lines of credit, both of which are secured by one- to four-family residences, substantially all of which are located in our primary market area. At June 30, 2007, home equity loans and equity lines of credit totaled $116.9 million, or 14.6% of total loans. Additionally, at June 30, 2007, the unadvanced amounts of home equity lines of credit totaled $95.9 million. The underwriting standards utilized for home equity loans and equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined (first and second mortgage liens) loan-to-value ratio for home equity loans and equity lines of credit is generally limited to 80%. Home equity loans are offered with fixed and adjustable rates of interest and with terms of up to 20 years. Our home equity lines of credit have adjustable rates of interest, which are indexed to the prime rate, as reported in The Wall Street Journal. We originated $67.9 million of home equity lines of credit during the year ended December 31, 2006, as compared to total originations of $51.4 million home equity lines of credit during the same period in 2005.

Commercial and Industrial Loans. Commercial and industrial loans have been a substantial part of our lending operations for a number of years. At June 30, 2007, we had $75.5 million of commercial and industrial loans, which amounted to 9.4% of total loans. We make commercial and industrial loans primarily in our market area to a variety of professionals, sole proprietorships and small and mid-sized businesses. Commercial and industrial loan products include term loans and revolving lines of credit. The maximum amount of a commercial and industrial loan is limited by our loans-to-one-borrower limit which is generally 20% of our unimpaired capital and surplus and which, at June 30, 2007, was $22.9 million. Such loans are generally used for longer-term working capital purposes such as purchasing equipment or furniture. Commercial and industrial loans are made with either adjustable or fixed rates of interest with a maximum term of ten years. The interest rates for commercial loans are based on the prime rate, as published in The Wall Street Journal.

When making commercial and industrial loans, we consider the financial strength of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value and type of the collateral. Commercial and industrial loans are generally secured by a variety of collateral, primarily accounts receivable, inventory, equipment, savings instruments and readily marketable securities. In addition, we usually require the business principals to execute personal guarantees.

Commercial and industrial loans generally have greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We seek to minimize these risks through our underwriting standards. At June 30, 2007, our largest commercial and industrial loan was a $1.7 million loan to a contracting company and was secured by business assets and real estate located in our primary market area. This loan was performing according to its terms at June 30, 2007.

Automobile and Other Consumer Loans. We offer direct automobile loans with terms of up to 60 months. For new cars, our lending policy provides that the amount financed should not exceed 100% of the gross selling price of the vehicle. For used cars, our lending policy provides that the amount of the loan should not exceed the “loan value” of the vehicle, as established by industry guides. The interest rates offered are the same for new and used automobile loans. Full insurance coverage must be maintained on the financed vehicle and United Bank must be named loss payee on the policy. At June 30, 2007, we had $23.6 million in automobile loans, which amounted to 2.9% of the total loans.

We offer a variety of other consumer loans, principally to United Bank customers residing in our primary market area with acceptable credit ratings. Our other consumer loans generally consist of secured and unsecured personal loans, motorcycle and motor home loans, manufactured housing, boat loans and pool and spa loans. Other consumer loans totaled $7.2 million, or 0.9% of our total loan portfolio at June 30, 2007. At June 30, 2007, $286,000 of such consumer loans were unsecured.

Consumer loans have greater credit risk than residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles, motorcycles, motor homes and boats. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loan Originations, Sales, Participations and Servicing of Loans. Lending activities are conducted primarily by our loan personnel operating at our main and branch office locations. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both fixed-rate and adjustable-rate loans. Our ability to originate fixed or adjustable rate loans is dependent upon relative customer demand for such loans, which is affected by current and expected future levels of market interest rates.

Generally, we retain in our portfolio almost all loans that we originate, although occasionally we sell longer-term, fixed rate one- to four-family residential mortgage loans in the secondary market. No loans were held for sale at June 30, 2007, December 31, 2006 or 2005. Historically, we have retained the servicing rights on the mortgage loans sold to Fannie Mae and the Massachusetts Housing Financing Authority.

From time-to-time, we will also participate in loans, sometimes as the “lead lender.” Whether we are the lead lender or not, we underwrite our participation portion of the loan according to our own underwriting criteria and procedures. At June 30, 2007, we had $3.1 million in loan participation interests in which we were the lead bank and $5.8 million in loan participations in which we were not the lead bank.

At June 30, 2007, we were servicing loans sold in the amount of $36.0 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans.

The following table shows our loan originations, sales and repayment activities for the periods indicated.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004
	(In thousands)
Total loans at beginning of period	$762,113	$635,792	$635,792	$574,070	$501,321

Loan originations:
One- to four-family residential	23,680	26,265	59,576	57,756	55,963
Commercial mortgage	21,710	28,457	51,141	37,185	55,553
Construction (1)	28,542	29,902	59,719	43,672	51,841
Home equity	33,140	44,328	83,041	60,693	51,881
Commercial and industrial	41,746	44,629	85,105	73,006	67,087
Automobile	4,783	8,109	13,702	15,166	8,606
Other consumer	2,915	2,062	4,712	2,621	1,314

Total loans originated	156,516	183,752	356,996	290,099	292,245

Sales and loan principal repayments:
Deduct:
Principal repayments	113,508	126,919	232,266	229,513	214,713
Loan sales	1,881	—	190	170	5,218
Decrease (increase) due to other items	(322)	(2,596)	(1,781)	(1,306)	(435)

Total deductions	115,067	124,323	230,675	228,377	219,496

Net loan activity	41,449	59,429	126,321	61,722	72,749

Total loans at end of period	$803,562	$695,221	$762,113	$635,792	$574,070

(1)	Includes $23,522, $24,445, $46,904, $29,107 and $32,034 of commercial construction loans, for the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004, respectively

Loan Approval Procedures and Authority. United Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by United Bank’s Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of borrowers.

United Bank’s policies and loan approval limits are established by the Board of Directors. The Board of Directors has delegated authority to United Bank’s Chief Lending Officer to review and assign lending authorities to certain individuals of United Bank (ranging from senior management to senior loan underwriter) (the “Designated Individuals”) to consider and approve loans within their designated authority. Loans in amounts above the authorized limits of the Designated Individuals and loans outside of the designated authority of the Designated Individuals require the approval of United Bank’s Loan Committee. The Loan Committee consists of four of our directors, including our Chief Executive Officer. All loans that are approved by the Designated Individuals are still reviewed and ratified by the Loan Committee and the Board of Directors on a monthly basis.

All residential mortgage loans (one- to four-family loans, home equity loans, home equity lines of credit and residential construction loans) may be approved by certain of the Designated Individuals in amounts up to the annually adjusted Fannie Mae and Freddie Mac secondary market conforming loan limits (“Conforming Loans”). Residential mortgage loans in excess of the Conforming Loan limit and up to $1.0 million may be approved by any two of either United Bank’s Chief Executive Officer, Chief Financial Officer or Senior Vice President of Residential Lending. Residential loans in excess of $1.0 million must be approved by any two of the senior executive officers listed above and United Bank’s Loan Committee.

All commercial real estate, commercial construction loans and commercial and industrial loans in amounts up to $500,000 may be approved by certain of the Designated Individuals. All such loans in excess of $500,000, or additional extensions of credit to existing commercial borrowers that result in liability in excess of $500,000, must be approved by United Bank’s Loan Committee. All home equity loans and home equity lines of credit up to $350,000 may be approved by certain of the Designated Individuals. All home equity loans and home equity lines of credit in excess of $350,000 must be approved by the Loan Committee.

All consumer loans in amounts up to $100,000 may be approved by certain of the Designated Individuals. All consumer loans in excess of $100,000 must be approved by the Loan Committee.

We generally require appraisals of all real property securing loans, except for home equity loans and equity lines of credit, in which case we may use the tax assessed value of the property securing such loans. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the Loan Committee annually. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan.

Non-performing and Problem Assets

We initiate collection efforts when a loan becomes ten days past due with system-generated reminder notices. Subsequent late charge and delinquent notices are issued and the account is monitored on a regular basis thereafter. Personal, direct contact with the borrower is attempted early in the collection process as a courtesy reminder and later to determine the reason for the delinquency and to safeguard our collateral. When a loan is more than 60 days past due, the credit file is reviewed and, if deemed necessary, information is updated or confirmed and collateral re-evaluated. We make every effort to contact the borrower and develop a plan of repayment to cure the delinquency. A summary report of all loans 30 days or more past due is reported to the Board of Directors. If no repayment plan is in process, the file is referred to counsel for the commencement of foreclosure or other collection efforts.

Loans are generally placed on non-accrual status when they are 90 days or more delinquent. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At June 30,	At December 31,
	2007	2006	2005	2004	2003	2002
	(Dollars in thousands)
Non-accrual loans:
One- to four-family mortgages	$268	$—	$1,016	$1,383	$734	$60
Commercial mortgages	2,384	1,144	141	1,376	455	363
Construction	—	—	113	—	—	—
Home equity	52	20	—	—	38	72
Commercial and industrial	268	123	447	1,025	599	475
Automobile	—	—	—	—	—	—
Other consumer	—	1	—	—	—	—

Total non-accrual loans	2,972	1,288	1,717	3,784	1,826	970
Accruing loans 90 days or more past due	—	—	—	—	—	—

Total non-performing loans	2,972	1,288	1,717	3,784	1,826	970
Other real estate owned	—	562	1,602	—	39	66

Total non-performing assets	$2,972	$1,850	$3,319	$3,784	$1,865	$1,036

Ratios:
Total non-performing loans to total loans	0.37%	0.17%	0.27%	0.66%	0.36%	0.21%
Total non-performing loans to total assets	0.29%	0.13%	0.19%	0.49%	0.25%	0.16%
Total non-performing assets to total assets	0.29%	0.18%	0.37%	0.49%	0.25%	0.17%
Allowance for loan losses to non-performing loans	259.79%	560.40%	371.69%	151.96%	278.97%	507.53%

As noted in the above table, non-accrual loans totaled $3.0 million, $1.3 million and $1.7 million at June 30, 2007, December 31, 2006 and 2005, respectively. Additional interest income of approximately $118,000, $32,000, $71,000, $158,000, $110,000, $87,000 and $66,000 respectively, would have been recorded during the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively, if the loans had performed in accordance with their original terms.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

At June 30, 2007, December 31, 2006 and 2005, the recorded investment in impaired loans was $3.3 million, $1.3 million and $700,000, respectively. An allowance for loan losses was established on $3.3 million, $1.3 million and $700,000 of the impaired loans at June 30, 2007, December 31, 2006 and 2005, respectively, which allowances amounted to $893,000, $295,000 and $80,000 at those respective period ends. The average balance of impaired loans was $2.4 million, $2.1 million, $2.1 million and $1.4 million for the six months ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively. Interest income recognized on impaired loans during the six months ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004 was not significant.

For the six months ended June 30, 2007 and the year ended December 31, 2006, gross interest income that would have been recorded had the non-accrual loans at the end of the period remained on accrual status throughout the period amounted to approximately $105,000 and $71,000, respectively.

Delinquent Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At June 30, 2007
One-to four-family mortgage	4	$260	1	$268	5	$528
Commercial mortgage	6	1,119	3	361	9	1,480
Construction	1	134	6	1,763	7	1,897
Home equity	3	163	2	52	5	215
Commercial and industrial	10	615	6	528	16	1,143
Automobile	3	31	—	—	3	31
Other consumer	2	8	—	—	2	8

Total	29	$2,330	18	$2,972	47	$5,302

At December 31, 2006
One-to four-family mortgage	12	$1,197	—	$—	12	$1,197
Commercial mortgage	6	524	7	1,144	13	1,668
Construction	1	108	—	—	1	108
Home equity	7	157	1	20	8	177
Commercial and industrial	6	93	4	123	10	216
Automobile	13	85	—	—	13	85
Other consumer	—	—	1	1	1	1

Total	45	$2,164	13	$1,288	58	$3,452

At December 31, 2005
One-to four-family mortgage	8	$755	5	$998	13	$1,753
Commercial mortgage	4	546	2	141	6	687
Construction	—	—	1	113	1	113
Home equity	1	100	1	18	2	118
Commercial and industrial	1	2	6	447	7	449
Automobile	1	1	—	—	1	1
Other consumer	—	—	—	—	—	—

Total	15	$1,404	15	$1,717	30	$3,121

At December 31, 2004
One-to four-family mortgage	1	$48	7	$1,383	8	$1,431
Commercial mortgage	1	114	7	1,376	8	1,490
Construction	—	—	—	—	—	—
Home equity	1	5	—	—	1	5
Commercial and industrial	9	330	10	1,025	19	1,355
Automobile	3	13	—	—	3	13
Other consumer	—	—	—	—	—	—

Total	15	$510	24	$3,784	39	$4,294

At December 31, 2003
One- to four-family mortgage	8	$771	5	$734	13	$1,505
Commercial mortgage	5	438	2	455	7	893
Construction	—	—	—	—	—	—
Home equity	7	92	2	38	9	130
Commercial and industrial	11	132	9	599	20	731
Automobile	11	57	—	—	11	57
Other consumer	4	4	—	—	4	4

Total	46	$1,494	18	$1,826	64	$3,320

At December 31, 2002
One- to four-family mortgage	15	$851	1	$53	16	$904
Commercial mortgage	8	1,112	3	363	11	1,475
Construction	—	—	—	—	—	—
Home equity	11	150	3	79	14	229
Commercial and industrial	21	778	13	475	34	1,253
Automobile	38	201	—	—	38	201
Other consumer	1	1	—	—	1	1

Total	94	$3,093	20	$970	114	$4,063

Other Real Estate Owned. Other real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at the lower of cost or fair market value at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after the property is acquired are expensed. At June 30, 2007, we had no other real estate owned.

Classified Assets. Office of Thrift Supervision regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, adversely affecting the repayment of the asset.

We establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When we classify problem assets as “loss,” we are required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the Office of Thrift Supervision, which can order the establishment of additional general or specific loss allowances.

The following table shows the aggregate amounts of our classified assets at the date indicated for both loans and foreclosed assets. The amount of assets classified as “substandard” in the table as of June 30, 2007 includes 20 commercial lending relationships, ten of which are not current.

	At June 30, 2007		At December 31, 2006	At December 31, 2005
	(In thousands)
Residential Real Estate(1):
Substandard assets	$1,241	(2)	$1,252	$1,693
All Other Loans:
Special mention assets	16,732	(3)	8,990	12,100
Substandard assets	13,945		10,449	8,189
Doubtful assets	491		1,290	1,153
Loss assets	—		—	—
Foreclosed Assets:
Other real estate owned	—		562	1,602

Total classified assets	$32,409		$21,981	$23,135

(1)	Includes one-to-four family loans and home equity loans and lines of credit.

(2)	Includes ten residential loans, three of which are in foreclosure or liquidation proceedings.

(3)	Includes three commercial lending relationships.

The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

Allowance for Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. A description of our methodology in establishing our allowance for loan losses is set forth in the section “Critical Accounting Policies—Allowance for Loan Losses.” The allowance for loan losses as of June 30, 2007 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio. However, this analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions or deductions may be necessary if economic or other conditions in the future differ from the current environment.

In addition, as an integral part of their examination process, the Office of Thrift Supervision has authority to periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of year	$7,218	$6,382	$6,382	$5,750	$5,094	$4,923	$4,700

Charge-offs:
One-to four-family mortgages	—	—	—	—	—	—	—
Commercial mortgages	—	—	—	60	—	—	46
Construction	—	—	—	—	—	—	—
Home equity	—	10	10	—	—	—	11
Commercial and industrial	100	45	164	377	501	116	144
Automobile	4	1	1	15	46	44	59
Other consumer	3	2	11	3	11	2	6

Total charge-offs	107	58	186	455	558	162	266
Recoveries:
One-to four-family mortgages	—	—	—	—	—	—	—
Commercial mortgages	—	1	1	—	175	24	3
Construction	—	—	—	—	—	—	—
Home equity	4	—	—	—	1	—	1
Commercial and industrial	—	34	47	157	32	5	54
Automobile	1	2	2	6	21	—	15
Other consumer	1	2	3	7	3	10	18

Total recoveries	6	39	53	170	231	39	91
Net (charge-offs) recoveries	(101)	(19)	(133)	(285)	(327)	(123)	(175)
Provision for loan losses	604	462	969	917	983	294	398

Balance at end of period	$7,721	$6,825	$7,218	$6,382	$5,750	$5,094	$4,923

Ratios:
Net charge-offs (recoveries) to average loans outstanding	0.03%	0.01%	0.02%	0.05%	0.06%	0.03%	0.04%
Allowance for loan losses to non-performing loans at end of period	259.79%	294.82%	560.40%	371.69%	151.96%	278.97%	507.53%
Allowance for loan losses to total loans at end of period	0.96%	0.98%	0.95%	1.00%	1.00%	1.02%	1.05%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30,			At December 31,
	2007			2006			2005
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
At end of period allocated to:
One-to four-family mortgages	$823	10.65%	40.97%	$957	13.26%	41.87%	$297	4.65%	44.87%
Commercial mortgages	2,821	36.54	24.76	2,588	35.86	23.04	2,944	46.13	23.61
Construction	1,429	18.51	6.49	1,255	17.39	7.19	316	4.95	4.54
Home equity	526	6.81	14.55	512	7.09	14.79	257	4.03	13.53
Commercial and industrial	1,845	23.90	9.40	1,633	22.62	9.15	2,487	38.97	9.37
Automobile	212	2.75	2.93	220	3.05	3.21	78	1.22	3.47
Other consumer	65	0.84	0.90	53	0.73	0.75	3	0.05	0.61

Total allowance	$7,721	100.00%	100.00%	$7,218	100.00%	100.00%	$6,382	100.00%	100.00%

	At December 31,
	2004			2003			2002
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
At end of period allocated to:
One-to four-family mortgages	$302	5.25%	44.62%	$539	10.58%	46.50%	$1,271	25.81%	44.69%
Commercial mortgages	3,217	55.95	24.00	2,304	45.23	23.49	2,134	43.35	24.32
Construction	259	4.51	5.20	170	3.34	5.31	205	4.16	3.87
Home equity	224	3.90	13.01	435	8.54	12.73	195	3.96	13.75
Commercial and industrial	1,682	29.25	9.81	1,483	29.11	7.55	835	16.96	7.35
Automobile	60	1.04	3.04	155	3.04	4.18	272	5.53	5.78
Other consumer	6	0.10	0.32	8	0.16	0.23	11	0.22	0.26

Total allowance	$5,750	100.00%	100.00%	$5,094	100.00%	100.00%	$4,924	100.00%	100.00%

Investments

United Bank’s Board of Directors is responsible for adopting our investment policy. The investment policy is reviewed annually by management and any changes to the policy are recommended to and subject to the approval of the Board of Directors. Authority to make investments under the approved investment policy guidelines is delegated to appropriate officers. While general investment strategies are developed and authorized by the Board of Directors, the execution of specific actions primarily rests with United Bank’s Chief Financial Officer. He is both responsible for ensuring that the guidelines and requirements included in the investment policy are followed and that all securities are considered prudent for investment. He and United Bank’s Treasurer or his/her designee, under his/her direction is authorized to execute investment transactions (purchases and sales) up to $5 million per transaction (up to $10 million, in the case of mutual fund transactions) without prior approval and within the scope of the established investment policy. All investment transactions are reviewed and ratified or approved (as the case may be) at regularly scheduled meetings of the Board of Directors. Any investment that, subsequent to its purchase, fails to meet the guidelines of the policy is reported to the Board of Directors at its next meeting where the Board decides whether to hold or sell the investment.

United Financial-Federal’s Board of Directors has adopted an investment policy that is substantially identical to United Bank’s policy. Any references herein to “United Bank” also apply to United Financial-Federal.

Federally chartered savings banks have authority to invest in various types of assets, including United States Treasury obligations, securities of various federal agencies, mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, and Fannie Mae and Freddie Mac equity securities. United Financial-Federal, as a federally chartered mid-tier stock holding company, may invest in equity securities subject to certain limitations.

The investment policy requires that all securities transactions be conducted in a safe and sound manner. Investment decisions must be based upon a thorough analysis of each security instrument to determine its quality and inherent risks, fit within United Bank’s overall asset/liability management objectives, effect on its risk-based capital measurement and prospects for yield and/or appreciation. The investment policy provides that United Bank may invest in United States treasury notes, United States and state agency securities, mortgage-backed securities, corporate debt securities, commercial paper and other low-risk investments.

Our investment portfolio at June 30, 2007, consisted of $45.4 million in federal agency obligations, $2.9 million of corporate debt instruments, $193,000 of equity securities, consisting of Fannie Mae and Freddie Mac common and preferred stock, and $3.7 million of industrial revenue and municipal bonds. We also invest in mortgage-backed securities, all of which are guaranteed by the United States Government or agencies or government sponsored enterprises. At June 30, 2007, our mortgage-backed securities portfolio totaled $113.5 million. Securities can be classified as held-to-maturity or available-for-sale at the date of purchase. We generally classify our investment securities as available-for-sale.

United Financial-Federal has subscribed to invest $1.0 million in a limited partnership that will provide capital to early stage ventures, primarily health care and information technology companies operating in United Financial-Federal’s market area. United Financial-Federal’s commitment is contingent upon, and the investment will not be funded unless and until, the completion of the consummation of the conversion and offering.

Government-Sponsored Enterprises. At June 30, 2007, our United States Government Agency securities portfolio totaled $45.4 million, all of which was classified as available-for-sale. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Mortgage-Backed Securities. We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae. Our investment policy also authorizes the investment in collateralized mortgage obligations (“CMOs”), also insured or issued by Freddie Mac, Fannie Mae and Ginnie Mae.

Mortgage-backed securities are created by pooling mortgages and issuing securities collateralized by the mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities (generally United States government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors such as United Bank, and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize our specific liabilities and obligations.

At June 30, 2007, our mortgage-backed securities totaled $113.5 million, or 11.1% of total assets and 11.6% of interest earning assets. All of our mortgage-backed securities at June 30, 2007 were classified as available-for-sale. At June 30, 2007, 37.0% of the mortgage-backed securities were backed by adjustable-rate mortgage loans and 63.0% were backed by fixed-rate mortgage loans. The mortgage-backed securities portfolio had a weighted average yield of 4.62% at June 30, 2007. The estimated fair value of our mortgage-backed securities at June 30, 2007 was $113.5 million, which was $2.6 million less than the amortized cost of $116.2 million. Investments in mortgage-backed securities involve a risk that actual prepayments may differ from estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or if such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Corporate Bonds. At June 30, 2007, our corporate bond portfolio totaled $2.8 million, all of which was classified as available-for-sale. The industries represented by our corporate bond issuers include technology, services, consumer and financial. Although corporate bonds may offer higher yields than United States Treasury or agency securities of comparable duration, corporate bonds also have a higher risk of default due to possible adverse changes in the credit-worthiness of the issuer. In order to mitigate this risk, our investment policy requires that corporate debt obligations be rated in one of the four highest categories by a nationally recognized rating service. We may invest up to 5% of consolidated assets in corporate debt obligations and up to $1,000,000 in any one issuer.

Marketable Equity Securities. At June 30, 2007, our equity securities portfolio totaled $172,000, or less than 1% of our total assets, all of which were classified as available-for-sale. The portfolio consisted of Fannie Mae and Freddie Mac common and preferred stock. Investments in equity securities involve risk as they are not insured or guaranteed investments and are affected by stock market fluctuations. Such investments are carried at their fair value and fluctuation in the fair value of such investments directly affects our net capital position.

Municipal Obligations and Industrial Revenue Bonds. Municipal obligations are securities issued by states, counties and municipalities or their agencies. The industrial revenue bonds in our portfolio are issued by the Massachusetts Health and Educational Facilities Authority, an independent public authority created by Massachusetts to assist nonprofit organizations to borrow funds through tax-exempt bond issuances. Our investment policy requires that the municipal obligations be rated within the first four rating categories by Standard & Poor’s or Moody’s. At June 30, 2007, our industrial revenue and municipal obligations portfolio totaled $3.7 million, all of which was classified as held-to-maturity.

Investment Securities Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated.

	At June 30,		At December 31,
	2007		2006		2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Investment securities available-for-sale:
Government-sponsored enterprises	$45,413	$44,687	$78,248	$77,369	$99,957	$98,561	$35,414	$35,084
Mortgage-backed securities	116,170	113,541	111,481	109,274	117,259	114,702	102,209	101,679
Corporate debt obligations	2,950	2,769	3,415	3,309	13,011	12,930	15,094	15,291
Equity securities	193	172	293	285	294	272	294	275

Total available-for-sale	$164,726	$161,169	$193,437	$190,237	$230,521	$226,465	$153,011	$152,329

Investment securities held-to-maturity:
Industrial revenue bonds	$1,247	$1,247	$1,271	$1,271	$1,346	$1,346	$1,420	$1,421
Municipal bonds	2,439	2,374	1,970	1,956	1,979	1,952	1,078	1,077

Total held-to-maturity	$3,686	$3,621	$3,241	$3,227	$3,325	$3,298	$2,498	$2,498

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2007 and December 31, 2006 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	At June 30, 2007
	One Year or Less		One Year through Five Years		Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale:
Government-sponsored enterprises	$13,585	4.06%	$20,615	4.50%	$11,213	5.04%	$—	—%	$45,413	$44,687	4.50%
Mortgage-backed securities	1,366	3.41%	25,591	3.80%	11,389	4.16%	77,824	4.98%	116,170	113,541	4.62%
Corporate debt obligations	1,005	5.70%	498	4.34%	497	4.13%	950	4.96%	2,950	2,769	4.97%

Total available-for-sale	$15,956	4.11%	$46,704	4.11%	$23,099	4.59%	$78,774	4.98%	$164,533	$160,997	4.59%

Investment securities held-to-maturity:
Industrial revenue bonds	$—	—%	$397	4.00%	$—	—%	$850	5.00%	$1,247	$1,247	4.68%
Municipal bonds	—	—%	1,155	3.03%	609	3.67%	675	3.86%	2,439	2,374	3.42%

Total held-to-maturity	$—	—%	$1,552	3.28%	$609	3.67%	$1,525	4.50%	$3,686	$3,621	3.85%

	At December 31, 2006
	One Year or Less		One Year through Five Years		Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale:
Government-sponsored enterprises	$30,114	4.30%	$30,296	4.23%	$17,838	5.17%	$—	—%	$78,248	$77,369	4.47%
Mortgage-backed securities	114	4.01%	26,915	3.73%	16,622	4.22%	67,830	4.61%	111,481	109,274	4.34%
Corporate debt obligations	1,470	4.93%	497	4.34%	497	4.13%	950	4.96%	3,414	3,309	4.73%

Total available-for-sale	$31,698	4.33%	$57,708	4.00%	$34,957	4.70%	$68,780	4.61%	$193,143	$189,952	4.40%

Investment securities held-to-maturity:
Industrial revenue bonds	$—	—%	$421	5.00%	$—	—%	$850	4.00%	$1,271	$1,271	4.33%
Municipal bonds	201	1.76%	891	2.88%	878	3.63%	—	—%	1,970	1,956	3.10%

Total held-to-maturity	$201	1.76%	$1,312	3.56%	$878	3.63%	$850	4.00%	$3,241	$3,227	3.58%

Sources of Funds

General. Deposits have traditionally been the primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank advances, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on other earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents and businesses within our primary market area. We offer a selection of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts, retirement accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We currently do not accept brokered deposits, although we have the authority to do so.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely on personalized customer service, long-standing relationships with customers and an active marketing program to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At June 30, 2007, $338.7 million, or 46.7% of our deposit accounts, were certificates of deposit, of which $301.8 million had maturities of one year or less.

The following table sets forth the distribution of total deposits by account type at the dates indicated.

	At June 30,			At December 31,
	2007			2006
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand	$104,773	14.44%	—%	$97,190	14.17%	—%
NOW	42,258	5.82	0.71%	37,523	5.47	0.57%
Regular savings	63,431	8.74	0.84%	65,475	9.55	0.83%
Money market	176,633	24.34	3.26%	165,984	24.21	3.18%
Certificates of deposit	338,658	46.66	4.63%	319,514	46.60	4.52%

Total deposits	$725,753	100.00%	3.07%	$685,686	100.00%	2.99%

	At December 31,
	2005			2004
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand	$93,301	14.27%	—%	$86,246	14.06%	—%
NOW	39,922	6.11	0.25%	39,917	6.50	0.25%
Regular savings	87,253	13.35	0.83%	94,586	15.41	0.65%
Money market	155,492	23.79	2.92%	141,633	23.08	1.47%
Certificates of deposit	277,643	42.48	3.56%	251,290	40.95	2.72%

Total deposits	$653,611	100.00%	2.33%	$613,672	100.00%	1.57%

The following table sets forth the time deposits in United Bank classified by interest rate as of the dates indicated.

	At June 30, 2007	At December 31,
		2006	2005	2004
	(In thousands)
Interest Rate
Less than 2.00%	$524	$2,788	$27,132	$78,311
2.00% – 2.99%	29,932	35,404	35,047	101,476
3.00% – 3.99%	20,740	21,682	122,275	29,435
4.00% – 4.99%	190,815	161,688	74,111	22,877
5.00% – 5.99%	96,647	97,952	19,078	19,191
6.00% – 6.99%	—	—	—	—

Total	$338,658	$319,514	$277,643	$251,290

The following table sets forth the amount and maturities of time deposits at June 30, 2007.

	Period to Maturity
	Less than one year	Over one year to two years	Over two years to three years	Over three years	Total
	(In thousands)
Interest Rate
Less than 2.00%	$524	$—	$—	$—	$524
2.00% – 2.99%	25,764	4,166	2	—	29,932
3.00% – 3.99%	7,074	7,586	6,080	—	20,740
4.00% – 4.99%	173,213	7,147	3,943	6,512	190,815
5.00% – 5.99%	95,267	56	1,200	124	96,647

Total	$301,842	$18,955	$11,225	$6,636	$338,658

The following table sets forth the interest-bearing deposit activities for the periods indicated.

	At or For the Six Months Ended June 30,	At or For the Years Ended December 31,
	2007	2006	2005	2004
	(In thousands)
Beginning balance	$588,496	$560,310	$527,426	$521,071
Net deposits (withdrawals) before interest credited	21,781	9,563	20,627	(2,639)
Interest credited	10,703	18,623	12,257	8,994
Net increase in deposits	32,484	28,186	32,884	6,355

Ending balance	$620,980	$588,496	$560,310	$527,426

As of June 30, 2007, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $113.4 million. The following table sets forth the maturity of those certificates as of June 30, 2007.

At June 30, 2007
(In thousands)
Three months or less	$51,938
Over three months through six months	40,063
Over six months through one year	12,617
Over one year to three years	6,745
Over three years	2,076

Total	$113,439

Borrowings. Our borrowings consist primarily of advances from the Federal Home Loan Bank of Boston and collateralized repurchase agreements with our customers. As of June 30, 2007, our Federal Home Loan Bank advances totaled $142.5 million, which represented 16.1% of total liabilities with a weighted average maturity of 2.3 years and a weighted average rate of 4.75%. As a member of the Federal Home Loan Bank of Boston, we can currently borrow up to approximately $346.1 million from the Federal Home Loan Bank.

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at and for the periods shown.

	At or For the Six Months Ended June 30,	At or For the Years Ended December 31,
	2007	2006	2005	2004
	(Dollars in thousands)
Balance at end of period	$142,519	$169,806	$101,880	$86,694
Average balance during period	$160,232	$127,397	$96,743	$85,413
Interest expense incurred during period	$3,802	$5,621	$3,671	$2,960
Maximum outstanding at any month end	$173,939	$169,806	$106,944	$98,699
Average interest rate during period	4.75%	4.41%	3.79%	3.47%
Weighted average interest rate on end of period balances	4.75%	4.73%	3.98%	3.53%

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at and for the periods shown:

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2007		2006		2005		2004
	Amount	Weighted Average rate	Amount	Weighted Average rate	Amount	Weighted Average rate	Amount	Weighted Average rate
	(Dollars in thousands)
Within 1 year	$58,000	5.18%	$65,000	5.16%	$13,799	3.40%	$16,000	2.35%
Over 1 year to 2 years	4,870	4.34%	16,411	5.06%	10,000	4.37%	12,000	3.23%
Over 2 year to 3 years	36,951	4.53%	13,000	5.13%	19,393	4.95%	—	—%
Over 3 year to 4 years	8,732	3.29%	16,111	3.20%	—	—%	—	—%
Over 4 year to 5 years	15,000	5.12%	39,184	4.60%	20,318	3.19%	22,247	4.87%
Over 5 years	18,965	4.33%	20,100	4.32%	38,370	4.02%	36,447	3.32%

Total	$142,519	4.75%	$169,806	4.73%	$101,880	3.98%	$86,694	3.53%

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis that are secured by United States Government agency obligations. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability on our consolidated balance sheets. The following table summarizes our repurchase agreements at and for the periods shown:

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in thousands)
Balance at period end	$7,990	$6,809	$10,425	$8,434	$4,317
Average amount outstanding during period	$7,649	$5,433	$5,546	$5,572	$4,064
Interest expense incurred during period	$127	$72	$167	$90	$39
Maximum amount outstanding at any month end	$8,825	$8,014	$10,425	$8,675	$6,015
Average interest rate during period	3.32%	2.65%	3.01%	1.62%	0.96%
Weighted average interest rate on period-end balances	3.32%	3.37%	3.38%	2.12%	1.19%

Properties

The following table provides certain information as of June 30, 2007 with respect to our main office located in West Springfield and our 12 other full service branch offices, our drive-up facility and our financial services facilities:

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
	(In thousands)
Main Office:
95 Elm Street	Owned	1999	46,147	$1,534
West Springfield, MA 01089
Full Service Branches:

115 State Street	Leased	(1)	3,401	97
Springfield, MA 01103

1077 St. James Avenue	Owned	2003	8,354	839
Springfield, MA 01104

459 Main Street	Leased	(2)	2,560	—
Indian Orchard, MA 01151

528 Center Street	Owned	2002	3,000	1,016
Ludlow, MA 01056

1930 Wilbraham Road	Owned	2001	2,304	719
Springfield, MA 01129

670 Bliss Road	Leased	(3)	1,652	—
Longmeadow, MA 01106

1325 Springfield Street	Leased	(4)	2,400	—
Feeding Hills, MA 01030

180 Main Street	Leased	(5)	2,800	241
Northampton, MA 01060

10 Elm Street	Owned	1981	8,500	764
Westfield, MA 01085

14 Russell Road	Owned	2001	720	165
Huntington, MA 01050

168 Southampton Road	Leased	(6)	2,890	1,932
Westfield, MA 01085

1830 Northampton Street	Owned	1994	6,409	604
Holyoke, MA 01040

Other:
52 Van Deene Avenue	Owned	2005 (7)	547	669
West Springfield, MA 01089

33 Westfield Street	Owned	(8)	1,720	1,027
West Springfield, MA 01089

140 Main Street	Leased	2006 (9)	1,375	—
Northampton, MA 01060

(1)	United Bank has a lease for a five-year period expiring in June 2010 with a renewal option for five additional years.

(2)	United Bank has a lease for a five-year period expiring in May 2008 with two five-year renewal options.

(3)	United Bank has a lease for a five-year period expiring in September 2011.

(4)	United Bank has a lease for a five-year period expiring in September 2010 with a renewal option for five additional years.

(5)	United Bank has a lease for a ten-year period expiring in April 2016 with two five-year renewal options.

(6)	United Bank has a lease for a twenty-five year period expiring in March 2031 with two five-year renewal options. This lease is classified as a capitalized lease for accounting and reporting purposes.

(7)	This office is a drive-up facility only.

(8)	A portion of this facility is used as a wealth management office, which offers insurance and investment products and financial planning services.

(9)	United Bank has a lease for a two-year period expiring in November 2008 with two two-year renewal options.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which management believes are immaterial to our financial condition, our results of operations and our cash flows.

Subsidiary Activities

UCB Securities, Inc. is a wholly owned subsidiary of United Bank that was established in 1998 as a Massachusetts security corporation for the purpose of buying, selling and holding investment securities on its own behalf. The income earned on UCB Securities, Inc.’s investment securities is subject to a significantly lower rate of state tax than that assessed on income earned on investment securities maintained at United Bank. At June 30, 2007, UCB Securities, Inc. had total assets of $61.3 million, all of which were qualifying securities under the applicable regulations.

United Wealth Management Group

United Bank, through its division, United Wealth Management Group, has a partnership with a registered broker-dealer, NFP Securities, Inc. In 2006, United Bank acquired Levine Financial Group in an effort to expand its customer base with increased opportunities to grow our market share and expand the wealth management portion of business in the Northampton market. Together they offer United Bank customers a complete range of non-deposit investment products and financial planning services, including mutual funds, debt, equity and government securities, insurance products, fixed and variable annuities, financial planning for individual and commercial customers and estate planning services. United Wealth Management Group receives a portion of the commissions generated from sales to customers.

United Charitable Foundation

We established the United Charitable Foundation in 2005 in connection with our minority stock offering. At that time, we contributed to the foundation $150,000 in cash and 344,120 shares of our common stock with a market value of $3,441,200 based on the $10.00 sale price for our common stock in our 2005 stock offering. To maintain favorable tax status, the foundation must make annual grants equal to 5% of its assets, and grants are made to community activities and charitable causes in the communities in which we operate. The foundation currently owns 344,120 shares of our common stock, and six of the foundation’s seven directors are directors of United Bank. All shares of common stock owned by the foundation must be voted in the same proportion as all other shares of our common stock are voted on any matter to come before the stockholders.

No additional shares of common stock are being contributed to the foundation in the conversion and offering.

Personnel

As of June 30, 2007, we had 178 full-time employees and 22 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

SUPERVISION AND REGULATION

General

United Bank is examined and supervised by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. United Bank also is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the twelve regional banks in the Federal Home Loan Bank System. United Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines United Bank and prepares reports for the consideration of its Board of Directors on any operating deficiencies. United Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of United Bank’s mortgage documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on United Financial-Federal and United Bank and their operations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, United Bank may invest in mortgage loans secured by residential real estate without limitations as a percentage of assets and non-residential real estate loans which may not in the aggregate exceed 400% of capital, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, certain types of debt securities and certain other assets. United Bank also may establish subsidiaries that may engage in activities not otherwise permissible for United Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 4% core capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 46% of net unrealized gains on available-for-sale equity securities with readily determinable fair values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings bank. United Bank does not typically engage in asset sales.

At June 30, 2007, United Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. In the case of United Bank and in connection with its conversion to a federally chartered savings bank, the Office of Thrift Supervision has permitted United Bank to maintain a loans-to-one borrower limit of 20% of unimpaired capital and surplus, subject to certain conditions and annual review by the Office of Thrift Supervision. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2007, United Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, United Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, United Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12 months. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

“Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. United Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At June 30, 2007, United Bank satisfied this test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings banks must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the association’s net income for that year to date plus the association’s retained net income for the preceding two years;

•	the association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. United Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Privacy Standards. Effective July 2001, financial institutions, including United Bank, became subject to FDIC regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. These regulations require United Bank to disclose its privacy policy, including identifying with whom it shares “non-public personnel information” to customers at the time of establishing the customer relationship and annually thereafter.

The regulations also require United Bank to provide its customers with initial and annual notices that accurately reflect its privacy policies and practices. In addition, United Bank is required to provide its customers with the ability to “opt-out” of having United Bank share their non-public personal information with unaffiliated third parties before it can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on United Bank. The Gramm-Leach-Bliley Act also provides for the ability of each state to enact legislation that is more protective of consumers’ personal information. We cannot predict whether Massachusetts may enact such legislation or what impact, if any, it would have if enacted.

In February 2001, the FDIC and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information to implement certain provisions of the Gramm-Leach-

Bliley Act. The guidelines describe the agencies’ expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of the institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to ensure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of such records and protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer. United Bank has implemented these guidelines and such implementation did not have a material adverse effect on our operations.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as United Bank. United Financial-Federal is an affiliate of United Bank. In general, loan transactions between an insured depository institution and its affiliate are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliate are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the association. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

United Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of United Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by United Bank’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the savings bank will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings bank. Any holding company for the savings bank required to submit a capital restoration plan must guarantee the lesser of: an amount equal to 5% of a savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2007, United Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts in United Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. United Bank’s deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments.

In February 2006, federal legislation to reform federal deposit insurance was enacted. This new legislation, among other things, increased the amount of federal deposit insurance coverage from $100,000 to $130,000 (with a cost of living adjustment to become effective in five years). The legislation also requires the reserve ratio to be modified to provide for a range between 1.15% and 1.50% of estimated insured deposits.

In November 2006, the Federal Deposit Insurance Corporation adopted final regulations that assess insurance premiums based on risk. As a result, the new regulation will enable the Federal Deposit Insurance Corporation to more closely tie each financial institution’s deposit insurance premiums to the risk it poses to the deposit insurance fund. Under the new risk-based assessment system, the Federal Deposit Insurance Corporation will evaluate the risk of each financial institution based on its supervisory rating, its financial ratios, and its long-term debt issuer rating. The new rates for nearly all of the financial institutions industry vary between five and seven cents for every $100 of domestic deposits. The assessment to be paid during the year ending December 31, 2007 will be offset by a credit from the Federal Deposit Insurance Corporation. At the same time, the Federal Deposit Insurance Corporation also adopted final regulations designating the reserve ratio for the deposit insurance fund during 2007 at 1.25% of estimated insured deposits.

Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund (“BIF”) and the Savings Association Insurance Fund (“SAIF”) into a single fund called the Deposit Insurance Fund. As a result of the merger, the BIF and the SAIF were abolished. The merger of the BIF and the SAIF into the Deposit Insurance Fund does not affect the authority of the Financing Corporation (“FICO”) to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended June 30, 2007, the annualized FICO assessment was equal to 1.14 basis points for each $100 in domestic deposits maintained at an institution.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. United Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Boston (FHLBB), until April 2004 United Bank was required to invest in stock of the

FHLBB in an amount equal to the greater of .3% of its total assets, 1% of its outstanding home loans or 5% of its outstanding advances from the FHLBB. In April 2004, the FHLBB amended its capital structure at which time United Bank’s FHLBB stock was converted to Class B stock. Such stock is redeemable at par value five years after filing for a redemption or upon termination of membership. The FHLBB may, but is not obligated to, repurchase Class B stock prior to expiration of the five year redemption notice. Under the new capital structure, United Bank’s stock investment requirement is an amount equal to the sum of .35% of certain specified assets plus 4.5% of United Bank’s advances and certain other specified items.

Federal Reserve System

Federal Reserve Board regulations require savings banks to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At June 30, 2007, United Bank was in compliance with these reserve requirements.

The USA PATRIOT Act

The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the act impose affirmative obligations on a broad range of financial institutions, including savings banks, like United Bank. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States). The Act also requires the federal banking regulators to take into consideration the effectiveness of controls designed to combat money-laundering activities in determining whether to approve a merger or other acquisition application of an FDIC-insured institution. As such, if the Company or United Bank were to engage in a merger or other acquisition, the effectiveness of its anti-money-laundering controls would be considered as part of the application process. United Bank has established policies, procedures and systems to comply with the applicable requirements of the law.

The federal banking agencies have begun to implement regulations pursuant to the USA PATRIOT Act. These regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), was enacted to implement corporate governance, accounting and reporting reforms to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that enforces auditing, quality control and independence standards and is funded by fees from all publicly traded companies, Sarbanes-Oxley places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client require preapproval by the company’s audit committee. In addition, Sarbanes-Oxley makes certain changes to the requirements for partner rotation after a period of time. Sarbanes-Oxley requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under Sarbanes-Oxley, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the Board of Directors or the board itself.

Under Sarbanes-Oxley, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under Sarbanes-Oxley be deposited to a fund for the benefit of harmed investors. Sarbanes-Oxley also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

Sarbanes-Oxley also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not. Under Sarbanes-Oxley, a company’s registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. Sarbanes-Oxley also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. Sarbanes-Oxley also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. Finally, Sarbanes-Oxley requires the company’s registered public accounting firm that issues the audit report to attest to and report on the effectiveness of internal control over financial reporting.

Holding Company Regulation

Upon completion of the conversion, United Financial-Maryland will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over United Financial-Maryland and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to United Bank.

Under federal law, unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999, such as United Financial-Maryland, are limited to those activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Federal Securities Laws

United Financial-Federal common stock currently is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and United Financial-Maryland common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. United Financial-Maryland will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in United Financial-Maryland’s initial public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of United Financial-Maryland may be resold without registration. Shares purchased by an affiliate of United Financial-Maryland will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If United Financial-Maryland meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of United Financial-Maryland that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of United Financial-Maryland, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, United Financial-Maryland may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

TAXATION

Federal Taxation

General. United Financial-Federal and United Bank are, and United Financial-Maryland will be, subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to United Financial-Federal, United Financial-Maryland or United Bank.

In March 2007, the Internal Revenue Service began an audit of the consolidated federal tax returns for United Mutual Holding Company, United Financial-Federal and United Bank for the 2005 tax year.

Method of Accounting. For federal income tax purposes, United Financial-Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Bad Debt Reserves. Historically, United Bank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six year period all bad debt reserves accumulated after 1988. United Bank recaptured its reserves accumulated after 1988 over the six-year period ended December 31, 2001.

Currently, the United Financial-Federal consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to November 1, 1988 were subject to recapture into taxable income if United Bank failed to meet certain thrift asset and definitional tests.

At June 30, 2007, United Bank’s total federal pre-base year reserve was approximately $6.2 million. However, under current law, base-year reserves remain subject to recapture if United Bank makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. United Financial-Federal and United Bank have not been subject to the alternative minimum tax and have no such amounts available as credits for carryover.

Contribution Carryforwards. United Financial-Federal’s consolidated return had a $2.6 million contribution carryforward at June 30, 2007. The carryforward relates to the $3.6 million contribution to fund United Charitable Foundation. The carryforward may be utilized until 2009 and is limited to 10% of taxable income each year. Based on an assessment of the likely ranges of taxable income during the carryforward period, management believes that it is more likely than not it will fully utilize tax deductions for this item.

Corporate Dividends-Received Deduction. United Financial-Federal (and United Financial-Maryland) may exclude from its federal taxable income 100% of dividends received from United Bank as a wholly owned subsidiary. The corporate dividends-received deduction is 80% when the dividend is received from a corporation having at least 20% of its stock owned by the recipient corporation. A 70% dividends-received deduction is available for dividends received from corporations owning less than 20% by the recipient corporation.

State Taxation

For Massachusetts income tax purposes, a consolidated tax return cannot be filed. Instead, United Financial-Federal, United Bank, and each of their subsidiaries file separate annual income tax returns, and United Financial-Maryland will also file a separate annual Massachusetts income tax return. United Bank’s state tax returns, as well as those of its subsidiaries, are not currently under audit, and have not been audited during the past five years.

United Bank files Massachusetts financial institution income tax returns and is subject to an annual Massachusetts tax at a rate of 10.5% of its net income. Massachusetts net income is defined as gross income, other than 95% of dividends received in any taxable year beginning on or after January 1, 1999 from or on account of the ownership of any class of stock if the institution owns 15% or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. The dividends must meet the qualifications under Massachusetts law. Deductions with respect to the following items, however, shall be allowed except as otherwise provided: (a) dividends received, except as otherwise provided; (b) losses sustained in other taxable years; (c) taxes on or measured by income, franchise taxes measured by net income, franchise taxes for the privilege of doing business and capital stock taxes imposed by any state; or (d) the deduction allowed by section 168(k) of the Code.

United Financial-Federal is required to file a Massachusetts income tax return and is generally subject to a state income tax rate that is the same rate as the tax rate for financial institutions in Massachusetts.

United Bank’s subsidiary, UCB Securities, Inc., is taxed as a Massachusetts security corporation, and is subject to a state tax rate of 1.32% of its gross income.

As a Maryland business corporation, United Financial-Maryland will be required to file annual returns and pay annual fees to the State of Maryland.

MANAGEMENT OF UNITED FINANCIAL-MARYLAND

Shared Management Structure

The directors of United Financial-Maryland are those same persons who are the directors of United Bank. In addition, each executive officer of United Financial-Maryland is also an executive officer of United Bank. Both United Financial-Maryland and United Bank may choose to appoint additional or different persons as directors and executive officers in the future. We expect that United Financial-Maryland and United Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated only for their services to United Bank. These individuals may receive additional compensation for their services to United Financial-Maryland.

Directors of United Financial-Maryland

United Financial-Maryland’s Board of Directors has nine members. Our bylaws provide that approximately one-third of the directors are to be elected annually. Directors of United Financial-Maryland are generally elected to serve for a three-year period and until their respective successors have been elected and qualify.

The table below sets forth certain information, as of June 30, 2007, regarding current members of our Board of Directors and executive officers who are not directors, including the terms of office of board members.

Name(1)	Position(s) Held With United Financial-Maryland	Age	Director Since(2)	Current Term Expires
DIRECTORS

Richard B. Collins	Chairman of the Board, President and Chief Executive Officer	64	2002	2008
Michael F. Crowley	Director	49	2001	2010
Carol Moore Cutting	Director	59	2001	2010
Carol A. Leary	Director	60	2001	2010
G. Todd Marchant	Director	69	1991	2008
Kevin E. Ross	Director	54	1991	2009
Robert A. Stewart, Jr.	Director	56	1991	2009
Thomas H. Themistos	Director	67	2004	2009
Michael F. Werenski	Director	48	1991	2008

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Keith E. Harvey	Executive Vice President, Operations and Retail Sales	59	N/A	N/A
Mark A. Roberts	Executive Vice President and Chief Financial Officer	44	N/A	N/A
J. Jeffrey Sullivan	Executive Vice President and Chief Lending Officer	43	N/A	N/A
John J. Patterson	Senior Vice President, Risk Management	60	N/A	N/A
William Clark	Senior Vice President, Residential Lending	42	N/A	N/A
Laurie J. Rollins	Vice President, Treasurer	48	N/A	N/A
Dena M. Hall	Vice President, Marketing and Community Relations	33	N/A	N/A

(1)

The mailing address for each person listed is 95 Elm Street, West Springfield, Massachusetts 01089. Each of the persons listed as a director is also a director of United Bank, as well as United Mutual Holding Company.

(2)	Includes service with United Bank in mutual form.

The principal occupation during the past five years of each of our directors and executive officers is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

Directors

Richard B. Collins is Chairman of the Board, President and Chief Executive Officer of United Financial-Federal and United Bank. Mr. Collins joined United Bank in 2001 as President. Mr. Collins became the Chief Executive Officer and joined United Bank’s Board of Directors in 2002 and became Chairman of the Board in 2007. Prior to his affiliation with United Bank, Mr. Collins was President and Chief Executive Officer of First Massachusetts Bank, N.A.

Michael F. Crowley is President of Crowley Real Estate Appraisers, Inc., located in Springfield, Massachusetts.

Carol Moore Cutting is the owner, President and General Manager of Cutting Edge Broadcasting Incorporated, a radio station located in Northampton, Massachusetts.

Carol A. Leary is President of Bay Path College, located in Longmeadow, Massachusetts.

G. Todd Marchant is retired. Prior to his retirement in 2005, Mr. Marchant was a financial consultant with Grigsby and Smith, located in East Longmeadow, Massachusetts.

Kevin E. Ross is Vice President and Treasurer of Ross Insurance Agency, Inc., located in Holyoke, Massachusetts.

Robert A. Stewart, Jr. is President of Chase, Clarke, Stewart & Fontana, Inc., an insurance agency, located in Springfield, Massachusetts.

Thomas H. Themistos, CPA/PFS has been a member of the firm Kostin, Ruffkess & Company, LLC, a regional public accounting firm with offices in Springfield, Massachusetts and Farmington and New London, Connecticut since September 2005. Previously, he was Managing Partner at Themistos & Dane, P.C., which merged with Kostin, Ruffkess & Company, LLC in September 2005.

Michael F. Werenski is President and Treasurer of Marion & Werenski Insurance and Real Estate Agency, Inc., located in South Hadley, Massachusetts.

Executive Officers of United Financial-Federal Who Are Not Also Directors

Mark A. Roberts is the Executive Vice President and Chief Financial Officer of United Financial-Federal and United Bank. He joined United Financial-Federal and United Bank in 2006. Prior to that, he served as the Vice President and Controller for The Connecticut Bank and Trust Company in Hartford, Connecticut and was the Vice President of Finance at Woronoco Savings Bank for six years.

Laurie J. Rollins is the Treasurer of United Financial-Federal and United Bank. She joined United Bank in 1988.

Executive Officers of United Bank Who Are Not Also Directors

William Clark is Senior Vice President, Residential Lending. Mr. Clark joined United Bank in 1998.

Dena M. Hall is the Vice President of Marketing and Community Relations of United Bank. She joined United Bank in 2005. Previously, she was the Director of Marketing for Woronoco Savings Bank for seven years.

Keith E. Harvey is the Executive Vice President for Operations and Retail Sales of United Bank. Mr. Harvey joined United Bank in 1984.

John J. Patterson is Senior Vice President, Risk Management of United Bank. Mr. Patterson joined United Bank in 1993.

J. Jeffrey Sullivan joined United Bank in 2003 as Executive Vice President and Chief Lending Officer. Prior to joining United Bank, Mr. Sullivan was Senior Vice President of Business Development and Commercial Lending at the Bank of Western Massachusetts for eleven years.

Board Independence

The Board of Directors has determined that, except as to Mr. Collins, each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards. Mr. Collins is not considered independent because he is the President and Chief Executive Officer of United Financial-Federal.

In determining the independence of the directors, the Board of Directors reviewed and considered the following business relationships:

•	Sponsorships, grants and tuition given to Bay Path College, of which Director Leary is President, which did not exceed $20,000;

•	Grants given to the GoFit Foundation, of which Director Leary is a board member, which totaled approximately $5,000;

•	Advertising on Cutting Edge Broadcasting Incorporated, a radio station of which Director Cutting is President and General Manager, which did not exceed $17,400;

•	The auto insurance discounts offered to our employees by Ross Insurance Agency, Inc., of which Director Ross is Vice President and Treasurer;

•	The residential appraisal services fees paid to Marion & Werenski Insurance and Real Estate Agency, of which Director Werenski is President and Treasurer, which did not exceed $150; and

•	The fees paid for commercial appraisal services to Crowley Real Estate Appraisers, Inc., of which Director Crowley is President, which did not exceed $2,500.

Loans reviewed by the board of directors in the ordinary course of business to United Financial-Federal’s independent directors were as follows:

Independent Director	Aggregate Amount Outstanding at December 31, 2006
Michael F. Crowley	$—
Carol Moore Cutting	60,682
Carol A. Leary	—
G. Todd Marchant	—
Kevin E. Ross	161,743
Robert A. Stewart, Jr.	296,350
Thomas H. Themistos	171,991	(1)
Michael F. Werenski	38,884

(1)	Represents the aggregate of three loans from the Bank to Mr. Themistos’ brother.

Meetings and Committees of the Board of Directors

The business of the Boards of Directors of United Financial-Federal and United Bank is conducted through meetings and activities of the Boards and their committees. The Board of United Financial-Federal has the following committees: Audit Committee, Compensation Committee, Executive Committee and Governance Committee. The Board of United Bank has the following committees: Audit Committee, Compensation Committee, Executive Committee, Loan Committee and Governance Committee.

During the year ended December 31, 2006, the Board of Directors of United Financial-Federal held 12 regular meetings and no special meetings; and the Board of Directors of United Bank held 12 regular meetings and no special meetings. During the year ended December 31, 2006, no director attended fewer than 75% of the total meetings of the Boards of Directors and committees on which such director served.

The Audit Committee

The Audit Committee of United Financial-Federal consists of directors Cutting, Leary, Ross (Chair), Stewart and Themistos. Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3. The Board of Directors has determined that Mr. Themistos qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC. The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating an independent registered public accounting firm to audit United Financial-Federal’s annual financial statements;

•

in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of United Financial-Federal’s financial reporting processes, both internal and external;

•	approving the scope of the audit in advance;

•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

•

considering whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the registered public accounting firm’s independence;

•	reviewing earnings and financial releases and quarterly reports filed with the SEC;

•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm; and

•	reviewing the adequacy of the audit committee charter.

The Audit Committee of United Financial-Federal met eight times during the year ended December 31, 2006. United Financial-Federal’s Board of Directors has adopted a written charter for the Audit Committee of United Financial-Federal.

The Compensation Committee

The Compensation Committee is appointed by the Board of Directors of United Financial-Federal to assist the Board in developing compensation philosophy, criteria, goals and policies for United Financial-Federal’s executive officers that reflect the values and strategic objectives of United Financial-Federal and United Bank. The Committee reviews the performance of and annually recommends to the full Board the compensation and benefits of United Financial-Federal’s executive officers (including the Chief Executive Officer). The Committee administers United Financial-Federal’s compensation plans, including stock option and stock award plans, the employee stock ownership plan, and cash incentive plans. The Committee establishes the terms of employment and severance agreements/arrangements for executive officers, including any change of control and indemnification agreements. The Committee recommends to the full Board the compensation to be paid to directors of United Financial-Federal and of affiliates of United Financial-Federal for their service on the Board. Finally, the Committee establishes annual compensation percentage increases for all United Bank staff.

The Compensation Committee does not delegate to United Financial-Federal or United Bank officers its authority in compensation matters. The role of management, including the Chief Executive Officer, is to advise the Compensation Committee, to make recommendations as to the amount and form of executive and Board compensation, and to provide data, analysis and support for input into Committee decision-making. The Committee also may request others, including compensation and benefits consultants and legal counsel, to attend meetings or to provide relevant information to assist the Committee in its work. In this regard, the Committee has the authority to retain compensation and benefit consultants and legal counsel used to assist the Committee in fulfilling its responsibilities.

The Compensation Committee directly retained the services of an outside compensation consultant to assist United Financial-Federal in evaluating its compensation practices and in developing and implementing its executive compensation program for 2006. While the consultant did not establish or recommend the specific amount or form of executive compensation, it did assist the Compensation Committee in assessing total compensation and in establishing performance benchmarks for executive officers using data from a group of institutions similar in asset size, geography and function to United Bank. A representative from the consultant attended two meetings of the Compensation Committee in 2006. The consultant did not perform any services for United Financial-Federal’s management in 2006.

The Compensation Committee consists of directors Leary (Chair), Cutting, Ross, Stewart and Themistos. The Committee met four times during the year ended December 31, 2006. The Compensation Committee of United Bank, which is composed of the same directors as serve on the Compensation Committee of United Financial-Federal, met seven times during the year ended December 31, 2006. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The Board of Directors has adopted a written charter for the Committee.

The Executive Committee

The Executive Committee consists of directors Collins, Crowley, Marchant, Stewart (Chair) and Werenski. The Committee is authorized to act with the same authority as the Board of Directors between meetings of the Board. The Executive Committee did not have any meetings during 2006.

The Governance Committee

The Governance Committee of United Financial-Federal consists of directors Cutting, Leary, Ross, Stewart and Themistos. Each member of the Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. United Financial-Federal’s Board of Directors has adopted a written charter for the Committee. The Committee met three times during the year ended December 31, 2006.

The functions of the Governance Committee include the following:

•	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with Nasdaq Stock Market listing requirements for board independence;

•

to make recommendations to the Board regarding the size and composition of the Board and develop and recommend to the Board criteria for the selection of individuals to be considered for election or re-election to the Board; and

•	to review the committee structure and make recommendations to the Board regarding committee membership.

The Governance Committee identifies nominees for the Board of Directors by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to United Financial-Federal’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. The Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with United Financial-Federal’s;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which United Financial-Federal operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to United Financial-Federal and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of United Financial-Federal as a group, and not primarily a special interest group or constituency.

The Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Code of Ethics

United Financial-Federal has adopted a Code of Ethics that is applicable to the officers, directors and employees of United Financial-Federal, including United Financial-Federal’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration we paid to our directors other than Mr. Collins. Compensation paid to Mr. Collins for his services as a director is included in “Executive Compensation—Summary Compensation Table.”

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2006

Name	Fees earned or paid in cash ($)	Stock awards ($)(1), (2)		Option awards ($)(1), (3)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)(8)		All other compensation ($)		Total ($)
Robert W. Bozenhard, Jr.(11)	41,250	61,038	(9)	37,105	(9)	N/A	10,878		475		150,746
Michael F. Crowley	34,600	9,156		5,566		N/A	2,987		475		52,784
Carol Moore Cutting	33,600	9,156		5,566		N/A	5,711		475		54,508
Donald G. Helliwell (4)	13,750	—		—		N/A	10,509		11,725	(6)	35,984
George W. Jones (5)	12,900	—		—		N/A	—	(10)	11,725	(7)	24,625
Carol A. Leary	33,300	9,156		5,566		N/A	6,094		475		54,591
G. Todd Marchant	34,050	61,038	(9)	37,105	(9)	N/A	18,023		475		150,691
Kevin E. Ross	34,150	9,156		5,566		N/A	5,374		475		54,721
Robert A. Stewart, Jr.	30,750	9,156		5,566		N/A	9,749		475		55,696
Thomas H. Themistos	34,150	9,156		5,566		N/A	—		475		49,347
Michael F. Werenski	35,700	9,156		5,566		N/A	8,790		475		59,687

(1)

At December 31, 2006, the aggregate number of share awards and the aggregate number of option awards granted to directors under United Financial-Federal’s 2006 Stock-Based Incentive Plan were 85,500 shares and 184,500 options, respectively.

(2)	The grant date fair value of each stock award was $12.85.

(3)

The grant date fair value of options awarded during 2006 was $3.62 per option, based upon the Black-Scholes valuation model using the following assumptions: (1) expected term of option, 6.5 years; (2) annual volatility of common stock, 25%; (3) expected dividend yield of common stock, 2%; and (4) risk-free interest rate, 4.82% per annum. No options were repriced during the year ended December 31, 2006.

(4)	Director Helliwell retired from the Board of Directors on April 20, 2006.

(5)	Director Jones retired from the Board of Directors on April 20, 2006.

(6)	Includes a retirement payout of $11,250 under the Directors Fee Continuation Plan, described below.

(7)	Includes a retirement payout of $11,250 under the Directors Fee Continuation Plan, described below.

(8)

Represents the difference in the present value of the accumulated benefit between December 31, 2005 and December 31, 2006 under the Directors Fee Continuation Plan, described below. In calculating present value, a 6.5% discount rate was used and the accounting methodology of APB No. 12 was used.

(9)	The dollar values for the stock and option awards to Directors Bozenhard and Marchant reflect the fact that these directors were eligible for retirement at December 31, 2006.

(10)	For the year ended December 31, 2006, the present value of the accumulated benefit under the Directors Fee Continuation Plan for Mr. Jones decreased by $4,243.

(11)	Mr. Bozenhard retired from the Board of Directors on April 19, 2007.

Director Fees. Each of the individuals who serve as a director of United Financial-Federal currently serves as a director of United Bank and earns director fees in that capacity unless a Board or committee meeting of United Financial-Federal is on a separate day from a Board or committee meeting of United Bank, in which circumstance the same fees as would ordinarily be paid for a Board or committee meeting of United Bank would be paid to the directors. Each non-employee director of United Bank is paid a fee of $950 per meeting attended, with one excused paid absence allowed (for regularly scheduled meetings only) during the course of the year. Each director serving on a Board committee is paid a fee of $550 ($650 for audit committee) per meeting attended, except for committee chairpersons who receive a fee of $600 ($700 for audit committee) per meeting attended. All non-employee directors are paid annual retainers of $10,000. All non-employee directors also receive a fee of $550 when they attend “outside workshops.”

Each non-employee director of United Bank who also serves as a member of the Board of Directors of the United Charitable Foundation is paid a fee of $250 per meeting. The Foundation board of directors met four times in 2006. Directors Cutting, Helliwell, Leary, Ross, Stewart, and Themistos each received $1,000 for attending the meetings.

Director Retirement Plan. The Board of Directors of United Bank expects to adopt a Director Retirement Plan to replace the United Bank Directors Fee Continuation Plan adopted in May 1999. Directors who are participants in the Directors Fee Continuation Plan, the predecessor plan, will participate in the plan from the effective date. Additional directors will begin participation in the plan as of the first day of the plan year in which they become members of the board of directors.

The Director Retirement Plan will provide for the payment of normal retirement benefits upon the director’s separation from service on or after attainment of his normal retirement age (age 72 or age 65 with 10 years of service). The normal retirement benefit will generally be equal to 70% of the average annual director’s fees, and will be payable in 10 annual installments commencing within 60 days after the director’s separation from service. In the event a participant has a separation from service prior to his normal retirement date (other than due to termination for cause, disability or death), the participant will be entitled to a lesser benefit payable in ten annual installments commencing at age 65. The amount payable will be determined by multiplying the normal retirement benefit by the director’s benefit percentage, which is 10% for each year of service, up to 100%. A director’s benefit percentage will accelerate to 100% upon the director’s separation from service due to death, disability or a change in control. A director may elect to receive his normal retirement benefit or early termination benefit payable in a lump sum rather than 10 annual installments, if such election is made prior to December 31, 2007, or if later, within 30 days of his initial participation in the plan. In the event a director becomes disabled, he will become entitled to a disability benefit payable in a lump sum within 60 days after the disability determination and equal to the present value of 70% of the director’s average annual director’s fees, otherwise payable in 10 annual installments. Upon a change in control, the present value of the normal retirement benefit will be paid to each director in a lump sum within 30 days of the change in control, irrespective of whether the director has a separation from service. If a director dies while serving on the board, the director’s beneficiary will be entitled to the normal retirement benefit as if the director had survived until normal retirement age, provided that the average annual director’s fees will be determined as of the director’s date of death, and will be payable in the form selected by the director. If the director dies after separation from service but before payments of his benefits under the plan have commenced, or after payments have commenced but before they are completed, the director’s beneficiary will be entitled to the benefits in the form that would have been paid to the director. In the event a director has a termination for cause, the director will forfeit all rights to benefits under the plan.

Under the predecessor plan, a participant who has served as board chair and who is no longer serving as director and has not been terminated for cause will be entitled to an annual benefit payable for ten years of $24,000, reduced by 1/15 for each year of service as a director less than 15. A participant who had attained normal retirement age, has not served as board chair, is no longer serving as a director and has not been terminated for cause will receive an annual benefit payable for ten years of $15,000, reduced by 1/15 for each year of service as a director less than 15. Under the Director Retirement Plan, a director’s benefit will not be less than the benefit available to the director under the predecessor plan.

United Bank expects the 2008 expense of the Director Retirement Plan to be approximately $125,000, compared to the $73,000 expense of the Directors Fee Continuation Plan in 2007.

Deferred Income Agreements. United Bank maintains deferred income agreements (the “Agreements”) with former directors Donald G. Helliwell, Robert W. Bozenhard, Jr., and George W. Jones (the “Directors”). The Agreements allowed the Directors to defer their director fees during the years 1985-1990, and to have such fees, plus interest, paid to the Directors in later years pursuant to the terms of the Agreements. Under the Agreements, United Bank will pay Messrs. Helliwell and Jones a total sum of $75,930, and Mr. Bozenhard a total sum of $90,572, in 120 monthly installments of $633 and $755, respectively. Payments commenced to Messrs. Helliwell and Jones upon their attainment of age 65, and to Mr. Bozenhard upon his attainment of age 67. In the event one of Messrs. Helliwell, Jones or Bozenhard should die before 120 payments have been made, United Bank will make the remaining monthly payments to the individual’s designated beneficiary or, if none, to his estate.

Executive Compensation

Compensation Discussion and Analysis. The Compensation Committee of the Board of Directors has designed United Bank’s executive compensation program with the primary purpose of attracting, motivating, and retaining talented executives that can help United Bank attain its strategic goals of building its franchise and enhancing long-term shareholder value. More specifically, the executive compensation program is designed to accomplish the following objectives:

•	Reward executives for enhancing long-term shareholder value

•	Balance rewards for the achievement of both short-term and long-term Bank and individual objectives

•	Encourage ownership of United Financial common stock

•	Tie annual and long-term cash and stock incentives to the achievement of measurable corporate and individual performance

•	Align the interests of executives with the interests of stockholders in the creation of long-term shareholder value

Management and the Compensation Committee of the Board of Directors work together to ensure that executives are held accountable and rewarded for delivering superior performance and enhanced shareholder returns. The Compensation Committee believes that the compensation package offered to executives should be comparable to that offered by our peer banks and should have a significant component tied to measurable bank performance. To achieve this, United Bank’s compensation program includes a short-term cash-based annual incentive plan as well as a long-term stock-based incentive plan.

Our president and chief executive officer’s salary and other compensation is determined pursuant to similar compensation policies that apply to other senior executive officers. His base salary for 2006 was higher than other senior executive officers due to his higher level of responsibilities and the greater knowledge and skills required in his position. His total compensation was higher than other senior executive officers primarily because of his higher base salary, proportionately higher awards of stock options and stock awards, and the accrual of the cost of his supplemental retirement plan.

The Compensation Committee retained the services of an outside compensation consultant, to evaluate our compensation practices and to assist in developing and implementing the executive compensation program in 2006. To assist us in setting individual officer cash compensation levels, the consultant used data from the public filings of the following group of peer institutions similar in asset size, geography and function to United Bank.

Bank/Holding Company	Asset Size (in millions) As of 12/31/05
Financial Institutions Inc.	$2,022
Camden National Corp.	$1,653
Arrow Financial Corp.	$1,520
Bancorp Rhode Island Inc.	$1,442
Merchants Bancshares Inc.	$1,075
Canandaigua National Corp.	$1,072
Rockville Financial, Inc. (MHC)	$1,056
First National Lincoln Corp.	$1,042
Alliance Financial Corp.	$980
Enterprise Bancorp, Inc.	$918
MASSBANK Corp.	$899
NewMil Bancorp Inc.	$873
Benjamin Franklin Bancorp Inc.	$867
Westbank Corp. (now NewAlliance Bancshares, Inc.)	$809
Westfield Financial Inc. (MHC)	$805
Legacy Bancorp	$778
Wilber Corporation	$753
Bar Harbor Bankshares	$748
Chemung Financial Corp.	$718
SI Financial Group Inc. (MHC)	$692

In addition to reviewing the compensation data of these peer institutions, the consultant also reviewed market data from supplemental salary survey sources and met with members of the Compensation Committee to review United Bank’s compensation philosophy and goals.

All elements of executive compensation are reviewed annually by the Compensation Committee. These different elements of United Bank’s total compensation mix are described below.

Base Salary

Base salaries are established using the median base salaries of United Bank’s peer institutions as a target. Individual executive base salaries are then determined based on that market data and other factors such as the executive’s qualifications, experience, position, responsibilities and performance in relation to established goals.

Base salaries are adjusted annually based on performance. Increases are determined by the Compensation Committee based on an executive’s individual performance and his or her salary level within the established salary range. An individual executive’s performance rating depends on the level of attainment of individual goals as previously determined by the Compensation Committee, such as earnings growth, deposit and loan growth, branch expansion activities, maintaining asset quality and assuring regulatory compliance. In 2006, we did not allocate any specific weight to any individual factor. The Compensation Committee directly reviews the performance of the Chief Executive Officer. The Chief Executive Officer evaluates the performance and makes recommendations to the Compensation Committee for the other executive officers. However, the Compensation Committee has the sole authority to recommend changes to the base salaries of all executive officers to the full Board of Directors.

In 2006, executive officers received base salary increases ranging from 3% to 4%, which were compatible with United Bank’s overall merit increase budget of 3.5%. Factors considered by the Committee included each executive officer’s contribution to our financial results and operations, general managerial oversight of United Financial-Federal, the quality of communications with the Board of Directors, United Financial-Federal’s record of compliance with regulatory requirements, and the officer’s self-assessment of his or her achievement of performance goals.

Annual Incentive Plan

Each year the Board of Directors approves a short-term Annual Incentive Plan to provide executives an opportunity to earn additional cash compensation based on the attainment of pre-defined individual and Bank-wide performance goals, as discussed below. The Annual Incentive Plan establishes target payouts, to be competitive with market median incentive payments, for each executive-grade level as a percentage of base salary, which will be paid if the defined objectives are attained. The Annual Incentive Plan allows for payments in excess of the target payouts if justified by performance results. However, the Compensation Committee’s practice in recent years has been to set aggressive targets, which has resulted in payouts in recent years that have been somewhat under target.

For purposes of determining awards under the Annual Incentive Plan in 2006, performance levels were weighted 60% for level of net income, 20% for growth in total deposits, and 20% for growth in total loans. Potential payouts were designed to range above and below the target based on actual performance as illustrated below:

Executive	Threshold	Target	Maximum
Richard B. Collins	15.0%	30.0%	40.5%
Mark A. Roberts	12.5	25.0	33.75
Keith E. Harvey	12.5	25.0	33.75
J. Jeffrey Sullivan	12.5	25.0	33.75
John J. Patterson	10.0	20.0	27.00

The Annual Incentive Plan is an important part of the compensation mix for executives and directly ties a meaningful part of their total compensation to their individual performance and the performance of United Bank as a whole. A new element of the Annual Incentive Plan in 2006 allowed for a payout modification of +/- 25% recognizing individual employee performance based on the attainment of specific goals defined at the beginning of the plan year. However, for the named executive officers, the Board of Directors made a decision to base 2006 incentive entirely on United Bank’s achievement of performance goals.

Stock-Based Incentive Plan

As a newly public company, United Financial-Federal granted restricted shares and stock options to key executives for the first time in 2006. The Stock-Based Incentive Plan is one of the most important elements of the total compensation package in that it directly ties the interests of executive officers to the interests of United Financial-Federal’s shareholders.

In making award decisions, the Compensation Committee reviewed regulatory guidelines, market data, and input provided by our consultants and attorneys. The Committee also considered recommendations from the Chief Executive Officer for grants to other executive officers. In allocating available awards under the plan, the Compensation Committee allocated the awards among 21 officers, a considerably larger number of participants than typical within our peer group. This approach, which resulted in a smaller allocation of awards to United Financial-Federal’s most senior officers, is consistent with United Bank’s recognition that it will succeed only through the team efforts of a larger group of its key people. Awards under the Stock-Based Incentive Plan, and any future similar plans, will be made to directors and key employees who are members of our management team. Awards are based upon the individual’s responsibilities and position, and the value of the individual’s expected contribution to our future success.

In determining the mix of restricted shares and stock options for award to each participant, the Compensation Committee reviewed allocation data from other recently converted financial institutions. For 2006, approximately 70% of the grant under the plan was in options and 30% of the grant was in restricted stock. By including a mix of options in the overall grant, United Financial-Federal intends to compensate its employees for sustained increases in United Financial-Federal’s stock price, since options deliver value only when the value of United Financial-Federal’s stock increases. All awards of options are made at the market price of the stock at the time of the award.

All awards of common stock and options included a five-year vesting schedule. The vesting schedule is intended to promote the retention of executive officers, since unvested awards are forfeited if the executive officer leaves the employ of United Bank for reasons other than death, disability, change in control or retirement, as defined in the plan. Certain employees and directors are eligible for accelerated vesting based upon early retirement provisions in the plan.

Retirement Benefits

Executives are eligible to participate in United Bank’s qualified retirement plans available to all employees. These include United Bank Employee Stock Ownership Plan (ESOP), the Defined Benefit Plan (now frozen) and the Defined Contribution Retirement Plan (401k). In addition to the qualified plans, United Bank offers Supplemental Executive Retirement Plans (SERPs) to select executives. The purpose of the SERPs is to make up for the shortfall in retirement benefits that occurs as a result of tax code limitations that reduce benefits for highly compensated executives under qualified plans. The SERPs also serve to help United Bank attract and retain executive talent. The Compensation Committee determines eligibility based on an executive’s position and an assessment of total benefits received under other retirement plan components. The Committee reviews SERP plan design with due consideration of prevailing market practice, overall executive compensation philosophy, and cost to United Bank. Current holders of SERP contracts, otherwise known as Executive Supplemental Compensation Agreements, are Richard Collins, Keith Harvey and John Patterson. Plan design details are provided in the narrative following the Pension Table presented elsewhere in this prospectus.

Executive Perquisites

Other types of traditional executive perquisites are used sparingly. Currently, only the Chief Executive Officer is offered the use of a bank-supplied automobile. Only six executive officers have bank paid membership in a country or other type of social club, and it is expected that these memberships will be used in part for business development purposes. Personal use of these benefits is subject to income taxation and the taxable amount of such benefit is recorded and reviewed annually by the Compensation Committee.

Tax and Accounting Considerations

The Compensation Committee considered the impact of the Statement of Financial Accounting Standard (SFAS) No. 123R, as issued by the FASB in 2004, on United Financial-Federal’s use and allocation of equity incentives. United Financial-Federal also considered the tax consequences of the compensation plans (to the individual and to United Financial-Federal) in making compensation decisions. Specifically, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that United Financial-Federal may not deduct compensation of more than $1.0 million if paid to certain individuals unless such compensation is “performance-based.” United Financial-Federal does not consider base salary and the grant of options and stock awards under the Stock-Based Incentive Plan to be performance-based compensation and, therefore, such compensation would not be deductible to United Financial-Federal to the extent it exceeds $1.0 million. However, in 2006, no such compensation exceeded $1.0 million for any executive officer.

Compensation Committee Interlocks and Insider Participation

The full Board of Directors of United Financial-Federal approves the salaries to be paid each year to officers of United Bank and United Financial-Federal at the level of Vice President and higher, based on the recommendations of the Compensation Committee. None of the members of the Compensation Committee was an officer or employee, or former officer or employee of United Financial-Federal or United Bank during the year ended December 31, 2006. During the year ended December 31, 2006, (i) no executive officer of United Financial-Federal served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of United Financial-Federal; (ii) no executive officer of United Financial-Federal served as a director of another entity, one of whose executive officers served on the Compensation Committee of United Financial-Federal; and (iii) no executive officer of United Financial-Federal served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of United Financial-Federal.

Summary Compensation Information

The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration paid by United Financial-Federal to Richard B. Collins, who serves as President and Chief Executive Officer, Mark A. Roberts, who serves as Chief Financial Officer, and the three most highly compensated executive officers of United Financial-Federal or United Bank other than Messrs. Collins and Roberts (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Richard B. Collins, President, Chief Executive Officer and Director	2006	348,551	—	83,433	54,921	52,530	209,536	36,384	(4)	785,355
Donald F. X. Lynch	2006	51,271	—	—	—	—	54,606	181,097	(5)	286,974
Mark A. Roberts, Executive Vice President and Chief Financial Officer	2006	81,730	—	15,902	16,019	10,216	N/A	995	(6)	124,862
Keith E. Harvey, Executive Vice President for Operations and Retail Sales	2006	169,660	—	24,094	16,019	21,325	87,743	19,694	(7)	338,535
J. Jeffrey Sullivan, Executive Vice President and Chief Lending Officer	2006	169,533	—	24,094	16,019	21,325	11,633	19,575	(8)	262,179
John J. Patterson, Senior Vice President, Risk Management	2006	139,031	—	41,086	28,722	13,980	55,674	16,594	(9)	295,087

(1)	All stock awards to the Named Executive Officers were made on August 17, 2006 and were valued under SFAS 123R at the grant date market value of $12.85 per share. The stock awards vest over five years commencing one year from the grant date. For purposes of SFAS 123R, the awards to Messrs. Collins and Patterson were expensed over 35 months and 19 months, respectively, reflecting the date the executives become eligible for full vesting at retirement.

(2)	All option awards to the Named Executive Officers were made on August 17, 2006 and were valued at $3.62 per option, based upon the Black Scholes valuation model using the following assumptions: (1) expected term of option, 6.5 years; (2) annual volatility of common stock, 25%; (3) expected dividend yield of common stock, 2%; and (4) risk-free interest rate, 4.82% per annum. The options vest over five years commencing one year from the grant date. For purposes of SFAS 123R, the options granted to Messrs. Collins and Patterson are expensed over 35 months and 19 months, respectively, reflecting the dates the executives become eligible for full vesting at retirement.

(3)	Represents earnings by the Named Executive Officer pursuant to United Bank’s Incentive Plan, described below. Awards earned during 2006 were paid in March 2007. For 2006, awards under the Incentive Plan were weighted 60% to the level of net income, 20% to growth in total deposits and 20% to growth in total loans. As authorized by the terms of the Incentive Plan, the Board of Directors exercised its discretion and approved a payout of 50% of the target payout, after considering United Bank’s performance during 2006 as well as other factors.

(4)	Includes 401(k) plan matching contributions of $11,000, an ESOP contribution of $9,130 (based on 913 shares allocated to Mr. Collins multiplied by the ESOP cost basis of $10 per share) and perquisites of $13,218, comprised of $6,803 for personal use of an automobile and $6,415 for a club membership (these amounts were calculated in accordance with IRS guidelines and included as compensation on the officer’s W-2).

(5)	Includes 401(k) plan matching contributions of $2,825, and an ESOP contribution of $9,130 (based on 913 shares allocated to Mr. Lynch multiplied by the ESOP cost basis of $10 per share). Also includes a severance payment of $168,900 in connection with Mr. Lynch’s departure from United Bank on May 5, 2006. Mr. Lynch had formerly served as Executive Vice President and Chief Financial Officer of United Financial-Federal and United Bank.

(6)	Mr. Roberts joined United Financial-Federal and United Bank on May 8, 2006.

(7)	Includes 401(k) plan matching contributions of $8,483, and an ESOP contribution of $8,940 (based on 894 shares allocated to Mr. Harvey multiplied by the ESOP cost basis of $10 per share).

(8)	Includes 401(k) plan matching contributions of $8,476, and an ESOP contribution of $8,830 (based on 883 shares allocated to Mr. Sullivan multiplied by the ESOP cost basis of $10 per share).

(9)	Includes 401(k) plan matching contributions of $6,951, and an ESOP contribution of $7,050 (based on 705 shares allocated to Mr. Patterson multiplied by the ESOP cost basis of $10 per share).

Benefit Plans

Defined Contribution Plan. United Bank maintains a defined contribution retirement plan through the Cooperative Banks Employees Retirement Association (“CBERA”) (the “Plan”). All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours must be enrolled in the Plan and begin making at least the minimum pre-tax contribution of 1% of compensation. Participants may make additional pre-tax contributions up to a total of 50% of compensation, and may also elect to contribute on an after-tax basis (other than the required 1% pre-tax amount). However, the maximum aggregate percentage of compensation that a participant may defer is 50% of compensation. Participants become immediately 100% vested in their employee contributions and earnings thereon. United Bank will make matching contributions equal to 100% of the participant’s first 5% of his elective (pre-tax) or employee (after-tax) contributions. Employees may enter the Plan as of the first day of the month following their date of hire, provided such early enrollees will become eligible to receive United Bank’s matching contributions only after satisfying United Bank’s eligibility requirements. Participants become vested in United Bank’s matching contributions at the rate of 20% per year, starting upon completion of two years of vesting service, and become fully vested after six years. They also become fully vested in United Bank matching contributions upon early, normal, or deferred retirement, or death. The Plan permits participants to direct the investment of their accounts into various investment options. Upon attainment of normal retirement age (age 65) or early retirement age (age 62, or age 55 with five years of vesting service, or age 50 with 15 years of vesting service), participants may choose among various retirement benefit options. The normal form of retirement benefit for participants who are not married and who were participants prior to January 1, 1989 is a single life annuity. The normal form of benefit for participants who are married is a 100% joint and survivor annuity. Employees who became participants after December 31, 1988 or who waive the normal form of benefit may elect the following forms of retirement benefit payments: (i) payment of their entire vested account balance in a total distribution or in installments; (ii) payment of their after-tax contributions and transfer of their pre-tax contributions, matching contributions, and all investment earnings to United Bank’s defined benefit plan to be paid as an annuity; (iii) payment of their employee contribution account in a single payment and transfer of their matching contribution account to United Bank’s defined benefit plan to be paid as an annuity; or (iv) transfer their entire account balance to United Bank’s defined benefit plan to be paid as an annuity. The Plan permits loans to participants.

Defined Benefit Pension Plan. United Bank maintained a defined benefit retirement plan offered through CBERA until it was frozen as of April 30, 2007. In the fourth quarter of 2006, following a comprehensive review of United Bank’s employee benefit plans, the Board of Directors voted to freeze the defined benefit pension plan, effective April 30, 2007. All benefits earned by eligible plan participants were frozen at that date and, accordingly, no additional expense related to the plan is expected to be recognized in future periods.

Employees who had attained age 21 and completed one year of employment during which they worked at least 1,000 hours were enrolled under the plan. United Bank annually contributed an amount to the plan necessary to satisfy the minimum funding requirements established under federal law.

In quantifying the present value of the current accrued benefit for each of the Named Executive Officers in the pension benefits table above, United Bank assumed a termination date of December 31, 2006 and an annual interest rate of 4.54%. In addition, the accrued benefit for each participant was calculated based on the participant’s credited service under the plan, his age, his expected mortality (using IRS mortality tables), and his final average compensation and covered compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation) at December 31, 2006.

Participants in the plan become vested in their retirement benefits at the rate of 20% per year, starting upon completion of two years of vesting service, and become fully vested after six years. They also become 100% vested upon early, normal, or deferred retirement, or death. A participant’s retirement benefit is generally based on 1.0% of the participant’s final average compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation), plus 0.5% of the final average compensation in excess of the participant’s covered compensation (equal to the average of the Social Security Wage Bases in effect during the 35 years prior to the participant’s Social Security normal retirement date), times all years of service from January 1, 1989. In the event an employee participated under a prior plan formula as of December 31, 1988, any accrued benefits under that plan will be added to his benefit under the current plan.

The plan permits early retirement at age 62, at age 55 with at least five years’ service, and at age 50 with at least 15 years’ service. Participants who retire early or after age 62 will be entitled to an unreduced accrued pension. Participants who retire early before age 62 receive a reduced accrued pension. As of December 31, 2006, Richard B. Collins, Keith E. Harvey and John J. Patterson were eligible for early retirement.

The normal form of retirement benefit for participants who are not married is a single life annuity. The normal form of retirement benefit for participants who are married is a 100% joint and survivor annuity. However, participants who are married and obtain their spouse’s consent may elect to receive a single cash payment or an annuity. In the event of a participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary in writing, and the participant is at least 35 years old. In the event of death prior to the participant’s attainment of early or normal retirement age, the participant’s spouse may either defer receipt of the benefit until the participant would have reached age 70 1/2 or elect to receive a lump-sum payment.

For the 2006 plan year, United Bank made a contribution to the plan of approximately $397,319.

The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2006 for the Named Executive Officers.

PENSION BENEFITS AT AND FOR THE YEAR ENDED DECEMBER 31, 2006

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Richard B. Collins	Defined Benefit Pension Plan	5	153,573	—
	Executive Supplemental Compensation Agreement	5	544,355	—
Donald F.X. Lynch	Defined Benefit Pension Plan	33	347,590	—
	Executive Supplemental Compensation Agreement	33	106,320	—
Mark A. Roberts	Defined Benefit Pension Plan	—	N/A	N/A
Keith E. Harvey	Defined Benefit Pension Plan	22	358,749	—
	Executive Supplemental Compensation Agreement	22	58,018	—
J. Jeffrey Sullivan	Defined Benefit Pension Plan	3	25,230	—
John J. Patterson	Defined Benefit Pension Plan	13	211,880	—
	Executive Supplemental Compensation Agreement	13	122,817	—

Executive Supplemental Compensation Agreements. United Bank has adopted Executive Supplemental Compensation Agreements for Messrs. Collins, Harvey, Lynch and Patterson. The agreements were adopted in addition to United Bank’s defined benefit pension plan, to provide a competitive retirement package for senior executives and in light of current IRS annual benefit limits under defined benefit plans. The agreements provide that each executive will receive benefits upon attaining normal retirement at age 65 (age 67 for Mr. Collins) or later. The normal retirement benefit is equal to 60% of the executive’s highest three years’ average base salary, reduced by the sum of the following: (i) the executive’s annual benefit on a single life income basis from United Bank’s defined benefit plan; (ii) the executive’s annual benefit on a single life income basis attributable to employer contributions and earnings thereon from United Bank’s 401(k) plan; (iii) the executive’s annual benefit on a single life income basis resulting from participation in a qualified plan with prior employers; and (iv) one half of the executive’s primary Social Security benefit. Benefits under the agreements are payable on a monthly basis over the longer of 180 months or the life of the executive. In the event the executive dies after receiving the first payment and prior to receiving all of the payments under the agreement, the remaining payments will be made to the executive’s designated beneficiary, if any, or to the executive’s estate. Reduced benefits will be paid upon early retirement at age 62 (age 65 for Mr. Collins). Mr. Lynch departed from the Bank on May 5, 2006. In connection therewith, United Bank amended Mr. Lynch's Executive Supplemental Compensation Agreement to provide for an early retirement benefit commencing at age 62.

In quantifying the present value of the current accrued benefit for each of the Named Executive Officers in the pension benefits table above, United Bank assumed an annual discount rate of 6.10% (which was based on the average corporate bond yields for Moody’s “Aa”-rated bonds). In addition, the accrued benefit for each participant was calculated based on the participant’s age and expected mortality.

In the event the executive dies while employed by United Bank, prior to attaining normal retirement age and prior to the first payment date under the agreement, the executive’s beneficiary will be entitled to a lump-sum payment. United Bank intends to fund its obligations under the agreements through insurance and has purchased split-dollar life insurance policies on the lives of the executives. In the event that the insurer cannot meet its obligations under the policies for Messrs. Collins and Harvey, the agreements provide that United Financial will pay the supplemental death benefit. The split-dollar policies will pay lump-sum death benefits of at least $1.2 million and $600,000, respectively, to each of Mr. Collins’ and Mr. Harvey’s beneficiaries. The agreement for Mr. Patterson provides for pre-retirement death benefits equal to the portion of the proceeds of a life insurance policy that exceeds the greater of (i) the cumulative premiums paid towards the policy less the economic benefits charged to the executive as compensation paid by United Bank, or (ii) the policy’s cash surrender value.

In the event of disability prior to attaining normal retirement age, the executive will be entitled to supplemental compensation payable on a monthly basis over the longer of 180 months or life, beginning at age 65 (age 62 for Mr. Harvey).

An executive may elect, prior to the calendar year in which payments are to begin, any optional form of payment that is the actuarial equivalent of the benefit and the form of which is provided under United Bank’s pension plan, provided that if the executive elects a lump-sum payment, United Bank may require that such payment be made over a period of up to five years, plus interest compounded annually at 6% per annum on the unpaid balance. The foregoing provisions of the Executive Supplemental Compensation Agreements that permit the executive to elect an optional form of retirement benefit in the year prior to payment will need to be amended and updated in order to conform such provisions to changes in the tax laws under new Section 409A of the Internal Revenue Code.

No supplemental compensation will be paid to Messrs. Collins, Harvey or Patterson in the event employment is terminated for any reason other than normal or early retirement, or disability.

For the year ended December 31, 2006, prior to adoption of the Supplemental Retirement Plan for Senior Executives, United Bank accrued benefits under the Executive Supplemental Compensation Agreements in the amounts of $166,322, $0 and $11,190 for Messrs. Collins, Harvey and Patterson, respectively.

Supplemental Retirement Plan for Senior Executives. In 2007, in connection with its annual compensation review, the Compensation Committee retained an independent consultant to assist it in (i) making plan design changes in order to implement new Section 409A of the Internal Revenue Code, (ii) developing supplemental retirement plans for two new members of senior management, (iii) reviewing the existing compensation structure to ensure that United Bank’s compensation structure is competitive with other employers in its industry, and (iv) motivating and retaining key executives. In connection with its review, the compensation consultant recommended that the Board consider certain changes to the Executive Supplemental Compensation Agreements by consolidating the agreements into a retirement plan for senior executives in order to simplify administration and facilitate the changes under Section 409A of the Internal Revenue Code.

United Bank expects to implement a Supplemental Retirement Plan for Senior Executives for Messrs. Collins, Harvey, Patterson, Roberts and Sullivan. The Supplemental Retirement Plan for Senior Executives replaces the individual Executive Supplemental Compensation Agreements between United Bank and each of Messrs. Collins, Harvey, and Patterson. The plan will provide that each executive will receive supplemental benefits, to the extent vested, commencing 180 days following separation from service. The supplemental benefit will be equal to the percentage of the executive’s final average compensation set forth in each executive’s participation agreement, multiplied by a fraction, the numerator of which is the executive’s years of employment with United Bank and the denominator of which is set forth in the executive’s participation agreement. The supplemental benefit will commence on the executive’s normal benefit date and will be payable in a lump sum, unless the executive has elected, at the time of execution of the participation agreement, to receive an annuity or other form of benefit.

If the executive has a separation from service (other than due to cause, death or disability) prior to the attainment of his benefit age, he will entitled to a supplemental benefit calculated in the manner set forth above, and if applicable, multiplied by the executive’s vesting rate set forth in his participation agreement. If the executive is less than age 62 at the time of commencement of the supplemental benefit, his benefit will be further reduced by 5% per year for each year prior to age 62 that the benefit payment commences. In the event an executive (other than Mr. Collins) dies prior to attaining his benefit age but while employed at United Bank, the executive’s beneficiary will be entitled to a death benefit equal to the present value of the accrued annuity benefit as of the date of death, without any pre-retirement reductions, payable in a lump sum. In the case of Mr. Collins, the death benefit will be the greater of the amount calculated under the plan or $1,200,000. If the executive dies after becoming vested in an accrued annuity benefit but prior to commencement of benefit payments, the executive’s beneficiary will receive the amount otherwise payable to the executive on the executive’s normal benefit date, in a lump sum.

In the event of a change in control, the executive will be entitled to a supplemental benefit calculated as if the executive had attained his benefit age and his base salary had increased 5% per year until his benefit age; provided, however, the benefit will be reduced, if necessary, to avoid an excess parachute payment under Section 280G of the Internal Revenue Code. If the executive’s employment terminates within 2 years following a change in control, the executive’s supplemental benefit will be paid in a lump sum. If the executive’s employment terminates more than 2 years following the change in control, the supplemental benefit will be paid at the time and in the form elected by the executive. In the event the change in control occurs after the executive commences receiving supplemental benefit payments and the executive has made an election in his participation agreement, the present value of the remaining payments will be paid in a lump sum.

If the executive becomes disabled prior to his benefit age, he will be entitled to receive a disability benefit at his benefit age in a lump sum equal to the annuity benefit payable at benefit age as if the executive had continued to work until his benefit age and his base salary had increased 5% per year until the executive’s benefit age. Alternatively, the executive may elect in his participation agreement to receive the benefit payment in another form. The executive may also elect, prior to December 31, 2007, to have the disability benefit paid within 2 months of the disability determination.

The executive may change the form or time of payment of the supplemental benefit, provided any change in the form or timing must be elected at least 12 months before the benefit would otherwise be paid or commence, and any change in form or timing must result in a minimum 5-year delay in the commencement of payment. Benefits under the plan are conditioned on each executive’s covenant that for a period of 2 years following the executive’s separation from service with United Bank, the executive will not compete with United Bank or United Financial-Maryland. In the event the executive is terminated for cause, all benefits under the plan will be forfeited.

The plan will also include provisions intended to satisfy the requirements of Section 409A of the Internal Revenue Code, which governs nonqualified deferred compensation plans.

United Bank expects the 2008 expense for the Supplemental Retirement Plan for Senior Executives to be approximately $460,000, compared to the $244,000 expense in 2007 for the individual Executive Supplemental Compensation Agreements.

Employment Agreement. United Bank expects to enter into a new employment agreement with Richard B. Collins, its President and Chief Executive Officer, effective May 1, 2007. The employment agreement will replace the existing employment agreement between United Bank, United Financial-Federal and Mr. Collins. The agreement has an initial term of three years. Prior to each anniversary date of the agreement, the Board of Directors of United Bank is required to evaluate Mr. Collins’ performance under the agreement, and will renew the agreement for an additional year so that the remaining term will be three years, unless the Board of Directors gives him notice of nonrenewal at least thirty days and not more than sixty days prior to the anniversary date. The initial base salary for Mr. Collins under the agreement is $360,700. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. In addition, United Bank will provide Mr. Collins with an annual automobile allowance of $12,000 for the cost of maintenance, use and servicing of an automobile to be used in the performance of his duties. Under the agreement, Mr. Collins’ employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in Mr. Collins’ termination or resignation will entitle him to payments of severance benefits following termination of employment. Mr. Collins will be entitled to severance benefits under the employment agreement in the event (A) his employment is involuntarily terminated either prior to or following a change in control (for reasons other than cause, death, disability or retirement), (B) he resigns during the term of the agreement (whether before or after a change in control) following (i) the failure to elect or reelect or to appoint or reappoint him to his executive position, (ii) a significant change in his functions, duties or responsibilities, or change in the nature or scope of his authority, (iii) the liquidation or dissolution of United Bank or United Financial that would affect his status, (iv) a reduction in his annual compensation or benefits or relocation of his principal place of employment by more than 25 miles from its location as of the date of the agreement or (v) a material breach of the agreement by United Bank, or (C) he resigns employment at any time during the term of the agreement following a change in control as a result of a failure to renew or extend the agreement. The severance payment will be equal to three times the sum of his base salary and the highest rate of bonus awarded to him during the prior three years, payable in a lump sum. In addition, he would be entitled, at no expense to him, to the continuation of substantially comparable life insurance and non-taxable medical and dental coverage for 36 months following the date of termination (or if sooner, the date he becomes eligible for Medicare coverage). Mr. Collins will also receive a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by United Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if he had continued working for the 36-month period following his termination of employment. In the event that his employment has terminated for a reason entitling him to severance payments, Mr. Collins would receive an aggregate severance payment of approximately $1,431,883 based upon his current level of compensation. The employment agreement between United Bank and Mr. Collins includes provisions intended to satisfy the requirements of Section 409A of the Internal Revenue Code. Accordingly, if Mr. Collins is considered a “specified employee” of a publicly traded company at the time he becomes entitled to a severance payment on termination of employment, his termination of employment must constitute a “separation from service,” as defined in the Internal Revenue Code, and any payment under the employment agreement will be delayed for six months (to the extent required). Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Under the agreement, if Mr. Collins employment is terminated due to “disability” (as defined in Section 409A of the Internal Revenue Code) United Bank will continue to pay his salary for the longer of one year, or the remaining term of the agreement, reduced by payments to him under any applicable disability program. In the event of his death, his estate or beneficiaries will be paid his base salary for one year from his death, and will receive continued medical, dental, family and other benefits for one year.

Upon retirement at age 69 or such later date determined by the Board of Directors, Mr. Collins will receive only those benefits to which he is entitled under any retirement plan of United Bank to which he is a party.

As a condition to the payments to Mr. Collins described above, upon termination of Mr. Collins’ employment other than in connection with a change in control, he has agreed not to compete with United Bank for a period of one year following termination of his employment within 25 miles of any existing branch of United Bank or any subsidiary of United Financial-Federal, or within 25 miles of any office for which United Bank, or a subsidiary has filed an application for regulatory approval to establish an office. Mr. Collins has also agreed for one year following termination of employment to furnish information and assistance to United Bank in connection with any litigation to which United Bank becomes a party.

The source of all payments due Mr. Collins upon termination of his employment is the general funds of United Bank. In the agreement, United Financial guarantees these payments of United Bank.

Change in Control Agreements. United Bank has entered into change in control agreements with three of its executive vice presidents, Keith E. Harvey, J. Jeffrey Sullivan and Mark A. Roberts, which change in control agreements have been updated, effective May 1, 2007, in order to bring them into compliance with the final regulations issued under Section 409A of the Internal Revenue Code. The agreements provide certain benefits to these individuals in the event of a change in control of United Bank or United Financial. Each of the agreements provides for a term of 36 months. Commencing on each anniversary date, the Board of Directors may extend the agreements for an additional year. The agreements provide certain protections against termination without cause in the event of a change in control (as defined in the agreements). These protections are frequently offered by financial institutions, and the Board of Directors has determined that United Bank would be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.

Under each of the agreements, following a change in control of United Financial or United Bank, an officer is entitled to a payment if the officer’s employment is involuntarily terminated during the term of the agreement, other than for cause, as defined, death or disability. Involuntary termination includes the officer’s termination of employment during the term of the agreement and following a change in control as the result of a demotion, loss of title, office or significant authority, reduction in the officer’s annual compensation or benefits, or relocation of the officer’s principal place of employment by more than 25 miles from its location immediately prior to the change in control. In addition, for the first 12 months following a change in control, if United Bank (or its successor) fails to renew the agreement, the officer can voluntarily resign and receive the severance payment. In the event that an officer is entitled to receive payments pursuant to the agreement, the officer will receive a cash payment of up to a maximum of two times the sum of his base salary and highest rate of bonuses awarded to him over the prior three years, subject to applicable withholding taxes. Under the agreements and based on their salaries as of December 31, 2006, Messrs. Harvey, Sullivan and Roberts would receive an aggregate of $479,111, $477,994 and $306,629, respectively, upon a change in control, based upon their current levels of compensation. In addition to the severance payment, each officer is entitled to receive life insurance and non-taxable medical and dental coverage for a period of up to 24 months from the date of termination (or if sooner, the date on which the officer becomes eligible for Medicare coverage), as well as a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by United Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if the executive had continued working for the 24-month period following his termination of employment. The change in control agreements include provisions intended to satisfy the requirements of Section 409A of the Internal Revenue Code. Accordingly, if an executive is considered a “specified employee” of a publicly traded company at the time he becomes entitled to a severance payment on termination of employment in connection with or following a change in control, his termination of employment must constitute a “separation from service,” as defined in the Internal Revenue Code, and any payment under the change in control agreement will be delayed for six months (to the extent required). Notwithstanding any provision to the contrary in the agreement, payments under the agreement are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

The following table shows as of December 31, 2006, in all cases, potential payments following a termination of employment or a change in control of United Bank or United Financial.

	Voluntary Resignation	Early Retirement	Normal Retirement	Involuntary Termination		Involuntary Termination for Cause	Involuntary Termination after Change in Control		Disability		Death
Richard B. Collins
SERP(1)	$—	$—	$—	$—		$—	$—		$544,355	(2)	$1,200,000	(3)
2006 Stock Based Incentive Plan(4)	$—	$—	$—	$—		$—	$809,000		$809,000		$809,000
Employment Agreement	$—	$—	$—	$1,431,883	(5)	$—	$1,431,883	(6)	$555,100	(7)	$362,455	(8)
Mark A. Roberts
2006 Stock Based Incentive Plan(9)	$—	$—	$—	$—		$—	$283,750		$283,750		$283,750
Change in Control Agreement	$—	$—	$—	$—		$—	$306,629	(10)	$—		$—
Keith E. Harvey
SERP	$—	$—	$—	$—		$—	$—		$58,018		$603,477	(11)
2006 Stock Based Incentive Plan(12)	$—	$—	$—	$—		$—	$401,050		$401,050		$401,050
Change in Control Agreement	$—	$—	$—	$—		$—	$479,111	(13)	$—		$—
J. Jeffrey Sullivan
2006 Stock Based Incentive Plan(14)	$—	$—	$—	$—		$—	$401,050		$401,050		$401,050
Change in Control Agreement	$—	$—	$—	$—		$—	$477,994	(15)	$—		$—
John J. Patterson
SERP	$—	$—	$—	$—		$—	$—		$122,817	(16)	$247,167	(17)
2006 Stock Based Incentive Plan(18)	$—	$—	$—	$—		$—	$218,125		$218,125		$218,125

(1)	The SERP will pay a full benefit at age 67 with an early reduced benefit available beginning at age 65.

(2)

Amount represents the present value of the payments Mr. Collins is entitled to receive under the SERP as of December 31, 2006, in the event he is terminated due to disability prior to retirement. Disability benefits to Mr. Collins under the SERP will commence no sooner than his attainment of age 65, and will be payable to him for the longer of 180 months, or his lifetime.

(3)

In the event of Mr. Collins’ death prior to attaining age 67, his beneficiary will be entitled to receive a lump sum payment equal to the portion of the proceeds of a life insurance policy under the SERP that exceeds the amount payable to the corporation. As of December 31, 2006, the total value of the benefits that would be payable to Mr. Collins’ beneficiary under the life insurance policy was approximately $1,200,000.

(4)

As of December 31, 2006, no stock awards have vested. The restricted shares of common stock granted under the plan were valued at $13.80 per share and the “in-the-money” value of the stock options was $0.95 per share, based on an exercise price of $12.85 per option and share value of $13.80 on December 31, 2006. 50,500 unvested shares of restricted stock and 118,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(5)

Amount represents the aggregate value of the payments and benefits Mr. Collins would be entitled to receive under his employment agreement in the event of his involuntary termination of employment (other than an involuntary termination of employment following a change in control) during the term of his employment agreement.

(footnotes continue on following page.)

(6)

Amount represents the maximum value of the payments and benefits Mr. Collins would be entitled to receive under his employment agreement in the event of his involuntary termination of employment following a change in control. Such amount is subject to reduction in order to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. In the event Mr. Collins received an excess parachute payment upon a change in control, he would be permitted to elect which benefits to reduce in order to avoid the excess parachute payment under Code Section 280G.

(7)

In the event of his disability prior to retirement, United Bank will continue to pay Mr. Collins’ salary for the greater of one year, or the remaining term of his employment agreement reduced by payments to Mr. Collins under any bank sponsored disability program. Amount represents the gross benefit payable to the employee upon termination due to disability, reduced by payments under the bank sponsored short term and long term disability programs.

(8)

In the event of Mr. Collins’ death during the term of the employment agreement, Mr. Collins’ beneficiary will receive Mr. Collins’ base salary and continued medical, dental, family and other benefits under Mr. Collins’ employment agreement for a period of one year.

(9)

As of December 31, 2006, no stock awards had vested. The restricted shares of common stock granted under the plan were valued at $13.80 per share and the “in-the-money” value of the stock options was $0.95 per share, based on an exercise price of $12.85 per option and share value of $13.80 on December 31, 2006. 16,500 unvested shares of restricted stock and 59,000 unvested stock options granted to the executive will vest in the event of a change in control, or the executive’s death or disability.

(10)

Under his change in control agreement, in the event of his involuntary termination following a change in control, Mr. Roberts will be entitled to receive two times the sum of his high salary plus high bonus paid during the prior three years, plus continued life, medical, and dental coverage for the shorter of a period of 24 months, or until Mr. Roberts is eligible for Medicare coverage.

(11)

In the event of Mr. Harvey’s death prior to attaining age 65, his beneficiary will be entitled to receive a lump sum payment equal to the portion of the proceeds of a life insurance policy under the SERP that exceeds the amount payable to the corporation. As of December 31, 2006, the total value of the benefits that would be payable to Mr. Harvey’s beneficiary under the life insurance policy was approximately $603,477.

(12)

As of December 31, 2006, no stock awards had vested. The restricted shares of common stock granted under the plan were valued at $13.80 per share and the “in-the-money” value of the stock options was $0.95 per share, based on an exercise price of $12.85 per option and share value of $13.80 on December 31, 2006. 25,000 unvested shares of restricted stock and 59,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(13)

Under his change in control agreement, in the event of his involuntary termination following a change in control, Mr. Harvey will be entitled to receive two times the sum of his high salary plus high bonus paid during the prior three years, plus continued life, medical, and dental coverage for the shorter of a period of 24 months, or until Mr. Harvey is eligible for Medicare coverage.

(14)

As of December 31, 2006, no stock awards had vested. The restricted shares of common stock granted under the plan were valued at $13.80 per share and the “in-the-money” value of the stock options was $0.95 per share, based on an exercise price of $12.85 per option and share value of $13.80 on December 31, 2006. 25,000 unvested shares of restricted stock and 59,000 unvested stock options granted to the executive will vest in the event of a change in control, or the executive’s death or disability.

(15)

Under his change in control agreement, in the event of his involuntary termination following a change in control, Mr. Sullivan will be entitled to receive (i) two times the sum of his high salary plus high bonus paid during the prior three years, (ii) continued life, medical, and dental coverage for the shorter of a period of 24 months, or until Mr. Sullivan is eligible for Medicare coverage, and (iii) a lump sum payment equal to the present value (discounted at 6%) of contributions that would have been made to the corporation’s 401(k) Plan and employee stock ownership plan on Mr. Sullivan’s behalf as if he had continued employment for an additional 24 month period.

(16)

Amount represents the present value of the payments Mr. Patterson is entitled to receive under the SERP as of December 31, 2006, in the event he is terminated due to disability prior to retirement. Disability benefits to Mr. Patterson under the SERP will commence no sooner than his attainment of age 65, and will be payable to him for the longer of 180 months, or his lifetime.

(17)

In the event of Mr. Patterson’s death while employed by the corporation, his beneficiary will receive the portion of the life insurance policy under the SERP that exceeds the greater of (i) the cumulative premiums paid toward the policy less the economic benefit charged to Mr. Patterson as compensation, or (ii) the policy’s cash surrender value. As of December 31, 2006, the total value of the benefits that would be payable to Mr. Patterson’s beneficiary under the life insurance policy was approximately $247,167.

(18)

As of December 31, 2006, no stock awards had vested. The restricted shares of common stock granted under the plan were valued at $13.80 per share and the “in-the-money” value of the stock options was $0.95 per share, based on an exercise price of $12.85 per option and share value of $13.80 on December 31, 2006. 13,500 unvested shares of restricted stock and 33,500 unvested stock options granted to the executive will vest in the event of a change in control, or the executive’s death or disability.

Employee Stock Ownership Plan and Trust. In connection with the initial stock offering of United Financial – Federal, the Board of Directors of United Bank adopted an employee stock ownership plan. Employees who are at least 21 years old with at least one year of employment with United Bank are eligible to participate. The employee stock ownership plan trust borrowed funds from United Financial-Federal and used those funds to purchase 641,301 shares of Company common stock in United Financial-Federal’s initial public offering. Collateral for the loan is the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Bank discretionary contributions to the employee stock ownership plan over a period of 15 years. The interest rate for the loan is a floating rate equal to the prime rate and is reset on January 1st of each year. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid. As of June 30, 2007, the outstanding principal balance on the loan is $5.9 million. In connection with the offering, the employee stock ownership plan intends to obtain a loan from United Financial-Maryland to acquire up to 7.88% of the shares sold in the offering or 1,019,893 shares of common stock, assuming that we sell the maximum number of shares proposed to be sold. A portion of the net proceeds retained by United Financial-Maryland will be used to fund the loan to the employee stock ownership plan.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan or loans are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan vest at the rate of 20% per year, starting upon completion of two years of credited service, and are fully vested upon completion of six years of credited service, with credit given to participants for years of credited service with United Bank’s mutual predecessor. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits are payable generally in the form of common stock, or to the extent participants’ accounts contain cash, benefits are paid in cash. Pursuant to SOP 93-6, United Financial-Federal is required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

Annual Incentive Plan. In 2006, United Bank established an incentive plan that provides cash awards to employees based on the attainment of certain pre-established bank-wide and individual performance targets, as well as the overall discretion of the Compensation Committee. In 2006, United Bank-wide performance measures were: (A) net income, ranging from $5.6 million at threshold, $7.0 million at target and $8.4 million at maximum (resulting in a potential award percentage ranging from 30% to 81%); (B) total deposit growth, ranging from 6.16% at threshold, 8.80% at target and 11.44% at maximum (resulting in a potential award percentage ranging from 10% to 27%); and (C) total loan growth, ranging from 7.0% at threshold, 10.0% at target and 13.0% at maximum (resulting in a potential award percentage ranging from 10% to 27%). Bank performance on any goal below the threshold would result in a 0% award percentage for that goal. Once United Bank’s performance on each goal is determined, the award percentages are added together. Based on United Bank’s performance in 2006, the aggregate award percentage, as so calculated, was 27%.

Under the plan, the aggregate award percentage is then multiplied by each individual employee’s cash payout target to establish the “bank performance multiplier.” United Bank performance multiplier is then increased or decreased by up to 25% based on the employee’s attainment of individual performance goals. Individual performance is based on two to four performance goals that are defined for each employee at the beginning of the year and can be based on financial, operational or project-based performance measures.

As noted above, in 2006, United Bank performance multiplier (before adjustment for individual performance) was 27%. However, the Compensation Committee exercised its discretion as permitted by the plan and approved a Bank performance multiplier of 50%, which was then used for all employees to calculate payouts. This discretionary adjustment by the Committee was based on its determination that interest rate conditions (i.e., the inverted yield curve) outside the control of Bank employees adversely affected the achievement of many of United Bank’s performance benchmarks, as well as the fact that United Bank’s performance on such benchmarks placed United Bank within the top three out of seven peer institutions in 2006. The Compensation Committee also noted that the resulting aggregate cash payout to employees as a percentage of net income was comparable to the percentage cash payout in recent years. Finally, the Compensation Committee noted that as a result of this adjustment, the total incentive payout for 2006 was $518,206 compared to $779,385 for 2005, a 34% reduction.

Plan-Based Awards. The following table sets forth for the year ended December 31, 2006 certain information as to grants of plan-based awards for the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2006

Name		Estimated possible payouts under non-equity incentive plan awards(1)			Estimated possible payouts under equity incentive plan awards			All other stock awards: number of shares or units (#)(2)	All other option awards: number of securities underlying options (#)(2)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard B. Collins	8/17/06
	1/19/06	52,530	105,060	141,831	N/A	N/A	N/A	50,500	118,000	12.85	1,076,085
Mark A. Roberts	8/17/06				N/A	N/A	N/A	16,500	59,000	12.85	425,605
	1/19/06	15,625	31,250	42,187
Keith E. Harvey	8/17/06				N/A	N/A	N/A	25,000	59,000	12.85	534,830
	1/19/06	21,325	42,650	57,777
J. Jeffrey Sullivan	8/17/06
	1/19/06	21,325	42,650	57,577	N/A	N/A	N/A	25,000	59,000	12.85	534,830
John J. Patterson	8/17/06				N/A	N/A	N/A	13,500	33,500	12.85	294,745
	1/19/06	13,980	27,960	37,746

(1)	All awards presented are pursuant to United Bank’s Annual Incentive Plan.

(2)	Awards presented are pursuant to United Financial-Federal’s 2006 Stock-Based Incentive Plan.

(3)

All option awards were granted on August 17, 2006 and are valued at $3.62 per option, based upon the Black-Scholes valuation model using the following assumptions: (1) expected term of option, 6.5 years; (2) annual volatility of common stock, 25%; (3) expected dividend yield of common stock, 2%; and (4) risk-free interest rate, 4.82% per annum.

2006 Stock-Based Incentive Plan. In 2006, stockholders of United Financial-Federal approved the 2006 United Financial Bancorp, Inc. Stock-Based Incentive Plan (the “Incentive Plan”), to provide officers, employees and directors of United Financial-Federal and United Bank with additional incentives to promote the growth and performance of United Financial-Federal.

Employees and outside directors of United Financial-Federal or its subsidiaries are eligible to receive awards under the Incentive Plan. Awards may be granted in a combination of incentive and non-statutory stock options, stock appreciation rights or restricted stock awards. The exercise price of options granted under the plan may not be less than the fair market value on the date the stock option is granted. Stock options are subject to vesting conditions and restrictions as determined by the Compensation Committee.

The Compensation Committee of the Board of Directors approved awards under the Incentive Plan on August 17, 2006. All options awarded to the Named Executive Officers were incentive stock options, to the maximum extent permitted by law. All awards of common stock and options on common stock reflected in the Summary Compensation Table for Named Executive Officers reflect a five-year vesting schedule (20% per year). Stock appreciation rights were granted in tandem with stock options and give the recipient the right to receive a payment in United Financial-Federal common stock of an amount equal to the excess of the fair market value of a specified number of shares of United Financial-Federal common stock on the date of the exercise of the stock appreciation rights over the fair market value of the common stock on the date of grant of the stock appreciation right, as set forth in the recipient’s award agreement. The stock appreciation right may be settled solely in United Financial-Federal common stock. Pursuant to the awards, all awardees, including the Named Executive Officers, are entitled to cash dividends on common stock awards, whether such awards are vested or not. Currently, the cash dividend rate on common stock is $0.06 per share per quarter. Apart from the vesting schedule, there are no performance-based conditions or any other material conditions applicable to the awards made in August 2006.

Vesting of an option award or stock award will accelerate upon the occurrence of the Named Executive Officer’s death, disability, or retirement. For these purposes, retirement is defined as retirement from employment at age 65, or the attainment of age 55 and the completion of 15 years of employment, or the completion of 25 years of employment. Upon the occurrence of an event constituting a change in control of United Financial-Federal as defined in the Incentive Plan, all stock options will become fully vested, and all stock awards then outstanding will vest free of restrictions.

Option Exercises and Stock Vested. During the year ended December 31, 2006, the Named Executive Officers did not vest in options or restricted stock or exercise options on common stock.

Equity Compensation Plan Disclosure. Set forth below is information as of December 31, 2006 regarding compensation plans under which equity securities of United Financial-Federal are authorized for issuance.

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance under Plan
Equity compensation plans approved by stockholders	748,000	$12.88	141,830
Equity compensation plans not approved by stockholders	—	—	—

Total	748,000	$12.88	141,830

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2006 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006(1)

Name	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)(3)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Richard B. Collins	—	118,000	N/A	12.85	8/17/16	50,500	696,900	N/A	N/A
Mark A. Roberts	—	59,000	N/A	12.85	8/17/16	16,500	227,700	N/A	N/A
Keith E. Harvey	—	59,000	N/A	12.85	8/17/16	25,000	345,000	N/A	N/A
J. Jeffrey Sullivan	—	59,000	N/A	12.85	8/17/16	25,000	345,000	N/A	N/A
John J. Patterson	—	33,500	N/A	12.85	8/17/16	13,500	186,300	N/A	N/A

(1)

All equity awards reflected in this table were granted pursuant to United Financial-Bancorp, Inc.’s 2006 Stock-Based Incentive Plan. The dollar values in the table reflect the closing price of $13.80 per share as of December 31, 2006.

(2)	All common stock awards granted to Named Executive Officers vest at a rate of 20% per year over five years beginning on August 17, 2007, the first anniversary of the grants.

(3)	Inapplicable, as no performance-based tests were applicable to grants of options or common stock in 2006.

Transactions With Certain Related Persons

United Bank makes loans to persons affiliated with United Financial-Federal and United Bank in the normal course of its business. All transactions, including such loans, between United Bank and United Financial-Federal’s executive officers, directors, nominees for director, holders of 10% or more of the shares of its common stock and affiliates thereof, and immediate family members of such persons, (A) were made in the ordinary course of business, (B) were made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loans to other persons and (C) did not involve more than the normal risk of collectability or present other unfavorable features. The balance of all loans outstanding to directors, nominees for director, executive officers and their related interests totaled $527,569 as of June 30, 2007.

The Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (i) extending or maintaining credit; (ii) arranging for the extension of credit; or (iii) renewing an extension of credit in the form of a personal loan, for an officer or director. There are several exceptions to this general prohibition, however, one of which is applicable to United Financial-Federal. Namely, this prohibition does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to United Financial-Federal’s directors and officers by United Bank are made in conformity with the Federal Reserve Act and regulations promulgated thereunder.

United Bank also engages in commercial transactions in the ordinary course of business with various business organizations that have directors or executive officers of United Bank or United Financial-Federal as their officers, partners, members or stockholders. While United Financial-Federal and United Bank do not have formal written policies and procedures for review of such transactions, all such transactions are monitored and documented by management, and reviewed and ratified by the full Board of Directors (with the affected Board member abstaining from the discussion and vote). In ratifying such transactions, the Board of Directors considers, among other things, the potential impact of the transaction on the independence of the affected Board member.

Indemnification of Directors and Officers

The officers, directors, agents and employees of United Financial-Maryland are indemnified with respect to certain actions pursuant to United Financial-Maryland’s articles of incorporation and Maryland law. Maryland law allows United Financial-Maryland to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of United Financial-Maryland. No such indemnification may be given (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated, or (iii) to the extent otherwise provided by Maryland law. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Benefits to be Considered Following Completion of the Conversion

Stock-Based Incentive Plan. Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. The number of options granted or shares awarded under the plan may not exceed 9.40% and 3.76%, respectively, of the shares sold in the stock offering if the stock-based incentive plan is adopted within one year after the stock offering, in accordance with Office of Thrift Supervision policy.

The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders owning a majority of the outstanding shares of United Financial-Maryland common stock eligible to be cast. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast. The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•

any tax-qualified employee stock benefit plans and management stock benefit plans, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless United Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock benefit plans, may be increased to up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of United Bank or United Financial-Maryland; and

•

our executive officers or directors must exercise or forfeit their options in the event that United Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion. In the event either federal or state regulators change their regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of October 12, 2007. The business address of each director and executive officer is 95 Elm Street, West Springfield, Massachusetts 01089.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percent of All Common Stock Outstanding
William Clark	14,787	*
Richard B. Collins	79,638	*
Michael F. Crowley	24,500	*
Carol Moore Cutting	12,150	*
Dena M. Hall	6,790	*
Keith E. Harvey	36,810	*
Carol A. Leary	14,500	*
G. Todd Marchant	11,500	*
John J. Patterson	18,545	*
Mark A. Roberts	20,900	*
Laurie J. Rollins	8,336	*
Kevin E. Ross	12,000	*
Robert A. Stewart, Jr.	12,000	*
J. Jeffrey Sullivan	31,805	*
Thomas H. Themistos	11,900	*
Michael F. Werenski	39,500	*

All directors and executive officers as a group (16 persons)	355,661	2.1

United Mutual Holding Company 95 Elm Street, West Springfield, Massachusetts 01089	9,189,722	53.8

United Mutual Holding Company and all directors and executive officers as a group	9,545,383	55.9%

*	Less than 1%.

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of United Financial-Maryland’s directors and executive officers and for all of the directors and executive officers as a group, the following information:

(i)	the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of United Financial-Federal common stock as of October 12, 2007;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total amount of United Financial-Maryland common stock to be held upon consummation of the conversion.

In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See “The Conversion—Limitations on Common Stock Purchases.” Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

	Number of Exchange Shares to be Held (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
Name of Beneficial Owner		Number of Shares	Amount	Number of Shares	Percentage of Total Outstanding (3)
William Clark	18,101	1,148	$11,480	19,249	*
Richard B. Collins	97,492	10,000	100,000	107,492	*
Michael F. Crowley	29,992	1,000	10,000	30,992	*
Carol Moore Cutting	14,873	500	5,000	15,373	*
Dena M. Hall	8,312	6,000	60,000	14,312	*
Keith E. Harvey	45,062	1,000	10,000	46,062	*
Carol A. Leary	17,750	1,000	10,000	18,750	*
G. Todd Marchant	14,078	1,000	10,000	15,078	*
John J. Patterson	22,702	1,000	10,000	23,702	*
Mark A. Roberts	25,585	4,000	40,000	29,585	*
Laurie J. Rollins	10,204	50	500	10,254	*
Kevin E. Ross	14,690	1,000	10,000	15,690	*
Robert A. Stewart, Jr.	14,690	4,500	45,000	19,190	*
J. Jeffrey Sullivan	38,935	2,500	25,000	41,435	*
Thomas H. Themistos	14,567	1,000	10,000	15,567	*
Michael F. Werenski	48,355	1,000	10,000	49,355	*

Total for Directors and Executive Officers	435,388	36,698	$366,980	472,086	2.3%

*	Less than 1%.

(1)	Includes proposed subscriptions, if any, by associates.

(2)	Based on information presented in “Beneficial Ownership of Common Stock.”

(3)	Based upon total shares outstanding at the midpoint of the offering range (20,899,255 shares).

THE CONVERSION

The Boards of Directors of United Financial-Federal and United Mutual Holding Company have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of United Mutual Holding Company (depositors and certain borrowers of United Bank) and the stockholders of United Financial-Federal. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

The respective Boards of Directors of United Mutual Holding Company and United Financial-Federal adopted the plan of conversion and reorganization on May 17, 2007. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. United Mutual Holding Company, the mutual holding company parent of United Financial-Federal, will be merged into United Bank, and United Mutual Holding Company will no longer exist. United Financial-Federal which owns 100% of United Bank, will be succeeded by a new Maryland corporation named United Financial-Maryland. As part of the conversion, the ownership interest of United Mutual Holding Company will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding common stock of United Bank will be owned by United Financial-Maryland, and all of the outstanding common stock of United Financial-Maryland will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this prospectus.

Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of United Financial-Federal common stock owned by persons other than United Mutual Holding Company will be converted automatically into the right to receive new shares of United Financial-Maryland common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of United Financial-Federal for new shares, the public stockholders will own the same aggregate percentage of shares of common stock of United Financial-Maryland that they owned in United Financial-Federal immediately prior to the conversion, excluding any shares they purchased in the offering and cash paid in lieu of fractional shares.

United Financial-Maryland intends to retain between $46.6 million and $63.3 million of the net proceeds of the offering and to contribute the balance of the net proceeds to United Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)	Natural persons residing in the Massachusetts counties of Hampden and Hampshire; and

(ii)	United Financial-Federal’s public stockholders as of October 12, 2007.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offering through a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. For a more complete description of the syndicated community offering, see “– Syndicated Community Offering” herein.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of United Financial-Maryland All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of United Bank and at the Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to United Mutual Holding Company’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our board of directors decided at this time to convert to the fully public stock form of ownership and to conduct the offering in order to provide United Bank and United Financial-Maryland with additional capital to grow and to respond to changing regulatory and market conditions, as well as greater flexibility to effect corporate transactions including mergers and acquisitions and branch expansion. We believe that our conversion to a fully public company and the increased capital resources that will result from the sale of our common stock will facilitate our continued growth and the successful implementation of our business strategy:

•	to facilitate growth through branch and whole bank acquisitions as opportunities arise;

•	to support internal growth through lending in the communities we serve;

•	to enhance existing products and services and support the development of new products and services;

•	to improve our overall competitive position; and

•	to improve the liquidity of our shares of common stock and enhance stockholder returns through higher earnings and more flexible capital management strategies.

As a fully converted stock holding company, we will have greater flexibility in structuring future mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure and our relatively small asset size limit our ability to offer shares of our common stock as consideration for a merger or acquisition since United Mutual Holding Company is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We do not currently have any agreement or understanding as to any specific acquisition.

Approvals Required

The affirmative vote of a majority of the total eligible votes of the members of United Mutual Holding Company is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of United Mutual Holding Company will also be approving the merger of United Mutual Holding Company into United Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of United Financial-Federal and the affirmative vote of the holders of a majority of the outstanding shares of common stock of United Financial-Federal held by the public stockholders of United Financial-Federal are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

Share Exchange Ratio for Current Stockholders

Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. On the effective date of the conversion, each publicly held share of United Financial-Federal common stock will be automatically converted into the right to receive a number of shares of United Financial-Maryland common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in United Financial-Maryland after the conversion as they held in United Financial-Federal immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering or their receipt of cash in lieu of fractional exchange shares. The exchange ratio is not dependent on the market value of United Financial-Maryland common stock. The exchange ratio is based on the percentage of United Financial-Federal common stock held by the public, the independent valuation of United Financial-Maryland prepared by RP Financial and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.04056 exchange shares for each publicly held share of United Financial-Federal at the minimum of the offering range to 1.61900 exchange shares for each publicly held share of United Financial-Federal at the adjusted maximum of the offering range.

If you are currently a stockholder of United Financial-Federal, your existing shares will be canceled and exchanged for shares of United Financial-Maryland. The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion.

The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares of United Financial-Maryland a hypothetical owner of United Financial-Federal common stock would receive in the exchange for 100 shares of United Financial-Federal common stock owned at the consummation of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of United Financial- Maryland to be Issued for Shares of United Financial- Federal		Total Shares of Common Stock to be Issued in Conversion and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Current Market Price (1)	Shares to be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	9,562,500	53.8%	8,201,867	46.2%	17,764,367	1.04056	$10.41	104
Midpoint	11,250,000	53.8	9,649,255	46.2	20,899,255	1.22419	12.24	122
Maximum	12,937,500	53.8	11,096,643	46.2	24,034,143	1.40782	14.08	141
15% above Maximum	14,878,125	53.8	12,761,139	46.2	27,693,264	1.61900	16.19	162

(1)	Represents the value of shares of United Financial-Maryland common stock received in the conversion by a holder of one share of United Financial-Federal, at the exchange ratio, assuming the market price of $10.00 per share.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, the normal business of United Bank of accepting deposits and making loans will continue without interruption. United Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, United Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving United Financial-Federal at the time of the conversion will be the directors of United Financial-Maryland after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of United Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from United Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors of United Bank are members of, and have voting rights in, United Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of United Mutual Holding Company and will no longer have voting rights. Upon completion of the conversion, all voting rights in United Bank will be vested in United Financial-Maryland as the sole stockholder of United Bank. The stockholders of United Financial-Maryland will possess exclusive voting rights with respect to United Financial-Maryland common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to United Mutual Holding Company, United Financial-Federal, the public stockholders of United Financial-Federal, members of United Mutual Holding Company, eligible account holders, supplemental eligible account holders, or United Bank. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in United Bank has both a deposit account in United Bank and a pro rata ownership interest in the net worth of United Mutual Holding Company based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of United Mutual Holding Company and United Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in United Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of United Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that United Mutual Holding Company and United Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of United Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that United Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2006 and September 30, 2007 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to United Financial-Maryland as the holder of United Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. United Bank and United Financial-Federal have retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $80,000 and $10,000 for expenses. United Bank and United Financial-Federal have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial to account for differences between United Financial-Federal and the peer group. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of United Financial-Federal. RP Financial also considered the following factors, among others:

•	the present results and financial condition of United Financial-Federal and the projected results and financial condition of United Financial-Maryland;

•	the economic and demographic conditions in United Financial-Federal’s existing market area;

•	certain historical, financial and other information relating to United Financial-Federal;

•

a comparative evaluation of the operating and financial characteristics of United Financial-Federal with those of other similarly situated publicly traded savings institutions located in the Commonwealth of Massachusetts, and other states in the Northeastern United States;

•	the aggregate size of the offering of the shares of common stock;

•	the impact of the conversion and offering on United Financial-Federal’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of United Financial-Maryland; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of United Financial-Maryland after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 2.90% for the six months ended June 30, 2007 on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of August 31, 2007, the estimated pro forma market value, or valuation range, of United Financial-Maryland ranged from a minimum of $177.6 million to a maximum of $240.3 million, with a midpoint of $209.0 million. The Board of Directors of United Financial-Maryland decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of United Financial-Federal common stock owned by United Mutual Holding Company. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of United Financial-Federal common stock owned by United Mutual Holding Company and the $10.00 price per share, the minimum of the offering range will be 9,562,500 shares, the midpoint of the offering range will be 11,250,000 shares and the maximum of the offering range will be 12,937,500 shares.

The Board of Directors of United Financial-Maryland reviewed the independent valuation and, in particular, considered the following:

•	United Financial-Federal’s financial condition and results of operations;

•	comparison of financial performance ratios of United Financial-Federal to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of United Financial-Federal common stock.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of United Financial-Federal or United Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of United Financial-Maryland to less than $177.6 million or more than $276.4 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to United Financial-Maryland’s registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers United Bank as a going concern and should not be considered as an indication of the liquidation value of United Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $276.4 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 14,878,125 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 14,878,125 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $276.4 million and a corresponding increase in the offering range to more than 14,878,125 shares, or a decrease in the minimum of the valuation range to less than $177.6 million and a corresponding decrease in the offering range to fewer than 9,562,500 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at United Bank’s passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and offering. In the event that a resolicitation is commenced, we will promptly cancel deposit account withdrawal authorizations and return all funds received to subscribers as described above. We will notify subscribers of their rights to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and United Financial-Maryland’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and United Financial-Maryland’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of United Bank and as specified under “Where You Can Find Additional Information.”

Exchange of Existing Stockholders’ Stock Certificates

The conversion of existing outstanding shares of United Financial-Federal common stock into the right to receive shares of United Financial-Maryland common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, we, or a bank or trust company or other entity designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of United Financial-Federal who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange stock certificates of United Financial-Federal common stock for stock certificates of United Financial-Maryland common stock. We expect that stock certificates evidencing shares of United Financial-Maryland common stock will be distributed within five business days after we receive properly executed transmittal forms, United Financial-Federal stock certificates and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of United Financial-Maryland common stock will be issued to any public stockholder of United Financial-Federal when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered United Financial-Federal stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares.

You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.

After the conversion, stockholders will not receive shares of United Financial-Maryland common stock and will not be paid dividends on the shares of United Financial-Maryland common stock until existing certificates representing shares of United Financial-Federal common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of United Financial-Federal common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of United Financial-Maryland common stock into which those shares have been converted by virtue of the conversion.

If a certificate for United Financial-Federal common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.

All shares of United Financial-Maryland common stock that we issue in exchange for existing shares of United Financial-Federal common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each United Bank depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on March 31, 2006 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $2,000,000 (200,000 shares) of our common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on March 31, 2006. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of United Financial-Federal or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2006.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering, although our employee stock ownership plan intends to purchase 7.88% of the shares of common stock issued in the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each United Bank depositor with a Qualifying Deposit at the close of business on September 30, 2007 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $2,000,000 (200,000 shares) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at June 30, 2007. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of United Bank as of the close of business on the voting record date of September 30, 2007 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $2,000,000 (200,000 shares) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, available shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

Expiration Date. The subscription offering will expire at 12:00 Noon, West Springfield, Massachusetts time, on November 14, 2007, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock have been sold in the offering. If at least 9,562,500 shares have not been sold in the offering within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at United Bank’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at United Bank’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. We will notify subscribers of the rights of subscribers to place new stock orders for a specified period of time. Extensions may not go beyond November 27, 2009, which is two years after the special meeting of members of United Mutual Holding Company to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

(i)	Natural persons residing in the Massachusetts counties of Hampden and Hampshire;

(ii)	United Financial-Federal’s public stockholders as of October 12, 2007; and

(iii)	Other members of the general public.

Subscribers in the community offering may purchase up to 200,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Massachusetts counties of Hampden and Hampshire, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If oversubscription occurs due to the orders of public stockholders of United Financial-Federal as of October 12, 2007, the allocation procedures described above will apply to the stock orders of such persons.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Massachusetts counties of Hampden and Hampshire, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. United Financial-Maryland may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond December 29, 2007. If 9,562,500 shares have not been sold in the offering by December 29, 2007, all funds delivered to us will be returned promptly to the purchasers with interest at United Bank’s passbook savings rate and all withdrawal authorizations will be canceled. If an extension is granted by the Office of Thrift Supervision, we will notify purchasers of the extension of time and of the rights of purchasers to place new stock orders for a specified period of time. These extensions may not go beyond November 27, 2009, which is two years after the special meeting of members of United Mutual Holding Company to vote on the conversion.

Syndicated Community Offering

As a final step in the conversion, the plan of conversion and reorganization provides that, if feasible, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to selected members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Keefe, Bruyette & Woods, Inc. as agent of United Financial-Maryland. We call this the syndicated community offering. We expect that the syndicated community offering will begin as soon as practicable after termination of the subscription offering and the community offering, if any. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.

The price at which common stock is sold in the syndicated community offering will be the same price at which shares are offered and sold in the subscription offering and community offering. No person may purchase more than $2,000,000 (200,000 shares) of common stock in the syndicated community offering, subject to the maximum purchase limitations. See “– Limitations on Common Stock Purchases.”

Keefe, Bruyette & Woods, Inc. may enter into agreements with broker-dealers to assist in the sale of the shares in the syndicated community offering, although no such agreements currently exist. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares to be allocated to each dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription offering and community offering, selected dealers may only solicit indications of interest from their customers to place orders as of a certain order date for the purchase of shares of United Financial-Maryland common stock. When, and if, Keefe, Bruyette & Woods, Inc. and United Bank believe that enough indications of interest and orders have not been received in the subscription offering and community offering to consummate the conversion, Keefe, Bruyette & Woods, Inc. will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. The dealers will send confirmations of the orders to their customers on the next business day after the order date. The dealers will debit the accounts of their customers on the settlement date, which will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, the dealers will deposit funds to the account established by United Bank for each dealer. Each customer’s funds forwarded to United Bank, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations. After payment has been received by United Bank from the dealers, funds will earn interest at United Bank’s passbook savings rate until the completion or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above. Notwithstanding the foregoing, any checks received by Keefe, Bruyette & Woods, Inc. or any selected dealer specifically for payment for the shares will be forwarded to

United Bank by noon of the day following receipt or deposit to the account established by United Bank for each dealer. Keefe, Bruyette & Woods, Inc. shall also have the right, in its sole discretion, to permit investors to submit irrevocable orders together with legally binding commitments for payment for shares for which they subscribe at any time prior to the closing of the offering.

The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by United Bank with the approval of the Office of Thrift Supervision.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock or more than $2,000,000 (200,000 shares);

(ii)	Tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iii)	Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $4,000,000 (400,000 shares) in all categories of the offering combined;

(iv)	Current stockholders of United Financial-Federal are subject to an ownership limitation. As previously described, current stockholders of United Financial-Federal will receive shares of United Financial-Maryland common stock in exchange for their existing shares of United Financial-Federal common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing United Financial-Federal common stock, may not exceed 5% of the shares of common stock of United Financial-Maryland to be issued and outstanding at the completion of the conversion; and

(v)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of United Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of United Mutual Holding Company, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for United Financial-Maryland common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range of up to 14,878,125 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(i)	to fill the tax-qualified employee benefit plans, including the employee stock ownership plan’s, subscription for up to 10% of the total number of shares of common stock issued in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Massachusetts counties of Hampden and Hampshire, and then to United Financial-Federal’s public stockholders as of October 12, 2007.

The term “associate” of a person means:

(i)	any corporation or organization, other than United Financial-Federal, United Bank or a majority-owned subsidiary of United Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of United Financial-Federal or United Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons living at the same address, and persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of United Financial-Maryland or United Bank and except as described below. Any purchases made by any associate of United Financial-Maryland or United Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of United Financial-Maryland.”

Plan of Distribution; Selling Agent Compensation

To assist in the marketing of our common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the offering by:

(i)	acting as our financial advisor for the conversion, providing administrative services and managing the Stock Information Center;

(ii)	targeting our sales efforts, including assisting in the preparation of marketing materials;

(iii)	soliciting orders for common stock; and

(iv)	assisting in soliciting proxies of our members.

For these services, Keefe, Bruyette & Woods, Inc. will receive an advisory and administrative fee of $50,000 and a sales fee equal to 1.0% of the dollar amount of shares of common stock sold in the subscription and community offerings. The sales fee will be reduced by the advisory and administrative fee. No sales fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families or shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Keefe, Bruyette & Woods, Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee not to exceed 5.5% of the dollar amount of total shares sold in the syndicated community offering, which fee includes any fee payable to selected dealers (which may include Keefe, Bruyette & Woods, Inc.). Keefe, Bruyette & Woods, Inc. also will be reimbursed for allocable expenses in an amount not to exceed $30,000, and for attorneys’ fees and allocable expenses in an amount not to exceed $55,000.

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of United Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of United Bank’s main office apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 12:00 Noon, West Springfield, Massachusetts time, on November 14, 2007, unless we extend it for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond December 29, 2007 would require the Office of Thrift Supervision’s approval. All funds delivered to us to purchase shares of common stock in the offering would be returned promptly to the subscribers with interest at United Bank’s passbook savings rate and all deposit account withdrawal authorizations would be canceled. Subscribers would be given the right to place new orders for common stock. If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all orders for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at United Bank’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. Purchasers will be given an opportunity to place new stock orders.

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus. Subscription funds will be maintained in a segregated account at United Bank and/or another insured financial institution and will earn interest at our passbook savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest at United Bank’s passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms and Deadline. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 12:00 Noon, West Springfield, Massachusetts time, on November 14, 2007. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center located at our main office, or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by United Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(i)	personal check, bank check or money order, made payable to United Financial Bancorp, Inc.; or

(ii)	authorization of withdrawal from United Bank deposit accounts, as provided on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at United Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at United Bank and/or another insured depository institution and will earn interest at United Bank’s passbook savings rate from the date payment is received until the offering is completed or terminated.

You may not remit United Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to United Financial Bancorp, Inc. Additionally, you may not designate a direct withdrawal from United Bank accounts with check-writing privileges. Please provide a check instead, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit United Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or United Financial-Maryland to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using IRA Funds

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, United Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a United Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the November 14, 2007 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and United Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please call our Stock Information Center, at (413) 788-3333, from 8:30 a.m. to 4:00 p.m., West Springfield, Massachusetts time, Monday through Friday. The Stock Information Center is located at United Bank’s main office, 95 Elm Street, West Springfield, Massachusetts. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of United Financial-Federal prior to the conversion, all claims of creditors of United Financial-Federal, including those of depositors of United Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of United Financial-Federal remaining, these assets would be distributed to stockholders, including United Mutual Holding Company. In the unlikely event that United Mutual Holding Company and United Financial-Federal are liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of United Mutual Holding Company remaining, members of United Mutual

Holding Company would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in United Bank immediately prior to liquidation. In the unlikely event that United Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to United Financial-Maryland as the holder of United Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:

(i)	United Mutual Holding Company’s ownership interest in the retained earnings of United Financial-Federal as of the date of its latest balance sheet contained in this prospectus; or

(ii)	the retained earnings of United Bank as of the date of the latest financial statements when it reorganized into United Mutual Holding Company in 2004.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with United Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of United Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder who continues to maintain his or her deposit account at United Bank, would be entitled, on a complete liquidation of United Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of United Financial-Maryland. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in United Bank on March 31, 2006, or September 30, 2007. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2006, or September 30, 2007, bears to the balance of all deposit accounts in United Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2006 or September 30, 2007 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to United Financial-Maryland as the sole stockholder of United Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to United Mutual Holding Company, United Financial-Federal, United Bank, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members of United Mutual Holding Company and stockholders of United Financial-Federal. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that United Financial-Federal or United Bank would prevail in a judicial proceeding.

United Mutual Holding Company and United Financial-Federal have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of United Financial-Federal to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of United Financial-Federal with and into United Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	Neither United Financial-Federal, United Bank, nor the stockholders of United Financial-Federal will recognize any gain or loss upon the transfer of assets of United Financial-Federal to United Bank in exchange for shares of common stock of United Bank, which will be constructively received by United Financial-Maryland’s stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

3.	The basis of the assets of United Financial-Federal and the holding period of such assets to be received by United Bank will be the same as the basis and holding period in such assets in the hands of United Financial-Federal immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	The conversion of United Mutual Holding Company, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of United Mutual Holding Company with and into United Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

5.	The exchange of Eligible Account Holders’ and Supplemental Account Holders’ interests in United Mutual Holding Company for interests in a liquidation account established in United Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

6.	None of United Mutual Holding Company, United Financial-Federal, United Bank, nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of United Mutual Holding Company to United Bank in exchange for an interest in a liquidation account established in United Bank for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of United Bank.

7.	Current stockholders of United Financial-Federal will not recognize any gain or loss upon their constructive exchange of United Financial-Federal common stock for shares of United Bank which will in turn be exchanged for new shares of United Financial-Maryland common stock.

8.	Each stockholder’s aggregate basis in shares of United Financial-Maryland common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of United Financial-Federal common stock surrendered in exchange therefor.

9.	Each stockholder’s holding period in his or her United Financial-Maryland common stock received in the exchange will include the period during which United Financial-Federal common stock surrendered was held, provided that the United Financial-Federal common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

10.	Cash received by any current stockholder of United Financial-Federal in lieu of a fractional share interest in shares of United Financial-Maryland common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of United Financial-Maryland common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

11.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase United Financial-Maryland common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of United Financial-Maryland common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

12.	It is more likely than not that the basis of the shares of United Financial-Maryland common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the United Financial-Maryland common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

13.	No gain or loss will be recognized by United Financial-Maryland on the receipt of money in exchange for United Financial-Maryland common stock sold in the offering.

The opinion addresses all material federal income tax consequences of the conversion and reorganization. The tax opinion as to items 11 and 12 above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to United Financial-Maryland’s registration statement. Advice regarding the Massachusetts state income tax consequences consistent with the federal tax opinion has been issued by Wolf and Company, P.C., tax advisors to United Mutual Holding Company and United Financial-Federal

We also have received a letter from RP Financial, LC stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or an executive officer of United Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of United Financial-Maryland also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Office of Thrift Supervision regulations prohibit United Financial-Maryland from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF

UNITED FINANCIAL-FEDERAL

General. As a result of the conversion, existing stockholders of United Financial-Federal will become stockholders of United Financial-Maryland. There are differences in the rights of stockholders of United Financial-Federal and stockholders of United Financial-Maryland caused by differences between federal and Maryland law and regulations and differences in United Financial-Federal’s federal stock charter and bylaws and United Financial-Maryland’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the articles of incorporation and bylaws of United Financial-Maryland and the Maryland General Corporation Law. See “Where You Can Find Additional Information” for procedures for obtaining a copy of United Financial-Maryland’s articles of incorporation and bylaws.

Authorized Capital Stock. United Financial-Federal’s authorized capital stock currently consists of 60,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock. After the conversion, United Financial-Maryland’s authorized capital stock will consist of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. We authorized more capital stock than that which will be issued in the conversion in order to provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. These additional authorized shares may also be used by our Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of United Financial-Maryland. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares through our stock benefit plans.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, United Mutual Holding Company is required to own not less than a majority of the outstanding shares of United Financial-Federal common stock. United Mutual Holding Company will no longer exist following consummation of the conversion.

United Financial-Maryland’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas United Financial-Federal’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders’ meeting. Thus, stock-related compensation plans, such as stock option plans and recognition and retention plans, may be adopted by United Financial-Maryland without stockholder approval, and shares of United Financial-Maryland capital stock may be issued directly to directors or officers without stockholder approval. Stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations, and is required under Nasdaq listing requirements.

Voting Rights. Neither United Financial-Federal’s stock charter or bylaws nor United Financial-Maryland’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends. The ability of United Financial-Federal to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to federal savings banks such as United Bank. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.” Although United Financial-Maryland is not subject to these restrictions as a Maryland corporation, such restrictions will indirectly affect United Financial-Maryland because dividends from United Bank will be a major source of funds of United Financial-Maryland for the payment of dividends to its stockholders.

Certain restrictions generally imposed on Maryland corporations may also have an impact on United Financial-Maryland’s ability to pay dividends. Maryland law generally provides that United Financial-Maryland is limited to paying dividends in an amount equal to our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

Board of Directors. United Financial-Federal’s stock charter and bylaws and United Financial-Maryland’s articles of incorporation and bylaws each require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under United Financial-Federal’s bylaws, any vacancies on the Board of Directors of United Financial-Federal may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the Board of Directors of United Financial-Federal to fill vacancies may only serve until the next annual meeting of stockholders. Under United Financial-Maryland’s articles of incorporation, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by a two-thirds vote of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Under United Financial-Federal’s bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. United Financial-Maryland’s articles of incorporation provide that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of United Financial-Maryland.

Limitations on Liability. The charter and bylaws of United Financial-Federal do not limit the personal liability of directors.

United Financial-Maryland’s articles of incorporation provide that directors will not be personally liable for monetary damages to United Financial-Maryland for certain actions as directors, except for (i) actions or omissions that are determined to have involved active and deliberate dishonesty, or (ii) receipt of an improper personal benefit from their positions as directors, or (iii) to the extent allowed by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit United Financial-Maryland

Indemnification of Directors, Officers, Employees and Agents. United Financial-Federal’s bylaws provide indemnification to directors, officers and employees to the fullest extent allowed by law. Under current Office of Thrift Supervision regulations United Financial-Federal shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of United Financial-Federal or its stockholders. United Financial-Federal also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, United Financial-Federal is required to notify the Office of Thrift Supervision of its intention, and such payment cannot be made if the Office of Thrift Supervision objects to such payment.

The officers, directors, agents and employees of United Financial-Maryland are indemnified with respect to certain actions pursuant to United Financial-Maryland’s articles of incorporation and Maryland law. Maryland law allows United Financial-Maryland to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of United Financial-Maryland. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and materials to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. United Financial-Federal’s bylaws provide that special meetings of United Financial-Federal’s stockholders may be called by the Chairman, the President, a majority of the members of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of United Financial-Federal entitled to vote at the meeting. United Financial-Maryland’s bylaws provide that special meetings of the stockholders of United Financial-Maryland may be called by the President, by a majority vote of the total authorized directors, or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. United Financial-Federal’s bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with United Financial-Federal at least five days before the date of any such meeting.

United Financial-Maryland’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to United Financial-Maryland 90 days prior to the anniversary date of the mailing of proxy materials by United Financial-Maryland in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, stockholders must submit such written notice no earlier than the 120th day, and not later than the 90th day, prior to the annual meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Management believes that it is in the best interests of United Financial-Maryland and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

Stockholder Action Without a Meeting. The bylaws of United Financial-Federal provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. United Financial-Maryland’s bylaws provide similar authority of stockholders to act without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to United Financial-Federal, provides that stockholders may inspect and copy specified books and records of a federally chartered savings institution after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a shareholder or group of shareholders who together, for at least 6 months hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders. United Financial-Maryland’s articles of incorporation provide that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. United Financial-Federal’s charter has no similar provision.

Mergers, Consolidations and Sales of Assets. A federal regulation applicable to United Financial-Federal generally requires the approval of two-thirds of the Board of Directors of United Financial-Federal and the holders of two-thirds of the outstanding stock of United Financial-Federal entitled to vote thereon for mergers, consolidations and sales of all or substantially all of United Financial-Federal’s assets. Such regulation permits United Financial-Federal to merge with another corporation without obtaining the approval of its stockholders if:

(i)	it does not involve an interim savings institution;

(ii)	United Financial-Federal’s federal stock charter is not changed;

(iii)	each share of United Financial-Federal’s stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of United Financial-Federal after such effective date; and

(iv)	either:

(a)	no shares of voting stock of United Financial-Federal and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

(b)	the authorized but unissued shares or the treasury shares of voting stock of United Financial-Federal to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of United Financial-Federal outstanding immediately prior to the effective date of the transaction.

Under Maryland law, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the corporation’s outstanding shares of common stock and any other affected class of stock. One exception under Maryland law to the majority approval requirement applies to stockholders owning 10% or more of the common stock of a corporation for a period of less than five years. Such 10% stockholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 10% stockholder, or satisfy other requirements under Maryland law relating to board of director approval of his or her acquisition of the shares of the corporation. The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

United Financial-Maryland’s articles of incorporation provide that the Board of Directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by United Financial-Maryland.

Dissenters’ Rights of Appraisal. Office of Thrift Supervision regulations applicable to United Financial-Federal generally provide that a stockholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. The regulations also provide, however, that a stockholder of a federally chartered savings and loan association whose shares are listed on a national securities exchange or quoted on the Nasdaq stock market are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation that at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq stock market, or any combination of such shares of stock and cash.

After the conversion, the rights of appraisal of the dissenting stockholders of United Financial-Maryland will be governed by Maryland law. Under Maryland law, stockholders of United Financial-Maryland will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which United Financial-Maryland is a party as long as the common stock of United Financial-Maryland trades on the Nasdaq Stock Market.

Under Office of Thrift Supervision regulations, the public stockholders of United Financial-Federal will not have dissenters’ rights as a result of the conversion and the exchange of their shares of United Financial-Federal common stock for shares of United Financial-Maryland common stock.

Amendment of Governing Instruments. No amendment of United Financial-Federal’s stock charter may be made unless it is first proposed by the Board of Directors of United Financial-Federal, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. United Financial-Maryland’s articles of incorporation may be amended by the vote of the holders of two-thirds of the outstanding shares of common stock, except that the provisions of the articles of incorporation governing the calling of meetings of stockholders and the prohibition of action by written consent of stockholders, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, and the manner of amending the articles of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares common stock.

The bylaws of United Financial-Federal may be amended by a majority vote of the full Board of Directors of United Financial-Federal or by a majority of the votes cast by the stockholders of United Financial-Federal at any legal meeting. United Financial-Maryland’s bylaws may be amended only by a majority vote of the Board of Directors of United Financial-Maryland or by the holders of at least 80% of the outstanding common stock.

Purpose and Anti-Takeover Effects of United Financial-Maryland’s Articles of Incorporation and Bylaws. Our Board of Directors believes that the provisions described above are reasonable and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. Our Board of Directors believes these provisions are in the best interests of United Financial-Maryland and its stockholders. Our Board of Directors believes that it will be in the best position to determine the true value of United Financial-Maryland and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our Board of Directors believes that it is in the best interests of United Financial-Maryland and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of United Financial-Maryland and that is in the best interests of all stockholders.

Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of United Financial-Maryland for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of United Financial-Maryland’s assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of United Financial-Maryland’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

The cumulative effect of the restrictions on acquisition of United Financial-Maryland contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of United Financial-Maryland may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

RESTRICTIONS ON ACQUISITION OF UNITED FINANCIAL-MARYLAND

Although the Board of Directors of United Financial-Maryland is not aware of any effort that might be made to obtain control of United Financial-Maryland after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of United Financial-Maryland’s articles of incorporation to protect the interests of United Financial-Maryland and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of United Bank, United Financial-Maryland or United Financial-Maryland’s stockholders.

The following discussion is a general summary of the material provisions of United Financial-Maryland’s articles of incorporation and bylaws, United Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in United Financial-Maryland’s articles of incorporation and bylaws and United Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of United Mutual Holding Company’s application for conversion with the Office of Thrift Supervision and United Financial-Maryland’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

United Financial-Maryland’s Articles of Incorporation and Bylaws

United Financial-Maryland’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of United Financial-Maryland more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the President, by a majority of the whole board or upon the upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, United Financial-Maryland will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of United Financial-Maryland Following the Conversion.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. United Financial-Maryland is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of United Financial-Maryland that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of United Financial-Maryland The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The inability of stockholders to act by written consent;

(iii)	The division of the Board of Directors into three staggered classes;

(iv)	The ability of the Board of Directors to fill vacancies on the board;

(v)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vi)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(vii)	The ability of the Board of Directors to amend and repeal the bylaws; and

(viii)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire United Financial-Maryland.

The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK OF UNITED FINANCIAL-MARYLAND FOLLOWING

THE CONVERSION

General

At the effective date, United Financial-Maryland will be authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. United Financial-Maryland currently expects to issue in the offering up to 12,937,500 shares of common stock, subject to adjustment, and up to 11,096,643 shares, subject to adjustment, in exchange for the publicly held shares of United Financial-Federal. United Financial-Maryland will not issue shares of preferred stock in the conversion. Each share of United Financial-Maryland common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of United Financial-Maryland will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. United Financial-Maryland may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our Board of Directors. The payment of dividends by United Financial-Maryland is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of United Financial-Maryland will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If United Financial-Maryland issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of United Financial-Maryland will have exclusive voting rights in United Financial-Maryland. They will elect United Financial-Maryland’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of United Financial-Maryland’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If United Financial-Maryland issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal stock savings bank, corporate powers and control of United Bank are vested in its Board of Directors, who elect the officers of United Bank and who fill any vacancies on the Board of Directors. Voting rights of United Bank are vested exclusively in the owners of the shares of capital stock of United Bank, which will be United Financial-Maryland, and voted at the direction of United Financial-Maryland’s Board of Directors. Consequently, the holders of the common stock of United Financial-Maryland will not have direct control of United Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of United Bank, United Financial-Maryland, as the holder of 100% of United Bank’s capital stock, would be entitled to receive all assets of United Bank available for distribution, after payment or provision for payment of all debts and liabilities of United Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of United Financial-Maryland, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of United Financial-Maryland available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of United Financial-Maryland will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of United Financial-Maryland’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for United Financial-Maryland’s common stock is The Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of United Financial-Federal as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, appearing in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

RP Financial has consented to the publication herein of the summary of its report to United Financial-Maryland setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to United Financial-Maryland, United Mutual Holding Company and United Bank, will issue to United Financial-Maryland its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Lord Bissell & Brook LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

United Financial-Maryland has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including United Financial-Maryland. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

United Mutual Holding Company has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311. Our Plan of Conversion and Reorganization is available, upon request, at each of our branch offices.

In connection with the offering, United Financial-Maryland will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, United Financial-Maryland and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, United Financial-Maryland has undertaken that it will not terminate such registration for a period of at least three years following the offering.

U NITED FINANCIAL BANCORP, INC.

All Schedules are omitted as the required information is either not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

Board of Directors

United Financial Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of United Financial Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Financial Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 13, 2007 (not separately included herein), expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Grant Thornton LLP

Boston, Massachusetts
March 13, 2007
(except for Notes I, P and Q, as to which the date is June 14, 2007)

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	June 30, 2007	December 31, 2006	December 31, 2005
	(unaudited)
ASSETS

Cash and due from banks	$16,534	$15,459	$15,841
Interest-bearing deposits	4,027	9,960	2

Total cash and cash equivalents	20,561	25,419	15,843

Short-term investments	1,004	—	—
Securities available for sale, at fair value	161,169	190,237	226,465
Securities held to maturity, at amortized cost (fair value of $3,621 at June 30, 2007, $3,227 at December 31, 2006 and $3,298 at December 31, 2005)	3,686	3,241	3,325
Loans, net of allowance for loan losses of $7,721 at June 30, 2007 and $7,218 at December 31, 2006 and $6,382 at December 31, 2005	797,236	756,180	630,558
Other real estate owned	—	562	1,602
Accrued interest receivable	4,295	4,320	3,928
Deferred tax asset, net	5,083	2,851	1,245
Stock in the Federal Home Loan Bank of Boston	9,885	9,274	6,588
Banking premises and equipment, net	10,614	8,821	8,236
Bank-owned life insurance	6,515	6,304	6,031
Other assets	2,699	2,224	2,692

TOTAL ASSETS	$1,022,747	$1,009,433	$906,513

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Interest-bearing	$620,980	$588,496	$560,310
Non-interest-bearing	104,773	97,190	93,301

Total deposits	725,753	685,686	653,611
Federal Home Loan Bank of Boston advances	142,519	169,806	101,880
Repurchase agreements	7,990	10,425	8,434
Escrow funds held for borrowers	1,113	1,121	1,129
Capitalized lease obligation	1,910	—	—
Accrued expenses and other liabilities	4,866	4,684	4,454

Total liabilities	884,151	871,722	769,508

Commitments and contingencies (Note L)

Stockholders’ equity:
Preferred stock, par value $0.01 per share, authorized 5,000,000 shares; none issued	—	—	—
Common stock, par value $0.01 per share, authorized 60,000,000 shares; 17,205,995 shares issued at June 30, 2007, December 31, 2006 and 2005	172	172	172
Paid-in capital	76,700	75,520	78,446
Retained earnings	71,337	70,406	66,944
Unearned compensation	(5,550)	(5,772)	(6,092)
Treasury stock, at cost (134,142 shares at June 30, 2007 and 51,445 shares at December 31, 2006)	(1,873)	(664)	—
Accumulated other comprehensive loss, net of taxes	(2,190)	(1,951)	(2,465)

Total stockholders’ equity	138,596	137,711	137,005

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,022,747	$1,009,433	$906,513

The accompanying notes are an integral part of the consolidated financial statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

(Dollars in thousands, except per share amounts)

	Six Months Ended June 30,		December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Interest and dividend income:
Loans	$24,305	$19,676	$42,338	$34,540	$29,682
Investments	3,836	4,566	8,843	7,970	6,582
Other interest-earning assets	684	529	1,021	723	268

Total interest and dividend income	28,825	24,771	52,202	43,233	36,532

Interest expense:
Deposits	10,658	8,706	18,695	12,300	8,995
Short-term borrowings	2,120	1,168	3,198	1,675	373
Long-term debt	1,956	1,225	2,754	2,231	2,780

Total interest expense	14,734	11,099	24,647	16,206	12,148

Net interest income before provision for loan losses	14,091	13,672	27,555	27,027	24,384

Provision for loan losses	604	462	969	917	983

Net interest income after provision for loan losses	13,487	13,210	26,586	26,110	23,401

Non-interest income:
Fee income on depositors’ accounts	2,135	1,982	4,190	3,744	3,683
Gain (loss) on securities	(29)	—	(222)	3	122
Wealth management income	291	193	426	281	296
Income from bank-owned life insurance	77	154	273	326	332
Other income	359	370	725	666	701

Total non-interest income	2,833	2,699	5,392	5,020	5,134

Non-interest expense:
Salaries and benefits	7,573	6,159	12,888	11,167	9,564
Occupancy expenses	972	813	1,792	1,494	1,453
Marketing expenses	771	765	1,436	1,386	1,244
Data processing expenses	1,295	1,190	2,474	2,371	2,681
Contributions and sponsorships	81	117	174	3,792	192
Professional fees	652	479	1,148	732	336
Other expenses	1,878	2,088	4,124	3,170	3,709

Total non-interest expense	13,222	11,611	24,036	24,112	19,179

Income before income taxes	3,098	4,298	7,942	7,018	9,356

Income tax expense	1,286	1,653	3,018	2,649	3,828

NET INCOME	$1,812	$2,645	$4,924	$4,369	$5,528

Earnings per share:
Basic	$0.11	$0.16	$0.30	$0.34	$0.60
Diluted	$0.11	$0.16	$0.30	$0.34	$0.60

Weighted average shares outstanding:
Basic	16,249,929	16,604,775	16,467,874	12,676,032	9,189,722
Diluted	16,321,394	16,604,775	16,476,933	12,676,032	9,189,722

The accompanying notes are an integral part of the consolidated financial statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

(Dollars in thousands)

	Common Shares Outstanding	Common Stock	Paid-In Capital	Retained Earnings	Unearned Compensation	Treasury Stock	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2003	—	$—	$—	$57,289	$—	$—	$(239)	$57,050

Impact of reorganization				(150)				(150)
Net income				5,528				5,528
Net unrealized loss on securities available for sale, net of reclassification adjustments and taxes							(173)	(173)

Total comprehensive income								5,355

Balances at December 31, 2004	—	—	—	62,667	—	—	(412)	62,255

Net income	—	—	—	4,369	—	—	—	4,369
Net unrealized loss on securities available for sale, net of reclassification adjustments and taxes	—	—	—	—	—	—	(2,053)	(2,053)

Total comprehensive income								2,316

Issuance of common stock, net of offering costs of $1,900	7,671,973	77	74,745	—	—	—	—	74,822
Issuance of common stock to MHC	9,189,922	92	—	(92)	—	—	—	—
Issuance of common stock to United
Charitable Foundation.	344,100	3	3,646	—	—	—	—	3,649
Shares purchased for ESOP	—	—	—	—	(6,413)	—	—	(6,413)
ESOP shares committed to be released	—	—	55	—	321	—	—	376

Balances at December 31, 2005	17,205,995	172	78,446	66,944	(6,092)	—	(2,465)	137,005

Net income	—	—	—	4,924	—	—	—	4,924
Net unrealized gain on securities available for sale, net of reclassification adjustments and taxes	—	—	—	—	—	—	514	514

Total comprehensive income								5,438

Cash dividends declared ($0.20 per share)	—	—	—	(1,462)	—	—	—	(1,462)
Treasury stock purchases	(341,945)	—	—	—	—	(4,405)	—	(4,405)
Reissuance of treasury shares in connection with restricted stock grants	290,500	—	(3,741)	—	—	3,741	—	—
Stock-based compensation	—	—	728	—	—	—	—	728
ESOP shares committed to be released	—	—	87	—	320	—	—	407

Balances at December 31, 2006	17,154,550	$172	$75,520	$70,406	$(5,772)	$(664)	$(1,951)	$137,711
Unaudited:
Net income	—	—	—	1,812	—	—	—	1,812
Net unrealized loss on securities available for sale, net of reclassification adjustments and taxes	—	—	—	—	—	—	(239)	(239)

Total comprehensive income								1,573

Cash dividends declared ($0.12 per share)	—	—	—	(881)	—	—	—	(881)
Treasury stock purchases	(82,697)	—	—	—	—	(1,209)	—	(1,209)
Stock-based compensation	—	—	1,077	—	—	—	—	1,077
ESOP shares committed to be released	—	—	103	—	222	—	—	325

Balances at June 30, 2007	17,071,853	$172	$76,700	$71,337	$(5,550)	$(1,873)	$(2,190)	$138,596

The accompanying notes are an integral part of the consolidated financial statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Six Months Ended June 30,		December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Cash flows from operating activities:
Net income	$1,812	$2,645	$4,924	$4,369	$5,528
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	604	462	969	917	983
ESOP expense	325	190	407	376	—
Stock-based compensation	1,077	—	728	—	—
Contribution to United Charitable Foundation	—	—	—	3,649	—
Amortization of premiums and discounts	64	201	308	670	1,062
Depreciation and amortization	442	363	838	667	647
Amortization of intangible assets	15	—	25	—	—
Provision for other real estate owned	—	34	—	—	(21)
Net loss (gain) on sales of loans	5	—	(3)	(2)	(13)
Net (gain) loss on sale of other real estate owned	(14)	21	—	—	—
Net loss (gain) on sale of property and equipment	—	—	21	(4)	(2)
Net loss (gain) on sale of available for sale securities	29	—	222	(3)	(122)
Deferred income tax (benefit) provision	—	—	(1,679)	978	(1)
Increase in cash surrender value of bank-owned life insurance	(211)	(154)	(273)	(326)	(332)
Decrease (increase) in accrued interest receivable	25	(123)	(392)	(1,065)	282
(Increase) decrease in other assets	(490)	(1,123)	475	(2,005)	678
(Decrease) increase in accrued expenses and other liabilities	(1,820)	(60)	(42)	337	469

Net cash provided by operating activities	1,863	2,456	6,528	8,558	9,158

Cash flows from investing activities:

Purchases of securities available for sale	(21,947)	(11,831)	(47,764)	(124,036)	(58,142)
Proceeds from sales of securities available for sale	5,424	—	28,896	2,597	32,985
Proceeds from calls, maturities and principal repayments of securities available for sale	45,146	23,104	55,430	44,127	68,646
Purchases of securities held to maturity	(675)	—	—	(909)	(404)
Proceeds from maturities, calls and principal repayments of securities held to maturity	225	25	75	75	77
Investment in short term time deposits	(1,004)	—
Purchases of Federal Home Loan Bank of Boston stock	(611)	(569)	(2,686)	(567)	(2,072)
Refund of Cooperative Central Bank deposit	—	—	—	—	1,522
Proceeds from sales of other real estate owned	576	1,568	1,852	—	39
Net loan originations and principal repayments	(43,545)	(59,784)	(127,570)	(64,046)	(78,428)
Proceeds from sales of loans	1,881	—	170	215	5,314
Purchases of property and equipment	(298)	(652)	(1,372)	(1,245)	(382)
Cash paid to acquire Levine Financial Group	(55)	(100)	(100)	—	—
Proceeds from sale of property and equipment	—	—	—	16	14

Net cash used in investing activities	(14,883)	(48,239)	(93,069)	(143,773)	(30,831)

Cash flows from financing activities:

Net increase in deposits	40,067	43,339	32,075	39,938	18,924
Proceeds of Federal Home Loan Bank of Boston advances	53,000	65,307	133,000	148,365	185,714
Repayments of Federal Home Loan Bank of Boston advances	(80,287)	(52,197)	(65,074)	(133,179)	(175,839)
Net (decrease) increase in repurchase agreements	(2,435)	(1,625)	1,991	4,118	98
Net (decrease) increase in escrow funds held for borrowers	(8)	(165)	(8)	174	14
Payments on capitalized lease obligation	(85)	—	—	—	—
Treasury stock purchases	(1,209)	—	(4,405)	—	—
Cash dividends paid	(881)	(741)	(1,462)	—	—
Proceeds from stock offering subscriptions	—	—	—	74,822	—
Acquisition of common stock by ESOP	—	—	—	(6,413)	—
Impact of reorganization	—	—	—	—	(150)

Net cash provided by financing activities	8,162	53,918	96,117	127,825	28,761

Increase (decrease) in cash and cash equivalents	(4,858)	8,135	9,576	(7,390)	7,088
Cash and cash equivalents at beginning of period	25,419	15,843	15,843	23,233	16,145

Cash and cash equivalents at end of period	$20,561	$23,978	$25,419	$15,843	$23,233

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period:
Interest on deposits and other borrowings	$14,854	$11,143	$24,353	$16,080	$12,102
Income taxes – net	2,463	867	3,882	2,786	2,635
Transfer of loans to other real estate owned	—	—	562	1,602	—

Non-cash item:
Capitalized lease asset and obligation	$1,932	$—	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE A – REORGANIZATION AND CHANGE IN CORPORATE FORM

During 2004, United Bank received both regulatory and depositor approval to reorganize from a state-chartered cooperative bank to a multi-tier federally-chartered holding company. As a result, United Financial Bancorp, Inc., a stock holding company, was formed to be the parent company of United Bank (the Bank) and United Mutual Holding Company, a mutual holding company, was formed to be the parent company of United Financial Bancorp, Inc. Included in non-interest expenses in the accompanying statement of earnings for the year ended December 31, 2004 are related reorganization expenses of $693.

In December 2004, the Board of Directors of United Mutual Holding Company adopted a plan pursuant to which United Financial Bancorp, Inc. (the “Company”) intended to sell up to 49% of its common stock to eligible Bank depositors and, if necessary, to the general public. The Company’s initial public offering concluded on July 12, 2005 after the receipt of regulatory approval. The Company raised $74,822 in the offering, selling 7.7 million shares of common stock at $10 per share. This represented 44.6% of the stock issued. In addition, 344,100 shares or 2.0% of the shares outstanding were contributed to the newly formed United Charitable Foundation (the “Foundation”) to further support the Bank’s ongoing commitment to the community. United Mutual Holding Company holds the remaining 53.4% of the outstanding shares.

The Company established the United Charitable Foundation in connection with the reorganization and funded it with 344,100 shares of the Company’s common stock. This contribution resulted in the recognition of expense equal to $3,441 based on the offering price of $10 per share. The Company realized an additional tax benefit of $208 that was recorded as an increase to stockholders’ equity because the basis for the contribution for tax purposes was based on the trading price of Company stock on its first day of trading.

In addition, the Bank’s Board of Directors adopted an Employee Stock Ownership Plan (the “ESOP”) which purchased 8%, or 641,300 shares, in the initial public offering financed by a loan from the Company. (See Note K)

The reorganization to a mutual holding company structure was accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result. Subsequent to the stock offering, the existing liquidation rights of the Bank’s depositors were transferred with records to be maintained to ensure such rights receive statutory priority in the event of a complete mutual-to-stock conversion or in the more unlikely event of the Bank’s liquidation.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of United Financial Bancorp, Inc. and its wholly owned subsidiary United Bank (the Bank). UCB Securities, Inc. is a subsidiary of the Bank and is engaged in buying, selling and holding of securities. All significant intercompany accounts and transactions have been eliminated in consolidation. These entities are collectively referred to herein as “the Company”.

Information as of June 30, 2007 and for the six month periods ended June 30, 2007 and 2006 is unaudited. The unaudited information furnished reflects all adjustments, which consist solely of normal recurring accruals, which are in the opinion of management, necessary for a fair presentation of the financial position at June 30, 2007, the results of operations for the six month periods ended June 30, 2007 and 2006 and cash flows for the six month periods ended June 30, 2007 and 2006. The results of the six month periods are not necessarily indicative of the results which may be expected for the entire year.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general practices within the banking industry.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change are the determination of the allowance for loan losses and the valuation allowance for the deferred tax asset.

The following is a description of the Company’s more significant accounting policies:

Cash and Cash Equivalents

The Company classifies cash and due from banks, interest bearing deposits in other banks and overnight funds sold as cash and cash equivalents as these liquid assets have original maturities of 90 days or less.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Investment Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss), net of taxes, as a separate component of stockholders’ equity. The Company had no securities classified as trading at June 30, 2007, December 31, 2006 and 2005.

Premiums and discounts on investment securities are amortized or accreted into income on the level yield method over the life of the investments. If a decline in the fair value of an investment security below its cost is judged to be other-than-temporary the cost basis of the investment security is written down to fair value as a new cost basis and the amount of the write-down is included in the results of operations. Gains and losses on the sale of investment securities are recognized at the time of sale on a specific identification basis.

Loans

Real estate mortgage loans and other loans are stated at their unpaid principal balance net of unearned loan fees and costs and the allowance for loan losses. The Company does not originate loans for the purpose of resale.

Interest on most loans is included in income as earned based upon interest rates applied to unpaid principal using the simple interest method. Accrual of interest on loans is discontinued when in the judgment of management the collectibility of principal or interest becomes doubtful or when a loan becomes contractually past due 90 days with respect to principal or interest. The accrual of interest on some loans, however, may continue even though they are 90 days past due if management deems it appropriate, provided that the loans are well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current period interest income. Interest subsequently received on nonaccrual loans is either applied against principal or recorded as income according to management’s judgment as to the collectibility of principal. Interest accruals are resumed on such loans only when they are brought fully current as to principal and interest and when, in the judgment of management, the loans are estimated to be fully collectible.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount is amortized over the contractual term of the loan as an adjustment of yield.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level determined by management to be adequate to absorb probable losses based on an evaluation of known and inherent losses in the portfolio. The adequacy of the allowance for loan losses is evaluated on a quarterly basis by management. Factors considered in evaluating the adequacy of the allowance include prior loss experience, current economic conditions and their effect on borrowers, the character and size of the loan portfolio, trends in nonperforming loans and delinquency rates and the performance of individual loans in relation to contractual terms. Loan losses are charged against the allowance when management believes that the collectibility of the principal is unlikely and recoveries are credited to the allowance when received.

Determining an appropriate level for the allowance for loan losses necessarily involves a high degree of judgment. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on judgments different from those of management.

A substantial portion of the Company’s loans are secured by real estate in Western Massachusetts. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changing conditions in this market area.

Other Intangible Assets

Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, prescribes that other identifiable intangible assets are recorded at their estimated fair value and are amortized on a straight-line basis over their estimated useful lives. These assets are evaluated for impairment if circumstances suggest that their value may be impaired.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Business Segments

An operating segment is a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. The Company's operations are limited to financial services provided within the framework of a community bank, and decisions are based generally on specific market areas and or product offerings. Accordingly, based on the financial information which is presently evaluated by the Company's chief operating decision-maker, the Company operates in a single business segment.

Off-balance Sheet Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments, consisting primarily of credit related financial instruments. These financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Earnings Per Share

Earnings per share have been computed in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per share have been calculated by dividing net income by weighted average shares outstanding before any dilution and adjusted to exclude the weighted average number of unallocated shares held by the ESOP and unvested restricted stock awards. Diluted earnings per share have been calculated by dividing net income by weighted average shares outstanding after giving effect to the potential dilution that could occur if potential common shares were converted into common stock using the treasury stock method.

Other Real Estate Owned

Other real estate owned (“OREO”) is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Losses arising from the acquisition of such properties are charged against the allowance for loan losses. Operating expenses are charged to current period operations as incurred. Gains and losses upon disposition are reflected in income as realized.

Foreclosed assets held for sale are recorded at the lower of fair value less estimated costs to sell or cost. Subsequent changes in the fair value of the foreclosed assets are reflected as a valuation allowance.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Banking Premises and Equipment

Banking premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed for financial reporting purposes on the straight-line method over the estimated useful life of each type of asset. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term, including consideration of renewal options, or estimated useful life of the asset. The cost of maintenance and repairs is charged against income as incurred. The Company reviews for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Asset retirement obligations are recognized at fair value when incurred. The Company recognizes a liability when the obligation is incurred, generally upon acquisition, construction, or development and (or) through the normal operation of the asset. In periods subsequent to initial measurement, the Company recognizes changes in the liability for an asset retirement obligation resulting from (a) the passage of time and (b) revisions to either the timing or the amount of the original estimate of undiscounted cash flows.

An asset retirement obligation is recognized as a liability and measured at fair value. Because the liability is recorded at its fair value and not its ultimate settlement amount, increases in the liability’s carrying amount for accretion are recognized each period. The accretion expense is classified as an operating expense in the income statement. The Company also capitalizes the cost associated with its asset retirement obligations as part of the carrying amount of the associated long-lived assets. As part of the depreciable cost of the related long-lived assets, capitalized asset retirement costs are depreciated over their useful life.

Pension Plan

The Company provides pension benefits for eligible employees through a multi-employer defined benefit plan sponsored by the Co-operative Banks Employees’ Retirement Association (CBERA). The Company’s policy is to expense related pension costs based on assessments by CBERA. The Bank has also established a defined contribution plan for eligible employees. The Company matches employee contributions up to 5% of an employee’s qualified compensation.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company calculates its federal and state income tax provision for interim periods based upon its projected annualized taxable income adjusted for estimated permanent differences. The Company does not determine or recognize changes in net deferred tax assets or liabilities for interim periods except for the temporary difference related to unearned gains (losses) on securities available for sale.

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the tax consequences attributable to the temporary differences between the financial statement carrying amount and the tax basis of the Bank’s assets and liabilities and certain tax carryforwards at enacted tax rates.

Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities. A valuation allowance is recorded against deferred tax assets when management deems a portion of the asset to be more likely than not unrealizable. The Company’s valuation allowance is reviewed and adjustments are made to the valuation allowance based on management’s judgments relating to the realizability of the deferred tax asset. It is management's belief, that it is more likely than not, that the reversal of deferred tax liabilities and results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, the Company’s net deferred tax asset is supported by recoverable income taxes. Therefore, no valuation allowance was necessary at June 30, 2007, December 31, 2006 and 2005 for deferred tax assets. It should be noted, however, that factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

Stock Compensation Plan

The Company adopted SFAS No. 123R, “Share-Based Payment”, on January 1, 2006. SFAS 123R requires that the compensation cost associated with share-based payment transactions, such as stock options and restricted stock awards, be recognized in the financial statements over the requisite service (vesting) period. During the year ended December 31, 2006, the Company’s shareholders approved a stock based incentive plan, which is described in Note J.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of stockholders’ equity such items, along with net income, are components of comprehensive income. The Company uses the specific identification method to determine the cost of a security sold and the amount reclassified out of accumulated other comprehensive income into earnings.

The components of other comprehensive income and related tax effects are as follows for the periods ended June 30 and December 31:

	Six Months Ended June 30,		December 31,
	2007	2006	2006	2005	2004
Change in unrealized holding gains (losses) on available for sale securities	$(385)	$(2,229)	$633	$(3,371)	$(180)
Reclassification adjustment for (gains) losses realized in income	29	—	222	(3)	(122)

Net change in unrealized gains (losses)	(356)	(2,229)	855	(3,374)	(302)
Tax effect	(117)	(866)	341	1,321	129

Other comprehensive income (loss)	$(239)	$(1,363)	$514	$(2,053)	$(173)

Reclassifications

Amounts reported for prior periods are reclassified as necessary to be consistent with the current-period presentation.

Advertising and Public Relations Expense

Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

Recent Accounting Developments

In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The cumulative effect, if any, of applying FIN 48 is recorded as an adjustment to the beginning

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

balance of retained earnings. FIN 48 also requires disclosure of the entity’s policy on classification of interest and penalties. The Company adopted FIN 48 on January 1, 2007. The adoption of this standard had no effect on the Company’s results of operations or financial condition. The Company’s policy is to report interest and penalties as part of other non-interest expenses in the Consolidated Statement of Operations.

In June 2006, the EITF released Issue 06-05, “Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, “Accounting for Purchases of Life Insurance”. On September 7, 2006, the EITF concluded that a policyholder should consider any additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. Amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. Amounts that are recoverable by the policyholder in periods beyond one year from the surrender of the policy should be discounted utilizing an appropriate rate of interest. The Company adopted EITF 06-05 on January 1, 2007. The Company’s implementation of this Interpretation had no effect on its results of operations or financial condition.

In June 2006, the EITF released Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”. EITF 06-4 addresses accounting for split-dollar life insurance arrangements whereby the employer purchases a policy to insure the life of an employee, and separately enters into an agreement to split the policy benefits between the employer and the employee. This EITF states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under EITF 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company is in the process of evaluating the potential impact of adopting EITF 06-4 on its financial position and results of operations.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. This SAB addresses quantifying the financial statement effect of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. This SAB is effective for fiscal years ending after November 15, 2006. The adoption of this SAB had no effect on the Company’s financial position, results of operations or cash flows.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Concluded

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a U.S. GAAP framework for measuring fair value, and expands financial statement disclosures about fair value measurements. SFAS No.157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and to more easily understand the effect of the company’s choice to use fair value on its earnings. SFAS 159 also requires entities to display the fair value of the selected assets and liabilities on the face of the balance sheet. SFAS 159 does not eliminate disclosure requirements of other accounting standards, including fair value measurement disclosures in SFAS 157. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of Statement 157. Adoption of SFAS 159 is not expected to have a material impact on the Company’s financial position and results of operations.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE C – INVESTMENT SECURITIES

The amortized cost and fair values of securities classified as available for sale and held to maturity are as follows:

	Amortized Cost	Unrealized Gain	Unrealized Losses	Fair Value
Securities Available for Sale
June 30, 2007:
(unaudited)
Government-sponsored enterprises	$45,413	$—	$(726)	$44,687
Mortgage-backed securities	116,170	51	(2,680)	113,541
Corporate bonds	2,950	—	(181)	2,769

Subtotal	164,533	51	(3,587)	160,997
Marketable equity securities	193	—	(21)	172

Total	$164,726	$51	$(3,608)	$161,169

December 31, 2006:
Government-sponsored enterprises	$78,248	$4	$(883)	$77,369
Mortgage-backed securities	111,481	107	(2,314)	109,274
Corporate bonds	3,415	14	(120)	3,309

Subtotal	193,144	125	(3,317)	189,952
Marketable equity securities	294	—	(9)	285

Total	$193,438	$125	$(3,326)	$190,237

December 31, 2005:
Government-sponsored enterprises	$99,957	$1	$(1,397)	$98,561
Mortgage-backed securities	117,259	102	(2,659)	114,702
Corporate bonds	13,011	54	(135)	12,930

Subtotal	230,227	157	(4,191)	226,193
Marketable equity securities	294	—	(22)	272

Total	$230,521	$157	$(4,213)	$226,465

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE C – INVESTMENT SECURITIES - Continued

	Amortized Cost	Unrealized Gain	Unrealized Losses	Fair Value
Securities Held to Maturity
June 30, 2007:
(unaudited)
IRB	$1,247	$—	$—	$1,247
Municipal bonds	2,439	—	(65)	2,374

Total	$3,686	$—	$(65)	$3,621

December 31, 2006:
IRB	$1,271	$—	$—	$1,271
Municipal bonds	1,970	4	(18)	1,956

Total	$3,241	$4	$(18)	$3,227

December 31, 2005:
IRB	$1,346	$—	$—	$1,346
Municipal bonds	1,979	—	(27)	1,952

Total	$3,325	$—	$(27)	$3,298

The Company’s portfolio of mortgage-backed securities, which represent interests in pools of residential mortgage loans, consists solely of securities issued by the Federal Home Loan Mortgage Corporation (Freddie Mac), the Federal National Mortgage Association (Fannie Mae), and the Government National Mortgage Association (Ginnie Mae), all of which are federal government owned or sponsored agencies.

As of June 30, 2007 and December 31, 2006, the Bank has pledged securities with amortized cost amounts of $16,000 and $16,000, respectively, and fair values of $15,665 and $15,807, respectively, to secure treasury, tax and loan deposits at the Federal Reserve Bank of Boston and to secure customers’ repurchase agreements. Additionally, there is a blanket lien on certain securities to collateralize borrowings from the Federal Home Loan Bank of Boston, as discussed further in Note G.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE C – INVESTMENT SECURITIES - Continued

Gross unrealized losses and fair values at June 30, 2007 and December 31, 2006 and 2005 aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position follow:

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
June 30, 2007:
(unaudited)
Securities Available for Sale
Government-sponsored enterprises	$639	$(7)	$44,048	$(719)	21	$44,687	$(726)
Mortgage-backed securities	46,843	(647)	66,698	(2,033)	92	113,541	(2,680)
Corporate bonds	944	(10)	1,825	(171)	6	2,769	(181)
Marketable equity securities	—	—	172	(21)	2	172	(21)

Total	$48,426	$(664)	$112,743	$(2,944)	121	$161,169	$(3,608)

Securities Held to Maturity
Municipal bonds	$1,376	$(42)	$998	$(23)	10	$2,374	$(65)

Total	$1,376	$(42)	$998	$(23)	10	$2,374	$(65)

December 31, 2006:
Securities Available for Sale
Government-sponsored enterprises	$1,239	$(19)	$62,182	$(864)	28	$63,421	$(883)
Mortgage-backed securities	13,609	(117)	78,972	(2,197)	86	92,581	(2,314)
Corporate bonds	—	—	1,841	(120)	4	1,841	(120)
Marketable equity securities	—	—	285	(9)	2	285	(9)

Total	$14,848	$(136)	$143,280	$(3,190)	120	$158,128	$(3,326)

Securities Held to Maturity
Municipal bonds	$212	$(1)	$1,207	$(17)	7	$1,419	$(18)

Total	$212	$(1)	$1,207	$(17)	7	$1,419	$(18)

December 31, 2005:
Securities Available for Sale
Government-sponsored enterprises	$69,298	$(765)	$28,519	$(632)	50	$97,817	$(1,397)
Mortgage-backed securities	53,636	(976)	54,052	(1,683)	88	107,688	(2,659)
Corporate bonds	2,078	(74)	3,803	(61)	13	5,881	(135)
Marketable equity securities	100	(1)	172	(21)	2	272	(22)

Total	$125,112	$(1,816)	$86,546	$(2,397)	153	$211,658	$(4,213)

Securities Held to Maturity
Municipal bonds	$1,365	$(12)	$587	$(15)	9	$1,952	$(27)

Total	$1,365	$(12)	$587	$(15)	9	$1,952	$(27)

Management has evaluated the securities in the preceding tables and concluded that none of these securities have experienced impairments that are other-than temporary. In its evaluation, management considered the types of securities, including if the securities were U.S. Government issued, and the credit rating on the securities. Management believes that the current unrealized loss position is related to the current interest rate environment. The Company has the ability to hold these securities until the earlier of maturity or a market price recovery and currently has no plans to dispose of any of these securities.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE C – INVESTMENT SECURITIES - Concluded

Realized gains and losses and the proceeds from sales of securities available for sale are as follows for the periods ended:

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Proceeds from sales	$5,424	$—	$28,896	$2,597	$32,985
Gross gains	23	—	56	16	122
Gross losses	(52)	—	(278)	(13)	—

The scheduled maturities of debt securities held to maturity and available for sale at June 30, 2007 and December 31, 2006 are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	At June 30, 2007				At December 31, 2006
	Securities Available for Sale		Securities Held to Maturity		Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(unaudited)
Due in one year or less	$15,956	$15,823	$—	$—	$31,698	$31,575	$201	$198
Due from one year to five years	46,704	45,392	1,552	1,529	57,709	56,174	1,312	1,299
Due from five years to ten years	23,099	22,224	609	596	34,957	34,081	878	880
Due after ten years	78,774	77,558	1,525	1,496	68,780	68,122	850	850

	$164,533	$160,997	$3,686	$3,621	$193,144	$189,952	$3,241	$3,227

Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. Such securities have been classified within the category that represents the final maturity date.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE D – LOANS, NET

The components of loans are as follows at the periods indicated:

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
One-to four-family residential real estate	$329,199	$319,108	$285,236
Commercial real estate	198,938	175,564	150,099
Construction	52,191	54,759	28,872
Home equity loans	116,939	112,739	86,045
Commercial and industrial	75,544	69,762	59,591
Automobile	23,552	24,456	22,054
Consumer	7,199	5,725	3,895

Total loans	$803,562	762,113	635,792

Net deferred loan costs and fees	1,395	1,285	1,148
Allowance for loan losses	(7,721)	(7,218)	(6,382)

Loans, net	$797,236	$756,180	$630,558

The Company’s lending activities are conducted principally in Western Massachusetts. The Bank grants single family and multi-family residential loans, commercial real estate loans, commercial loans, and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties and commercial real estate properties. Most loans granted by the Company are collateralized by real estate. The ability and willingness of the single family residential, commercial and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers’ geographic areas and real estate values. The ability and willingness of commercial real estate and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers’ geographic areas and the general economy.

Nonaccrual loans amounted to approximately $2,972, $1,288 and $1,717 at June 30, 2007, and December 31, 2006 and 2005, respectively. Additional interest income of approximately $118, $32, $71, $158 and $110 would have been recorded during the periods ended June 30, 2007 and 2006, and December 31, 2006, 2005 and 2004, respectively, if the loans had performed in accordance with their original terms.

At June 30, 2007, December 31, 2006 and 2005, the recorded investment in impaired loans was $3,255, $1,288 and $700, respectively. An allowance for loan losses was established on $3,255, $1,288 and $700 of the impaired loans at June 30, 2007, and December 31, 2006 and 2005, respectively, which allowances amounted to $893, $295 and $80 at the respective period-ends. The average balance of impaired loans was $2,378, $2,076, $2,145 and $1,395 for the periods ended June 30, 2007, and December 31, 2006, 2005 and 2004, respectively. Interest income recognized on impaired loans for each of these periods was not significant.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE D – LOANS, NET - Continued

Certain officers and directors of the Company and certain corporations and individuals related to such persons, incurred indebtedness, in the form of loans, as customers. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time or comparable transactions with other customers and did not involve more than the normal risk of collectibility.

The following table summarizes the Company’s lending activity with its directors and executive officers all of which was conducted with terms consistent with those offered to unrelated parties:

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
Beginning balance	$974	$1,373	$1,359
New loans	346	10	335
Repayments	(391)	(409)	(321)

Ending balance	$929	$974	$1,373

The Company does not presently originate loans for the purpose of reselling them in the secondary market but has sold residential mortgage loans from its portfolio. Loans serviced by the Company for others totaled $36,018, $36,900, $39,610, $42,400 and $52,037 at June 30, 2007, December 31, 2006, June 30, 2006 and December 31, 2005 and 2004, respectively. The balances of mortgage servicing rights related to such loans were insignificant at June 30, 2007, December 31, 2006, June 30, 2006 and December 31, 2005 and 2004.

A summary of changes in the allowance for loan losses for the periods indicated follows:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Balance at beginning of period	$7,218	$6,382	$6,382	$5,750	$5,094
Provision for loan losses	604	462	969	917	983
Charge-offs	(107)	(58)	(186)	(455)	(558)
Recoveries	6	39	53	170	231

Balance at end of period	$7,721	$6,825	$7,218	$6,382	$5,750

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE E – BANKING PREMISES AND EQUIPMENT

The composition of banking premises and equipment for the periods indicated is as follows:

	June 30, 2007	December 31,		Estimated Useful Lives
		2006	2005
	(unaudited)
Land and improvements	$2,387	$2,146	$2,135
Buildings and improvements	7,625	7,475	7,309	25 - 40 Years
Leasehold improvements	471	1,976	1,708
Furniture and equipment	2,132	2,271	1,573	5 Years
Capitalized lease	1,932	—	—

	14,547	13,868	12,725
Less accumulated depreciation and amortization	(3,933)	(5,047)	(4,489)

	$10,614	$8,821	$8,236

NOTE F – DEPOSITS

Deposit accounts by type are summarized as follows:

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
Demand	$104,773	$97,190	$93,301
NOW	42,258	37,523	39,922
Regular savings	63,431	65,475	87,253
Money market	176,633	165,984	155,492
Certificates of deposit	338,658	319,514	277,643

	$725,753	$685,686	$653,611

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE F – DEPOSITS - Concluded

Interest expense on deposits, classified by type, is as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
NOW	$91	$44	$103	$148	$90
Regular savings	289	344	638	647	698
Money market	2,799	2,437	5,125	3,098	1,710
Certificates of deposit	7,479	5,881	12,829	8,407	6,497

Total	$10,658	$8,706	$18,695	$12,300	$8,995

Certificates of deposit with balances greater than or equal to $100 totaled $113,439 and $103,321 at June 30, 2007 and December 31, 2006, respectively. The FDIC generally insures deposit amounts up to $100, as defined in the applicable regulations. The maturity of those certificates is as follows:

	At June 30, 2007	At December 31, 2006
	(unaudited)
Three months or less	$51,938	$34,924
Over three months through six months	40,063	38,264
Over six months through one year	12,617	20,554
Over one year to three years	6,745	6,196
Over three years	2,076	3,383

Total	$113,439	$103,321

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE F – DEPOSITS - Concluded

The scheduled maturities of time deposits is as follows:

	At June 30, 2007	At December 31, 2006
	(unaudited)
Less than one year	$301,842	$282,025
Over one year to two years	18,955	17,089
Over two years to three years	11,225	10,899
Over three years to four years	3,772	8,738
Over four years to five years	2,864	763

Total time deposits	$338,658	$319,514

NOTE G – BORROWINGS

Federal Home Loan Bank Advances

The Bank is a member of the Federal Home Loan Bank of Boston (“FHLBB”) and as such, it was required to invest in stock of the FHLBB, until April 2004, in an amount which was the greater of .3% of its total assets, 1% of its outstanding home loans or 5% of its outstanding advances from the FHLBB. In April 2004, the FHLBB amended its capital structure at which time the Bank’s FHLBB stock was converted to Class B stock. Such stock is redeemable at par value five years after filing for a redemption or upon termination of membership. The FHLBB may, but is not obligated to, repurchase Class B stock prior to expiration of the five year redemption notice. Under the amended capital structure, the Bank’s stock investment requirement is an amount equal to the sum of .35% of certain specified assets plus 4.5% of the Bank’s advances and certain other specified items.

The FHLBB is authorized to make advances to its members subject to such regulations and limitations as its Board of Directors may prescribe. The Bank’s advances are secured by its FHLBB stock and a blanket lien on certain qualified collateral, primarily one-to four-family first mortgage loans and certain debt securities. The Bank’s unused borrowing capacity with the FHLBB, excluding its $12.4 million line of credit, was approximately $191,170 at June 30, 2007, and $142,518 at December 31, 2006. At June 30, 2007 and December 31, 2006, the Bank had no borrowing against the line of credit.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE G – BORROWINGS - Concluded

Advances outstanding for the periods indicated consisted of the following:

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2007		2006		2005		2004
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(unaudited)
Within 1 year	$58,000	5.18%	$65,000	5.16%	$13,799	3.40%	$16,000	2.35%
Over 1 year to 2 years	4,870	4.34%	16,411	5.06%	10,000	4.37%	12,000	3.23%
Over 2 years to 3 years	36,951	4.53%	13,000	5.13%	19,393	4.95%	—
Over 3 years to 4 years	8,732	3.29%	16,111	3.20%	—		—
Over 4 years to 5 years	15,000	5.12%	39,184	4.60%	20,318	3.19%	22,247	4.87%
Over 5 years	18,965	4.33%	20,100	4.32%	38,370	4.02%	36,447	3.32%

	$142,519	4.75%	$169,806	4.73%	$101,880	3.98%	$86,694	3.53%

At June 30, 2007 and December 31, 2006, advances in the amounts of $15,000 and $5,000 are callable at the option of the FHLBB during 2007 and 2009, respectively.

Repurchase Agreements

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis that are secured by U.S. Government agency obligations. The following table summarizes repurchase agreement activity for the years indicated:

	At or For the Six Months
	Ended June 30,		December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Balance at period-end	$7,990	$6,809	$10,425	$8,434	$4,317
Average amount outstanding during the period	7,649	5,433	5,546	5,572	4,064
Interest expense incurred during the period	127	72	167	90	39
Maximum amount outstanding at any month-end	8,825	8,014	10,425	8,675	6,015
Average interest rate during the period	3.32%	2.65%	3.01%	1.62%	0.96%
Weighted average interest rate on period-end	3.32%	3.37%	3.38%	2.12%	1.19%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE H – INCOME TAXES

The Company’s income tax expense was $1,286 for six months ended June 30, 2007, consisting of $1,080 for federal taxes and $206 for state taxes. For the comparable period in 2006 the Company recognized a provision for income taxes totaling $1,653, comprised of $1,322 for federal taxes and $331 for state taxes. The Company’s effective tax rate was 41.8% for the six months ended June 30, 2007 compared to 39.2% for the same period last year. The higher effective tax rate was principally due to the disallowed deduction for stock-based compensation expense associated with incentive stock options granted in August 2006.

Allocation of federal and state income taxes between current and deferred provisions is as follows:

	Years Ended December 31,
	2006	2005	2004
Current tax provision:
Federal	$3,618	$1,417	$2,970
State	1,079	254	859

	4,697	1,671	3,829

Deferred tax provision (benefit):
Federal	(1,289)	704	(1)
State	(390)	274	0

	(1,679)	978	(1)

	$3,018	$2,649	$3,828

The reasons for the differences between the statutory federal income tax rate and the effective rates are summarized as follows:

	Years Ended December 31,
	2006	2005	2004
Statutory tax rate	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	5.7%	5.0%	6.1%
Other, net	(1.7)%	(1.2)%	0.8%

Effective tax rates	38.0%	39.0%	40.9%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE H – INCOME TAXES - Continued

The components of the net deferred tax asset are as follows:

	December 31,
	2006	2005
Deferred tax asset:
Federal	$4,744	$4,769
State	1,548	1,583

	6,292	6,352

Deferred tax liability:
Federal	(2,558)	(3,839)
State	(883)	(1,268)

	(3,441)	(5,107)

Net deferred tax asset	$2,851	$1,245

The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

	2006	2005
Cash basis of accounting	$29	$64
Net unrealized loss on securities available for sale	426	500
Depreciation	492	376
Deferred expense	(1,044)	(858)
Allowance for loan loss	2,955	2,598
Employee benefit plans	1,337	1,304
Market value adjustment - loans	(2,391)	(3,912)
Contribution carryover	1,048	1,510
Other	(1)	(337)

Net deferred tax asset	$2,851	$1,245

A summary of the change in the net deferred tax asset is as follows:

	2006	2005
Balance at beginning of year	$1,245	$1,551
Deferred tax provision (benefit)	1,679	(978)
Change in unrealized (loss) gain on securities available for sale	(73)	672

Balance at end of year	$2,851	$1,245

The charitable contribution carryforward may be carried forward until 2009 and is limited to 10% of taxable income each year. Based on an assessment of the likely ranges of taxable income during the carryforward period, management believes that it is more likely than not it will fully utilize tax deductions for this item.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE H – INCOME TAXES - Concluded

The Bank’s base year reserve (as of December 31, 1995) will not be recaptured unless the reserve is used for purposes other than for loan losses, such as in a distribution in liquidation or otherwise. Accordingly, the Bank has not recorded a deferred tax liability of approximately $2,600 relating to approximately $6,200 of cumulative tax deductions generated prior to December 31, 1995.

NOTE I – EARNINGS PER SHARE

Since the Company’s initial public offering (IPO) in July 2005, the Company has presented earnings per share data for quarterly and annual reporting periods during which its shares were outstanding for the complete period. This presentation was consistent with the method used in practice by banking entities which reorganized using the mutual holding company structure. Pursuant to guidance provided to the Company by the staff of the Securities and Exchange Commission, the Company is revising its presentation of earnings per share data for periods prior to its IPO to reflect shares issued to United Mutual Holding Company in the IPO as outstanding for all periods presented. Shares issued to the public in the IPO, which was completed on July 12, 2005, are presented as outstanding from the time of issuance. The additional disclosure of earnings per share for those periods prior to the IPO has no effect on previously reported earnings per share for periods subsequent to the IPO.

The calculation of basic earnings per common share and diluted earnings per common share for the periods ended June 30, 2007 and 2006 and December 31, 2006, 2005 and 2004 is presented below.

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005 (1)	2004 (2)
	(unaudited)
Net income	$1,812	$2,645	$4,924	$4,369	$5,528

Weighted average common shares applicable to basic EPS	16,249,929	16,604,775	16,467,874	12,676,032	9,189,722
Effect of dilutive potential common shares (3, 4)	71,465	—	9,059	—	—

Weighted average common shares applicable to diluted EPS	16,321,394	16,604,775	16,476,933	12,676,032	9,189,722

Earnings per share:
Basic	$0.11	$0.16	$0.30	$0.34	$0.60
Diluted	$0.11	$0.16	$0.30	$0.34	$0.60

(1)	The Company issued 17,205,995 shares of common stock in its July, 2005 initial public offering, including 9,189,722 shares held by United Mutual Holding Company. Earnings per share for the period include the impact of 9,189,722 shares outstanding from January 1 through July 11 and 17,205,995 shares from July 12 through December 31.
(2)	Earnings per share for the period reflects 9,189,722 shares held by United Mutual Holding Company in connection with the Company's initial public offering.
(3)	Options to purchase 739,500 and 756,500 shares were outstanding but not included in the computation of diluted earnings per share for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively, because they were antidulutive.
(4)	Includes incremental shares related to stock options and restricted stock.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE J – STOCK-BASED INCENTIVE PLAN

The Company’s 2006 Stock-Based Incentive Plan (the “Incentive Plan”) was approved by shareholders at the Company’s Annual Meeting held on July 20, 2006. The Incentive Plan will remain in effect for a period of ten years and provides for the issuance of up to 1,180,330 shares of Company common stock pursuant to grants of incentive and non-statutory stock options, stock appreciation rights and restricted stock awards, provided that no more than 337,237 shares may be issued as restricted stock awards, and no more than 843,093 shares may be issued pursuant to the exercise of stock options. Employees and outside directors of the Company are eligible to receive awards under the Incentive Plan. The holders of restricted stock awards also have full voting rights beginning on the grant date. Upon the occurrence of an event constituting a change in control of the Company, as defined in the Incentive Plan, all stock options will become fully vested, and all stock awards then outstanding will vest free of restrictions.

Under the Incentive Plan, stock options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant and have a contractual life of ten years. Stock options vest based on continued service with the Company over the five year period following the grant date. Certain employees and directors are eligible for accelerated vesting based upon early retirement provisions in the plan. The compensation cost related to stock options is based upon the fair value for each option as of the date of the grant determined using the Black-Scholes option pricing model. The Black-Scholes model requires the Company to provide estimates of the expected term, volatility of the underlying stock, the stock’s dividend yield and the discount rate. The Company intends to use treasury shares to satisfy stock option exercises.

The compensation cost related to restricted stock awards is based upon the Company’s stock price at the grant date. Restricted stock awards vest based upon continuous service with the Company over the five year period following the grant date. Certain employees and directors are eligible for accelerated vesting based upon early retirement provisions in the plan. During the vesting period, participants are entitled to dividends for all awards. Dividends on unvested stock awards are also recognized as compensation cost.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE J – STOCK-BASED INCENTIVE PLAN - Concluded

A combined summary of activity in the Company’s Incentive Plan activity for the period ended December 31, 2006 is presented in the following table:

		Stock Awards Outstanding		Stock Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted- Average Grant Price	Number of Shares	Weighted- Average Exercise Price
Balance at December 31, 2005	—	—	—	—	—
New Incentive Plan	1,180,330	—	—	—	—
Granted	(1,038,500)	290,500	12.86	748,000	12.88
Stock options exercised	—	—	—	—	—
Shares vested	—	—	—	—	—
Forfeited	—	—	—	—	—
Cancelled	—	—	—	—	—

Balance at December 31, 2006	141,830	290,500	$12.86	748,000	$12.88

Granted	—	—	—	—	—
Stock options exercised	—	—	—	—	—
Shares vested		(9,500)	12.86	—	—
Forfeited	—	—	—	—	—
Cancelled	—	—	—	—	—

Balance at June 30, 2007	141,830	281,000	$12.86	748,000	$12.88

No new options or awards were granted for the period ended June 30, 2007. In 2006, the Company granted 748,000 stock options and 290,500 restricted shares to certain directors and employees. The stock options had a weighted average value of $3.63 per share, with a total grant date fair value of $2,742. The restricted shares had a weighted average value of $12.86 per share, with a total grant date fair value of $3,735.

The Company’s total compensation cost for shared-based payment arrangements for the periods ended June 30, 2007 and December 31, 2006 was $654, including $34 of dividends on unvested stock, and $729, including $15 of dividends on unvested stock, respectively. The Company also recorded a tax benefit of $219 in 2006 related to the recognition of the share-based compensation expense. As of December 31, 2006 and June 30, 2007, compensation costs related to nonvested awards totaling $5,763 and $4,722, respectively, has not been recognized. These costs will be recognized over an estimated weighted average period of 3.6 years at June 30, 2007.

The following table presents the assumptions used to compute the fair value of options using the Black-Scholes option pricing model for stock options granted during 2006.

Weighted average fair value	$3.63
Expected term	6.50 years
Volatility	25.00%
Expected dividend yield	2.00%
Weighted average risk-free interest rate	4.81%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE J – STOCK-BASED INCENTIVE PLAN - Concluded

A summary of stock options outstanding and exercisable at June 30, 2007 and December 31, 2006 is as follows:

	Stock Options
	Outstanding	Exercisable
Total number of shares	748,000	20,500
Weighted average exercise price	$12.88	12.88
Aggregate intrinsic value	$942	25.83
Weighted average remaining contractual term	9.1 years	9.1 years

NOTE K – EMPLOYEE BENEFIT PLANS

Retirement Plans

The Bank provides pension benefits for all of its eligible employees through membership in a multi-employer defined benefit plan of the CBERA. The Bank’s contribution to the plan was $199, $198, $397, $394 and $397 for the periods ended June 30, 2007 and 2006 and December 31, 2006, 2005 and 2004, respectively. Under the plan, retirement benefits are based on years of service and the highest average compensation. In addition, employees make voluntary contributions to a defined contribution plan. These contributions are matched by the Bank up to a maximum of 5% of the employee’s qualified salary and provide retirement benefits to the employee in addition to those available under the Bank’s participation in the multi-employer defined benefit plan. The contributions matched by the Bank were $180, $148, $307, $292 and $279 for the periods ended June 30, 2007 and 2006 and December 31, 2006, 2005 and 2004, respectively.

In November 2006, the Company’s Board of Directors approved a plan to freeze benefits under this plan effective in April 2007.

Supplemental Executive Retirement Plan

The Bank has entered into Supplemental Executive Retirement Plan (“SERP”) contracts with certain of its current and former officers. The estimated amount to be paid under each contract is accrued over the executive’s active employment from the time the contract is signed to the date of full eligibility. The liability associated with these SERP contracts was $1,696, $1,626 and $1,471 at June 30, 2007, December 31, 2006 and 2005, respectively, and is included in accrued expenses and other liabilities in the consolidated balance sheets. The expense for SERP contracts, excluding interest, was $70, $115, $162, $156 and $64 for the periods ended June 30, 2007 and 2006, and December 31, 2006, 2005 and 2004, respectively.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE K – EMPLOYEE BENEFIT PLANS - Concluded

Incentive Plan

The Company maintains an incentive plan in which employees are eligible to participate. The incentive plan provides for awards based on the achievement of both individual and Company performance goals, subject to approval by the Board of Directors. Related expense amounted to $171, $259, $547, $832 and $544 for the periods ended June 30, 2007 and 2006, and December 31, 2006, 2005 and 2004 respectively.

Directors Fee Continuation Plan

The Company sponsors a Directors Fee Continuation Plan under which a Director will annually receive $15 ($24 for former chairpersons) for ten years beginning upon attaining the normal retirement date. The benefit is reduced for directors serving fewer than 15 years. In the event of the participant’s death prior to receiving the full benefits of the plan, any unpaid benefits will be paid to the beneficiary. The Company recognizes expense under this plan on a ratable basis such that the present value of the liability is fully accrued at each director’s normal retirement date. At June 30, 2007, December 31, 2006 and 2005, the Company’s recorded liability for this plan amounted to $853, $868 and $834, respectively, and is included in accrued expenses and other liabilities in the consolidated balance sheets. The expense associated with this plan was $7, $49, $59, $207, and $56 for the periods ended June 30, 2007 and 2006, and December 31, 2006, 2005 and 2004, respectively.

Employee Stock Ownership Plan

In connection with the Company’s 2005 stock offering, the Company established an Employee Stock Ownership Plan (“ESOP”) for the benefit of each employee that has reached the age of 21 and has completed at least 1,000 hours of service in the previous twelve-month period. The Company issued 641,301 shares of common stock to the ESOP in exchange for a twenty-year note. The loan amount was approximately $6,413 and was recorded as "Unearned Compensation" within stockholders' equity. The loan bears interest equal to the prime rate in effect at January 1st of each year and provides for annual payments of principal and interest. In November 2006, the Board of Directors voted to accelerate its Employee Stock Ownership Plan benefit from a twenty (20) year payout to a fifteen (15) year payout beginning in 2007.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE K – EMPLOYEE BENEFIT PLANS - Concluded

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares held by First Bankers Trust Company (“Trustee”) in a suspense account for allocation among the participants as the loan is paid. In connection with the release of shares from the suspense account, the Company reports compensation expense equal to the average market price of the shares. Total compensation expense applicable to the ESOP amounted to $325, $158, $406 and $376 for the periods ended June 30, 2007 and 2006, and December 31, 2006 and 2005, respectively.

Shares held by the ESOP include the following:

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
Allocated	62,177	32,065	—
Committed to be released	22,200	32,065	32,065
Unallocated	554,971	577,171	609,236

	639,348	641,301	641,301

Cash dividends received on allocated shares are allocated to participants and cash dividends received on shares held in suspense are used to fund the scheduled annual debt payment. The fair value of unallocated shares at June 30, 2007, December 31, 2006 and December 31, 2005 was $7,847, $7,965 and $7,024, respectively.

NOTE L – COMMITMENTS AND CONTINGENCIES

Financial Instruments With Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and standby letters of credit. The Company does not record a liability for the fair value of the obligation undertaken in issuing standby letters of credit unless it becomes probable that the Company would have to perform under the guarantee. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual or notional amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE L – COMMITMENTS AND CONTINGENCIES - Concluded

Financial instruments with off-balance sheet risk periods indicated are as follows:

	At June 30,	At December 31,
	2007	2006	2005
	(unaudited)
Unused lines of credit	$142,173	$135,374	$114,016
Amounts due mortgagors	36,525	34,742	16,833
Standby letters of credit	973	879	1,383
Commitments to originate loans	23,977	42,551	15,831

Included in commitments to originate loans at June 30, 2007, December 31, 2006 and 2005 are fixed rate commitments in the amount of $17,321, $15,316 and $9,465 at interest ranges of 5.50% to 8.25%, 5.25% to 9.00% and 5.38% to 7.25%, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis.

The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at June 30, 2007, December 31, 2006 and 2005 exceeds 100%.

Contractual Obligation

The Company, also in the ordinary course of operations, enters into certain contractual obligations. Such obligations include leases for premises and equipment. At June 30, 2007 the Company had a $3.5 million commitment for future payments under a capital lease having a recorded balance of $1,910 at June 30, 2007. The Company had no outstanding obligations at December 31, 2006 and 2005.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE L – COMMITMENTS AND CONTINGENCIES - Concluded

Employment and change in control agreements

The Company has entered into a three-year employment agreement with its President and Chief Executive Officer expiring in 2010. This agreement generally provides for a base salary and the continuation of certain benefits currently received. Annually the Bank may extend the agreement for an additional year. Under certain specified circumstances, the employment agreement requires certain payments to be made for certain reasons other than cause, including a “change in control” as defined in the agreement. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations.

The Company also entered into three-year change in control agreements with certain executive officers, none of whom are covered by an employment agreement. The change in control agreements are renewable on an annual basis and generally provide a severance payment and the continuation of certain benefits currently received following a “change in control” as defined in the agreements.

Litigation

The Company and its subsidiaries are subject to various legal actions arising in the normal course of business. At June 30, 2007 and December 31, 2006, the Company was not involved in any material legal proceedings.

NOTE M – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company is required to provide supplemental financial statement disclosures of the estimated fair value of its financial instruments. Financial instruments include cash and cash equivalents, investment and mortgage-backed securities, loan, deposits, borrowings and certain off-balance sheet items such as loan commitments. Other assets significant to the Company, including bank premises and equipment, deferred tax assets, as well as core deposit and other intangible assets are not considered financial instruments and are excluded from the fair value disclosures. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE M – FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because a market may not readily exist for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used by the Company in estimating fair values of its financial instruments:

Cash and Cash Equivalents and Short-term Investments

For cash and short term investments having maturities of 90 days or less, the carrying amounts reported in the balance sheets approximate fair values. The carrying amount of short-term investments held at June 30, 2007 also approximates fair value.

Investment Securities and FHLBB Stock

The fair value of securities to be held to maturity and securities available for sale is estimated based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Ownership of Federal Home Loan Bank of Boston stock is restricted to member banks; therefore, the stock is not traded. The estimated fair value of Federal Home Loan Bank of Boston stock is equal to its carrying value, which represents the price at which the FHLBB is obligated to redeem its stock.

Loans

For variable-rate residential and commercial loans that reprice frequently and which have no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g. one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.

Accrued Interest Receivable and Payable

The carrying value of accrued interest receivable on investments and loans and accrued interest payable on deposits and borrowings, included in other liabilities, approximates their fair values.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE M – FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

Deposits

The fair value of deposits with no stated maturity, such as demand deposits, NOW, regular savings, and money market deposit accounts, is equal to the amount payable on demand. The fair value estimates do not include the benefit that results from the generally lower cost of funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The fair value estimate of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank of Boston Advances

The fair value estimate of the borrowings from the Federal Home Loan Bank of Boston is determined by discounting the anticipated future cash payments by using the rates currently available to the Bank for debt with similar terms and remaining maturities.

Repurchase Agreements

Securities sold under agreements to repurchase generally mature within one to four days from transaction date and, accordingly, the fair value of these agreements approximates their recorded balance.

Off-Balance Sheet Instruments

Fair value of off-balance-sheet mortgage lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. In the case of the commitments discussed in Note K, the fair value equals the carrying amounts which are not significant.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE M – FAIR VALUE OF FINANCIAL INSTRUMENTS - Concluded

The fair value of the Company’s financial instruments is as follows:

	At June 30,		At December 31,
	2007		2006		2005
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(unaudited)
Financial Assets:
Cash and cash equivalents	$20,561	$20,561	$25,419	$25,419	$15,843	$15,843
Short-term investments	1,004	1,004	—	—	—	—
Securities available for sale	161,169	161,169	190,237	190,237	226,465	226,465
Securities held to maturity	3,686	3,621	3,241	3,227	3,325	3,298
Stock in Federal Home Loan Bank of Boston	9,885	9,885	9,274	9,274	6,588	6,588
Net loans	797,236	789,382	756,180	733,196	630,558	630,288
Accrued interest receivable	4,295	4,295	4,320	4,320	3,928	3,928

Financial Liabilities:
Deposits (with no stated maturity)	387,095	387,095	366,172	366,172	375,967	375,967
Time deposits	338,658	338,684	319,514	318,916	277,644	279,309
Federal Home Loan Bank of Boston advances	142,519	140,885	169,806	167,051	101,880	98,946
Accrued interest payable	575	575	695	695	400	400
Repurchase agreements	7,990	7,990	10,425	10,425	8,434	8,434

NOTE N – STOCKHOLDERS’ EQUITY

Regulatory Capital

The Bank is subject to various minimum regulatory capital standards promulgated by The Office of Thrift Supervision (“OTS”). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. United Financial Bancorp, Inc is not subject to capital guidelines.

The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the total risk-based capital requirement, the Tier I risk-based capital requirement and the Tier I or leverage capital requirement. The Tier I risk-based and Tier I leverage capital requirements provide for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of risk-weighted assets and to 4.0% of adjusted total assets, respectively, except for those banks with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Bank multiplies the value of each asset on its balance sheet by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE N – STOCKHOLDERS’ EQUITY - Continued

As of June 30, 2007 and December 31, 2006, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum ratios as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios, as well as minimum amounts and ratios required for capital adequacy are presented below:

	Actual			For Capital Adequacy Purposes			To Be Well Capitalized Under Regulatory Framework
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of June 30, 2007:
(unaudited)

Total Capital
(to Risk Weighted Assets)	$114,710	15.5%	≥	$59,305	≥	8.0%	≥	$74,107	≥	10.0%

Tier I Risk-based Capital
(to Risk Weighted Assets)	106,989	14.4%	≥	29,652	≥	4.0%	≥	44,464	≥	6.0%

Tier I Leverage Capital
(to Adjusted Total Assets)	106,989	10.7%	≥	39,658	≥	4.0%	≥	50,127	≥	5.0%

As of December 31, 2006:

Total Capital
(to Risk Weighted Assets)	$111,045	15.9%	≥	$56,000	≥	8.0%	≥	$70,000	≥	10.0%

Tier I Risk-based Capital
(to Risk Weighted Assets)	103,827	14.8%	≥	28,000	≥	4.0%	≥	42,000	≥	6.0%

Tier I Leverage Capital
(to Adjusted Total Assets)	103,827	10.6%	≥	39,295	≥	4.0%	≥	49,119	≥	5.0%

As of December 31, 2005:

Total Capital
(to Risk Weighted Assets)	$108,500	18.3%	≥	$47,475	≥	8.0%	≥	$59,343	≥	10.0%

Tier I Risk-based Capital
(to Risk Weighted Assets)	102,117	17.2%	≥	23,737	≥	4.0%	≥	35,606	≥	6.0%

Tier I Leverage Capital
(to Adjusted Total Assets)	102,117	11.6%	≥	35,110	≥	4.0%	≥	43,888	≥	5.0%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE N – STOCKHOLDERS’ EQUITY - Concluded

The following table provides a reconciliation of total consolidated equity per the consolidated financial statements to capital amounts for the Bank reflected in the above table:

	June 30, 2007	December 31
		2006	2005
	(unaudited)
Total consolidated equity	$138,596	$137,711	$137,005
Adjustments:
Additional equity capital of United Financial Bancorp, Inc.	(33,459)	(35,433)	(37,190)
Accumulated other comprehensive loss	2,126	1,838	2,318
Disallowed goodwill and intangible assets	(274)	(289)	(16)

Tangible, Tier I and Core Capital	106,989	103,827	102,117
Allowance for loan losses	7,721	7,218	6,383

Total risk-based capital	$114,710	$111,045	$108,500

Common Stock Repurchase Program

In November 2006, the Board of Directors approved a plan to repurchase up to 5%, or approximately 858,000 shares, of the Company’s common stock through open market purchases or privately negotiated transactions. Stock repurchases under the program are accounted for as treasury stock, carried at cost, and reflected as a reduction in stockholders’ equity. As of June 30, 2007 and December 31, 2006, the Company repurchased 84,642 and 1,945 shares at a cost of approximately $1,209 and $27, respectively, under this plan.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE O – CONDENSED FINANCIAL STATEMENTS OF UNITED FINANCIAL BANCORP, INC.

The following are the condensed financial statements for United Financial Bancorp, Inc. (parent company only).

BALANCE SHEETS

	June 30,	December 31,	December 31,
	2007	2006	2005
	(unaudited)
ASSETS
Cash and due from banks	$95	$336	$14
Interest-bearing deposits	3,288	7,344	—

Total cash and cash equivalents	3,383	7,680	14
Short-term investments	6,024	—	—
Investment in Bank	105,137	102,278	99,816
Securities available for sale, at fair value	15,677	21,441	31,186
ESOP loan receivable	5,891	5,891	6,049
Other assets	2,607	827	113

TOTAL ASSETS	$138,719	$138,117	$137,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$123	$406	$173
Stockholders’ equity	138,596	137,711	137,005

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$138,719	$138,117	$137,178

STATEMENTS OF INCOME

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Income:
Investment interest	$609	$646	$1,258	$617	$—
ESOP loan interest	243	189	439	189	—
Loss on sale of securities	—	—	(9)	—	—

Total income	852	835	1,688	806	—

Expense:
Charitable contribution to Foundation	—	—	—	3,591	—
Professional services	601	362	958	266	—
Other expenses	24	16	31	63	64

Total expense	625	378	989	3,920	64

Income (loss) before income taxes and equity in undistributed earnings in the Bank	227	457	699	(3,114)	(64)
Income tax expense (benefit)	92	168	235	(894)	(26)

Income (loss) before equity in undistributed earnings of the Bank	135	289	464	(2,220)	(38)
Equity in undistributed earnings of the Bank	1,677	2,356	4,460	6,589	5,566

NET INCOME	$1,812	$2,645	$4,924	$4,369	$5,528

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE O – CONDENSED FINANCIAL STATEMENTS OF UNITED FINANCIAL BANCORP, INC. - Continued

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Cash flows from operating activities:
Net income	$1,812	$2,645	$4,924	$4,369	$5,528
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of the bank	(1,677)	(2,356)	(4,460)	(6,589)	(5,566)
Net amortization of discounts and premiums	(11)	(53)	(83)	(46)	—
Net loss on sale of available for sale securities	—	—	9	—	—
Increase in deferred income taxes	—	—	3	255	—
Charitable contribution to Foundation	—	—	—	3,649	—
Decrease (increase) in accrued interest receivable	(214)	(189)	57	(322)	—
Decrease (increase) in other assets	(1,842)	(127)	(717)	(182)	(26)
Intercompany payables and other liabilities	(283)	136	233	107	19

Net cash (used in) provided by operating activities	(2,215)	56	(34)	1,241	(45)

Cash flows from investing activities:
Purchases of securities available for sale	—	(2,094)	(2,094)	(32,963)	—
Proceeds from sales of securities available for sale	—	—	4,990	—	—
Proceeds from maturities and principal repayments of securities available for sale	5,860	3,402	6,934	1,676	—
Investment in short term time deposits	(6,024)
Loan to fund ESOP	—	—	—	(6,413)	—
Principal payments on ESOP loan	—	—	158	364	—

Net cash (used in) provided by investing activities	(164)	1,308	9,988	(37,336)	—

Cash flows from financing activities:
Initial funding by Bank	—	—	—	—	150
Investment in United Bank	172	116	3,579	(38,818)	—
Treasury stock purchases	(1,209)	—	(4,405)	—	—
Cash dividends paid	(881)	(771)	(1,462)	—	—
Net proceeds from stock issuance	—	—	—	74,822	—

Net cash (used in) provided by financing activities	(1,918)	(655)	(2,288)	36,004	150

Increase (decrease) in cash and cash equivalents	(4,297)	709	7,666	(91)	105

Cash and cash equivalents at beginning of period	7,680	14	14	105	—

Cash and cash equivalents at end of period	$3,383	$723	$7,680	$14	$105

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE P – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the operating results on a quarterly basis for the period ended June 30, 2007 and the years ended December 31, 2006 and 2005. As discussed in Note I, the Company has revised its presentation of earnings per share data to include periods prior to the IPO. Accordingly, earnings per share data is included herein for each of the quarterly periods in 2005.

	Three Months Ended
	March 31	June 30
2007:
Interest income	$14,312	$14,513
Interest expense	7,356	7,378

Net interest income	6,956	7,135
Provision for loan losses	284	320
Non-interest income	1,398	1,435
Non-interest expense	6,647	6,575

Income before income taxes	1,423	1,675
Income tax expense	589	697

Net income	$834	$978

Basic earnings per share	$0.05	$0.06
Diluted earnings per share	$0.05	$0.06

	Three Months Ended
	March 31	June 30	September 30	December 31
2006:
Interest income	$12,147	$12,625	$13,494	$13,936
Interest expense	5,239	5,860	6,550	6,998

Net interest income	6,908	6,765	6,944	6,938
Provision for loan losses	162	300	165	342
Non-interest income	1,258	1,441	1,294	1,399
Non-interest expense	5,776	5,836	5,579	6,845

Income before income taxes	2,228	2,070	2,494	1,150
Income tax expense	873	780	981	384

Net income	$1,355	$1,290	$1,513	$766

Basic earnings per share	$0.08	$0.08	$0.09	$0.05
Diluted earnings per share	$0.08	$0.08	$0.09	$0.05

2005:
Interest income	$9,716	$10,327	$11,456	$11,734
Interest expense	3,369	3,819	4,249	4,769

Net interest income	6,347	6,508	7,207	6,965
Provision for loan losses	275	275	275	92
Non-interest income	1,135	1,255	1,324	1,306
Non-interest expense	4,937	4,826	8,623	5,726

Income (loss) before income taxes	2,270	2,662	(367)	2,453
Income tax expense (benefit)	904	1,063	(195)	877

Net income (loss)	$1,366	$1,599	$(172)	$1,576

Basic earnings per share	$0.15	$0.17	$(0.01)	$0.10
Diluted earnings per share	$0.15	$0.17	$(0.01)	$0.10

During the quarter ended December 31, 2006, non-interest expense increased $1.3 million in comparison to the prior quarter mainly due to costs related to compliance with Sarbanes-Oxley Section 404 and a full quarter impact of awards granted in August in connection with the Company’s 2006 Incentive Plan. The fourth quarter 2006 results were also impacted by a reduction in the Company’s effective tax rate to 33% from 39% in the prior quarter. The lower

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE P – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) - Continued

tax rate was largely due to the reversal of tax reserves which management concluded were no longer needed based on an assessment of known requirements.

NOTE Q – SUBSEQUENT EVENT

Plan of Conversion

The respective Boards of Directors of United Mutual Holding Company and the Company adopted the plan of conversion and reorganization on May 17, 2007. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. United Mutual Holding Company, the mutual holding company parent of the Company, will be merged into United Bank, and United Mutual Holding Company will no longer exist. The Company which owns 100% of United Bank, will be succeeded by a new Maryland corporation to also be named United Financial Bancorp, Inc. (“United Financial-Maryland”). As part of the conversion, the ownership interest of United Mutual Holding Company will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding common stock of United Bank will be owned by United Financial-Maryland, and all of the outstanding common stock of United Financial-Maryland will be owned by public stockholders. Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of the Company common stock owned by persons other than United Mutual Holding Company will be converted automatically into the right to receive new shares of United Financial-Maryland common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of the Company for new shares, the public stockholders will own the same aggregate percentage of shares of common stock of United Financial-Maryland that they owned in the Company immediately prior to the conversion, excluding any shares they purchased in the offering and cash paid in lieu of fractional shares.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion) in an amount equal to the greater of (a) the percentage of the outstanding shares of the common stock of United Financial Bancorp, Inc. owned by the Mutual Holding Company multiplied by United Financial Bancorp, Inc.'s total stockholders' equity as reflected in the latest statement of financial condition contained in the final prospectus used in the conversion, or (b) the retained earnings of the Bank as of the latest financial statements set forth in the prospectus used in connection with the Bank's initial mutual holding company reorganization and minority stock offering. Each Eligible Account Holder and Supplemental Eligible Account Holder who continues to maintain his or her deposit account at the Bank would be entitled, in the event of a complete liquidation of the Bank after the conversion, to a pro rata interest in the liquidation account prior to any payment to the stockholders of United Financial Bancorp, Inc. The liquidation account will be reduced annually on December 31 to the extent that Eligible Account Holders and Supplemental Eligible Account Holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore such

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At or for The Six Month Periods Ended June 30, 2007 and June 30, 2006 (unaudited) and

The Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE Q – SUBSEQUENT EVENT - Continued

account holder's interest in the liquidation account. Subsequent to the conversion, the Bank may not pay cash dividends or make other capital distributions if the effect thereof would be to reduce its stockholder's equity below the amount of the liquidation account.

The conversion and related transactions will be accounted for at historical cost, with no resulting change in the historical carrying amounts of assets and liabilities. Costs related to the conversion and offering will be netted against the gross proceeds from the sale of common stock; if the offering is not completed, the costs would be charged to expense. Costs incurred through June 30, 2007 were $560. (unaudited)

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by United Financial-Maryland or United Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of United Financial-Maryland or United Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 14,878,125 Shares

(Proposed Holding Company for United Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

KEEFE, BRUYETTE & WOODS

October 12, 2007

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until November 16, 2007 all dealers that effect transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.